     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1996

                                          REGISTRATION STATEMENT NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                   FORM F-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ---------------

                             ELAN CORPORATION, PLC
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        IRELAND                      2834                NOT APPLICABLE
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)  IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

  MONKSLAND, ATHLONE                                   ELAN PHARMACEUTICAL
   COUNTY WESTMEATH,                                     RESEARCH CORP.
        IRELAND                                         1300 GOULD DRIVE
    (353) 902-95000                                   GAINESVILLE, GEORGIA
     (ADDRESS, AND                                            30501
  TELEPHONE NUMBER OF                                 ATTENTION: WILLIAM F.
REGISTRANT'S PRINCIPAL                                       DANIEL
  EXECUTIVE OFFICES)                                     (770) 534-8239
                                                       (NAME, ADDRESS AND
                                                        TELEPHONE NUMBER
                                                     OF AGENT FOR SERVICES)

                               ---------------
                                  COPIES TO:
    THOMAS G. LYNCH        WILLIAM M. HARTNETT, ESQ. THOMAS E. SPARKS, JR.,
    CHIEF FINANCIAL         CAHILL GORDON & REINDEL           ESQ.
        OFFICER                 80 PINE STREET         PILLSBURY MADISON &
 ELAN CORPORATION, PLC     NEW YORK, NEW YORK 10005         SUTRO LLP
  MONKSLAND, ATHLONE            (212) 701-3000        235 MONTGOMERY STREET
   COUNTY WESTMEATH,                                     SAN FRANCISCO,
        IRELAND                                         CALIFORNIA 94104
    (353) 902-95000                                      (415) 983-1000

                               ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
               Upon consummation of the Merger described herein.

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                        AMOUNT          PROPOSED          PROPOSED       AMOUNT OF
       TITLE OF EACH CLASS OF           TO BE       MAXIMUM OFFERING  MAXIMUM OFFERING  REGISTRATION
    SECURITIES TO BE REGISTERED       REGISTERED(2)  PRICE PER SHARE       PRICE(3)        FEE(4)
- ----------------------------------------------------------------------------------------------------
Ordinary Shares of par value 4 Irish
 pence each (1)...............           9,683,258          N/A          $599,880,436     $206,856

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) American Depositary Shares ("Elan ADSs") evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares of par value 4 Irish pence each (the "Ordinary Shares") of Elan Corporation, plc ("Elan") will be registered on a separate registration statement. Each Elan ADS represents one Elan Ordinary Share.
(2) Based on the product of (a) 32,757,976, the maximum number of shares of Common Stock, par value $.01 per share (each an "Athena Share"), of Athena Neurosciences, Inc. ("Athena") that would be outstanding immediately prior to the merger (the "Merger") of Athena and a subsidiary of Elan, assuming the exercise of all Athena stock options and warrants (whether or not currently exercisable), and (b) a conversion ratio of .2956 Elan ADSs for each Athena Share.
(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended ("Securities Act"), and computed pursuant to Rules 457(f)(1) and 457(c) thereunder based on 18.3125, the average of the high and low sale prices of Athena Shares on May 10, 1996 as reported on the Nasdaq National
    Market, and 32,757,976, the maximum number of Athena Shares to be exchanged in the Merger.
(4) The registration fee for all securities registered hereby $206,856 has been calculated pursuant to Rule 457(f) of the Securities Act as follows: one-twenty-ninth ( 1/29th) of one percent of $18.3125, the average of the high and low sales prices of an Athena Share as reported by the Nasdaq National Market on May 10, 1996, multiplied by 32,757,976, the maximum number of Athena Shares to be exchanged in the Merger. A fee of $119,071 was paid on April 18, 1996 pursuant to Section 14(g)(1)(A) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 0-11 promulgated thereunder ("Rule 0-11") in connection with a filing by Athena of preliminary proxy materials relating thereto. Pursuant to Rule 457(b) promulgated under the Securities Act and Rule 0-11 and Section 14(g)(1)(B) of the Exchange Act the amount of such previously paid fee has been credited against the registration fee in connection herewith. Accordingly, as an additional fee of $87,785 is required to be paid with this Registration Statement.

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                     PART I

                             ELAN CORPORATION, PLC

                       Cross Reference Sheet Pursuant to
                 Item 501(b) of Regulation S-K and Rule 404(a)

 FORM F-4 ITEM AND CAPTION                             LOCATION IN PROSPECTUS
 -------------------------                             ----------------------
 A.  Information About the Transaction
      1. Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus-
         Proxy Statement............................ Cover Page of
                                                     Registration Statement;
                                                     Cross Reference Sheet;
                                                     Outside Front Cover Page
                                                     of Prospectus-Proxy
                                                     Statement

      2. Inside Front and Outside Back Cover Pages
         of Prospectus-Proxy Statement.............. Available Information;
                                                     Incorporation of Certain
                                                     Documents By Reference;
                                                     Table of Contents
      3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information.............. Summary; Risk Factors

      4. Terms of the Transaction................... Summary; The Merger; The
                                                     Merger Agreement; Certain
                                                     Tax Consequences;
                                                     Description of Elan
                                                     Ordinary Shares;
                                                     Description of American
                                                     Depositary Receipts;
                                                     Comparative Rights of
                                                     Stockholders

      5. Pro Forma Financial Information............ Summary; Unaudited Pro
                                                     Forma Combined Financial
                                                     Information
      6. Material Contacts with the Company Being
         Acquired................................... The Merger

      7. Additional Information Required for
         Reoffering by Persons and Parties Deemed To
         Be Underwriters............................ *

      8. Interests of Named Experts and Counsel..... Interests of Certain
                                                     Persons in the Merger;
                                                     Legal Matters
      9. Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................ *

 B.  Information About the Registrant
     10. Information with Respect to F-3 Companies.. Available Information;
                                                     Incorporation of Certain
                                                     Documents by Reference;
                                                     Summary; Business of Elan

     11. Incorporation of Certain Information by
         Reference.................................. Incorporation of Certain
                                                     Documents by Reference;
                                                     Summary

     12. Information with Respect to F-2 or F-3
         Registrants................................ *

     13. Incorporation of Certain Information by
         Reference.................................. *

     14. Information with Respect to Foreign
         Registrants other than F-2 or F-3
         Registrants................................ *

 C.  Information about the Company Being Acquired

     15. Information with Respect to S-3 Companies.. Incorporation of Certain
                                                     Documents by Reference

     16. Information with Respect to
         S-2 or S-3 Companies....................... *

     17. Information with Respect to Foreign
         Companies other than S-2 or S-3 Companies.. *

 FORM F-4 ITEM AND CAPTION                             LOCATION IN PROSPECTUS
 -------------------------                             ----------------------
 D.  Voting and Management Information
     18. Information if Proxies, Consents or
         Authorizations Are To Be Solicited ........ Outside Front Cover Page
                                                     of Prospectus-Proxy
                                                     Statement; Incorporation
                                                     of Certain Documents by
                                                     Reference; Summary;
                                                     Introduction; The Special
                                                     Meeting; The Merger; The
                                                     Merger Agreement;
                                                     Approval of the Amendment
                                                     to the Athena
                                                     Neurosciences, Inc. 1991
                                                     Long-Term Incentive Plan

     19. Information if Proxies, Consents or
         Authorizations Are Not To Be Solicited in
         an Exchange Offer.......................... *

- --------
 * Omitted because not required, inapplicable or the answer is negative.

                                                                    May 17, 1996

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of Athena Neurosciences, Inc. ("Athena") to be held at South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California on June 27, 1996, at 10:00 a.m., local time.

  At the Special Meeting you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of March 18, 1996 (the "Merger Agreement") providing for the merger (the "Merger") of Athena with a wholly-owned subsidiary of Elan Corporation, plc ("Elan"). Upon consummation of the Merger, (a) Athena will become a wholly-owned subsidiary of Elan and (b) Athena stockholders (other than Elan) will be entitled to receive a number of American Depositary Shares of Elan (an "Elan ADS," each Elan ADS representing one Ordinary Share, par value 4 Irish pence per share, of Elan) for each share of Athena common stock held by them determined pursuant to the share exchange formula set forth in the Merger Agreement (the "Exchange Ratio").

  At the Special Meeting you will also be asked to vote on a proposal to approve an amendment to the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan (the "1991 Incentive Plan") to increase the number of authorized shares under the 1991 Incentive Plan by 202,500 shares to cover options granted to employees and consultants of Athena on February 9, 1996.

  The Board of Directors of Athena has carefully considered the terms and conditions of the proposed Merger, including a written opinion from its financial advisor, PaineWebber Incorporated ("PaineWebber"), to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Athena common stock. A copy of PaineWebber's written opinion, which sets forth a description of the assumptions made, matters considered and limits of its review, is attached to the accompanying Prospectus-Proxy Statement as Annex B. Athena stockholders are urged to read carefully the opinion in its entirety.

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ATHENA AND THE ATHENA STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE
                                         ---
MERGER AGREEMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR
                                                                       ---
APPROVAL OF THE AMENDMENT TO THE 1991 INCENTIVE PLAN.

  Approval of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Athena common stock. As of May 9, 1996, the executive officers and directors of Athena and certain of their affiliates may be deemed to be beneficial owners of approximately 2.99% of the outstanding Athena common stock and each such person has advised Athena that he, she or it intends to vote in favor of approving the Merger. Approval of the amendment to the 1991 Incentive Plan requires the affirmative vote of a majority of the shares of Athena common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.
                                      LOGO

  In view of the importance of the actions to be taken at this Special Meeting of Athena stockholders, we urge you to review carefully the accompanying Notice of Special Meeting of Stockholders and the Prospectus-Proxy Statement, including the Annexes thereto, which include information on the Merger, the Merger Agreement, Elan and Athena. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

                                          Sincerely,

                                          John Groom
                                          President and Chief Executive
                                           Officer

                          ATHENA NEUROSCIENCES, INC.
                             800 GATEWAY BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 27, 1996

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Athena Neurosciences, Inc., a Delaware corporation ("Athena"), will be held at South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California, on Thursday, June 27, 1996, at 10:00 a.m., local time, for the following purposes:

    (1) To consider and vote on a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of March 18, 1996 (the "Merger Agreement") by and among Elan Corporation, plc ("Elan"), Elan Acquisition Corp. ("Subco") and Athena, pursuant to which, among other things, (a) Subco will be merged with and into Athena with the result that Athena becomes a wholly-owned subsidiary of Elan (the "Merger"), and (b) each outstanding share (other than shares held by Elan) of Athena Common Stock will be converted into a number of American Depositary Shares of Elan ("Elan ADSs," each Elan ADS representing one Ordinary Share, par value 4 Irish pence per share, of Elan), as determined pursuant to the share exchange formula set forth in the Merger Agreement (the "Exchange Ratio"). A copy of the Merger Agreement is attached as Annex A to the accompanying Prospectus-Proxy Statement.

    (2) To consider and vote on a proposal to approve an amendment to the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan (the "1991 Incentive Plan") to increase the number of shares under the 1991 Incentive Plan by 202,500 shares to cover options granted to employees and consultants of Athena on February 9, 1996 (the "Plan Proposal").

    (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on May 9, 1996, as the record date for the determination of the holders of Athena Shares entitled to notice of, and to vote at, the meeting and any adjournments or postponements thereof. The Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding Athena Shares entitled to vote at the meeting. The executive officers and directors of Athena and certain of their affiliates have expressed an intention to vote in favor of the Merger Proposal. Athena stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger.

  Approval of the Plan Proposal requires the affirmative vote of a majority of the Athena Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

  Information regarding the Merger, the Merger Agreement, Athena, Elan and related matters and the amendment to the 1991 Incentive Plan is contained in the accompanying Prospectus-Proxy Statement and the Annexes thereto, which are incorporated by reference herein and form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE MEETING.

  THE BOARD OF DIRECTORS OF ATHENA HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ATHENA AND THE ATHENA STOCKHOLDERS. ACCORDINGLY, THE ATHENA BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1991 INCENTIVE PLAN.

                                      By Order of the Board of Directors

                                      Lisabeth F. Murphy, Secretary

South San Francisco, California
May 17, 1996

            PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

                           PROSPECTUS-PROXY STATEMENT

                                  -----------

                             ELAN CORPORATION, PLC

                                   PROSPECTUS

                                  -----------

[LOGO OF ELAN APPEARS HERE]          [LOGO OF ATHENA NEUROSCIENCES APPEARS HERE]

                           ATHENA NEUROSCIENCES, INC.


              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 1996

  This Prospectus-Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Athena Neurosciences, Inc., a Delaware corporation ("Athena"), for use at the Special Meeting of Stockholders of Athena scheduled to be held on June 27, 1996, at 10:00 a.m., local time, at South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California, and at any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, the Athena stockholders of record as of the close of business on May 9, 1996 will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 18, 1996 (the "Merger Agreement") by and among Elan Corporation, plc, a public limited company incorporated under the laws of Ireland ("Elan"), Elan Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Elan ("Subco"), and Athena. A copy of the Merger Agreement is attached as Annex A to this Prospectus-Proxy Statement. Pursuant to the Merger Agreement, upon the terms and conditions thereof, Subco will be merged with and into Athena (the "Merger"), Athena as the surviving corporation (the "Surviving Corporation") in the Merger will become a wholly-owned subsidiary of Elan, and each then outstanding share of common stock, par value $.01 per share, of Athena ("Athena Shares") (other than shares owned by Elan) will be converted into .2956 American Depositary Shares of Elan ("Elan ADSs," with each Elan ADS representing one ordinary share, par value 4 Irish pence per share, of Elan (an "Ordinary Share")) evidenced by American Depositary Receipts of Elan ("Elan ADRs"); provided, however, if the record date of Elan's previously announced 2 for 1 stock split precedes the Effective Time (as defined herein) of the Merger, the exchange ratio will be doubled to .5912 Elan ADSs for each outstanding Athena Share. The exchange ratio could also be adjusted under certain other limited circumstances. See "The Merger Agreement--Conditions." No fractional Elan ADSs will be issued in the Merger; Athena stockholders will receive cash in lieu thereof. See "The Merger Agreement--Conversion of Athena Shares" and "--No Fractional Elan ADSs."

  At the Special Meeting, stockholders of Athena also will be asked to consider and vote upon a proposal to amend the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan (the "1991 Incentive Plan") to increase the number of authorized shares under the 1991 Incentive Plan by 202,500 shares to cover options granted to employees and consultants of Athena on February 9, 1996.

  This Prospectus-Proxy Statement also constitutes the prospectus of Elan filed with the Securities and Exchange Commission (the "Commission") as part of a Registration Statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Elan ADSs (and the Ordinary Shares represented thereby) to be issued to stockholders of Athena upon the consummation of the Merger. All information concerning Elan contained or incorporated by reference in this Prospectus-Proxy Statement has been furnished by Elan and all information concerning Athena prior to the Merger contained or incorporated by reference in this Prospectus-Proxy Statement has been furnished by Athena.

  A copy of this document, having attached thereto the documents specified herein, has been delivered to the Registrar of Companies in Ireland for registration.

  Stockholders are urged to read and carefully consider the information contained in this Prospectus-Proxy Statement. This Prospectus-Proxy Statement, the letter to Athena stockholders, the Notice of Special Meeting of Stockholders and the related form of proxy are first being mailed or delivered to stockholders of Athena on or about May 17, 1996. Any stockholder of Athena who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meeting--Record Date; Voting Rights; Voting at the Meeting" and "--Voting of Proxies."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROSPECTUS-PROXY STATEMENT FOR A DISCUSSION OF CERTAIN MATTERS STOCKHOLDERS SHOULD CONSIDER BEFORE VOTING FOR OR AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                  -----------

 THE ELAN ADSS (AND  THE ORDINARY SHARES REPRESENTED THEREBY)  TO BE ISSUED IN
  THE MERGER HAVE  NOT BEEN APPROVED OR DISAPPROVED BY THE  COMMISSION OR ANY
    STATE SECURITIES  COMMISSION  NOR HAS  THE  COMMISSION PASSED  UPON  THE
     ACCURACY  OR   ADEQUACY  OF  THIS   PROSPECTUS-PROXY  STATEMENT.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

          The date of this Prospectus-Proxy Statement is May 17, 1996.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                  UNDER UNITED STATES FEDERAL SECURITIES LAWS

  Elan is a public limited company incorporated in Ireland. Certain directors, officers and controlling persons of Elan, as well as certain of the experts named herein, reside outside the United States of America (the "U.S."), and all or a substantial portion of their assets and the assets of Elan are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon such persons or to enforce against them judgments of courts of the U.S. predicated upon civil liabilities under the U.S. federal securities laws. Elan has been advised by its Irish counsel, McCann FitzGerald Solicitors, that there is doubt as to the enforceability against such persons in Ireland, whether in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws.

                             AVAILABLE INFORMATION

  Each of Elan and Athena is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign private issuers and domestic issuers, respectively, and in accordance therewith files reports and other information with the Commission. The reports and other information filed by Elan and Athena with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, Room 1300, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may be inspected and copied at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005, on which exchange the Elan ADSs are listed.

  In addition to the foregoing, Elan furnishes to registered holders of Ordinary Shares, and to The Bank of New York, as Depositary ("Depositary") under the Amended and Restated Deposit Agreement, dated as of July 9, 1990, as amended July 31, 1990, among Elan, the Depositary and the holders from time to time of the Elan ADRs (the "Deposit Agreement") for mailing to the record holders of Elan ADRs, annual reports in English, which include a review of operations and annual audited consolidated financial statements prepared in conformity with generally accepted accounting principles in Ireland. Elan also provides the Depositary with quarterly interim reports in English which include unaudited interim consolidated financial information prepared in conformity with generally accepted accounting principles in Ireland. Elan also provides the Depositary, in English, with all notices of stockholders' meetings and other reports and communications that are made generally available to its stockholders. The Depositary arranges for the mailing of such notices, reports and communications to such holders of record of Elan ADSs. As a foreign private issuer, Elan is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements.

  This Prospectus-Proxy Statement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by Elan with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

    (i) Elan's Annual Report on Form 20-F for the fiscal year ended March 31, 1995 ("Elan's 1995 Annual Report");

    (ii) Elan's Reports on Form 6-K dated April 5, 1995; April 11, 1995; April 11, 1995; May 12, 1995; June 21, 1995; July 18, 1995; July 18, 1995;
  August 8, 1995; August 15, 1995; August 17, 1995; August 24,

  1995; September 15, 1995; October 30, 1995; December 1, 1995; January 3, 1996; January 30, 1996; January 17, 1996; March 19, 1996; March 19, 1996;
  March 19, 1996; April 1, 1996; and May 13, 1996; and

    (iii) the descriptions of Elan's Ordinary Shares and Elan ADSs contained in Elan's registration statements on Form 8-A filed with the Commission on October 30, 1990, including any amendment or reports filed for purposes of updating such descriptions.

  The following documents previously filed by Athena with the Commission pursuant to the Exchange Act (Commission File No. 0-19560) are incorporated herein by this reference:

    (i) The description of Athena Shares contained in Athena's Registration Statement on Form 8-A filed with the Commission on September 30, 1991, and any amendment or report filed for the purpose of updating such description;

    (ii) Athena's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Commission on March 28, 1996, as amended on April 2, 1996 by Amendment No. 1 on Form 10-K/A ("Athena's 1995 Annual Report");

    (iii) Athena's Current Report on Form 8-K dated March 18, 1996; and

    (iv) Athena's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May 1, 1996.

  All documents filed by Elan or Athena pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Prospectus-Proxy Statement is qualified in its entirety by the information and consolidated financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  Copies of documents incorporated by reference with respect to Elan and Athena that are not presented herein or delivered herewith (not including exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents or herein) are available without charge to any person to whom this Prospectus-Proxy Statement is delivered upon written or oral request to the following:

      ELAN DOCUMENTS                       ATHENA DOCUMENTS
      --------------                       ----------------
      Elan Corporation, plc                Athena Neurosciences, Inc.
      Monksland, Athlone                   800 Gateway Boulevard
                                           South San Francisco, California
      County Westmeath, Ireland            94080
      Attn: William F. Daniel              Attn: Lisabeth F. Murphy, Secretary
      +353-902-95000                       (415) 877-0900

  In order to ensure timely delivery, any request for documents should be made by June 20, 1996.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS-PROXY STATEMENT OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ELAN, ATHENA OR ANY OTHER PERSON. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE ASSETS, PROPERTIES OR AFFAIRS OF ELAN OR ATHENA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF THE DOCUMENT THAT INCLUDES THE INFORMATION INCORPORATED BY REFERENCE.

                FINANCIAL INFORMATION AND CURRENCY TRANSLATIONS

  The consolidated financial statements of Elan appearing or incorporated by reference in this Prospectus-Proxy Statement are presented in Irish pounds ("IR(Pounds)"). References herein to "dollars" or "$" are to U.S. dollars. Amounts stated in dollars, except with respect to the securities offered hereby and except where otherwise specifically noted, are included solely for convenience and are stated as a matter of arithmetical computation only, and should not be construed as representations that the Irish pound amounts actually represent or could be converted into dollars at the rates indicated. Unless otherwise indicated, the translations of Irish pounds into dollars have been made at a rate of $1.60 = IR(Pounds)1, the noon buying rate in New York City for cable transfers of Irish pounds as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") on December 31, 1995, the date of the most recent balance sheet herein of Elan. The Noon Buying Rate for Irish pounds on March 31, 1996 was $1.5720 = IR(Pounds)1. See "Comparative Market Price and Dividend Information--Exchange Rates" for information regarding rates of exchange between the Irish pound and the dollar from 1991 to the present.

                          FORWARD LOOKING STATEMENTS

  THIS PROSPECTUS-PROXY STATEMENT CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION AND BUSINESS OF ELAN FOLLOWING THE MERGER INCLUDING STATEMENTS RELATING TO THE PROSPECTS OF ELAN FOLLOWING THE MERGER. SEE "THE MERGER--ATHENA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE ATHENA BOARD OF DIRECTORS" AND "--ELAN'S REASONS FOR THE MERGER." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING: (1) THE FAILURE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE NEW PRODUCTS IN A TIMELY MANNER, (2) THE FAILURE OF ELAN TO ACQUIRE ADDITIONAL PRODUCTS FROM THIRD PARTIES ON FAVORABLE TERMS, (3) COSTS OR DIFFICULTIES IN INTEGRATING ELAN AND ATHENA ARE GREATER THAN EXPECTED OR INVOLVE THE LOSS OF KEY PERSONNEL RESULTING IN AN INABILITY OF ELAN TO CAPITALIZE ON ATHENA'S RESEARCH AND MARKETING CAPABILITIES TO THE DEGREE CONTEMPLATED BY ELAN AND ATHENA, AND (4) COMPETITIVE PRESSURES IN THE HEALTHCARE INDUSTRY. FURTHER INFORMATION ON THESE AND OTHER RISKS WHICH COULD ADVERSELY AFFECT ELAN AFTER THE MERGER IS INCLUDED HEREIN AND IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES
 LAWS.....................................................................   ii
AVAILABLE INFORMATION.....................................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   ii
FINANCIAL INFORMATION AND CURRENCY TRANSLATIONS...........................   iv
FORWARD LOOKING STATEMENTS................................................   iv
SUMMARY...................................................................    1
RISK FACTORS..............................................................   15
INTRODUCTION..............................................................   17
THE SPECIAL MEETING.......................................................   17
  General.................................................................   17
  Matters To Be Considered at the Special Meeting.........................   17
  Record Date; Voting Rights; Voting at the Meeting.......................   17
  Voting of Proxies.......................................................   17
  Solicitation of Proxies.................................................   18
THE MERGER................................................................   19
  Background of the Merger................................................   19
  Athena's Reasons for the Merger; Recommendation of the Athena Board of
   Directors..............................................................   20
  Elan's Reasons for the Merger...........................................   21
  Opinion of Athena's Financial Advisor...................................   21
  Interests of Certain Persons in the Merger..............................   25
  Resales by Affiliates of Athena.........................................   27
  Governmental Regulation.................................................   27
  Accounting Treatment....................................................   27
  Certain Litigation Related to the Merger................................   28
THE MERGER AGREEMENT......................................................   29
  The Merger..............................................................   29
  Effective Time and Effects of the Merger................................   29
  Conversion of Athena Shares.............................................   29
  No Fractional Elan ADSs.................................................   29
  Exchange of Share Certificates..........................................   30
  Treatment of Athena Stock Options, Warrants and Convertible Debt........   30
  Employee Benefits.......................................................   31
  No Solicitation.........................................................   31
  Representations, Warranties and Covenants...............................   32
  Conditions..............................................................   33
  Termination.............................................................   34
  Fees and Expenses.......................................................   35
  Indemnification; Insurance..............................................   36
  Amendment...............................................................   36
  Waivers; Consents.......................................................   36
  Appraisal Rights........................................................   36
CERTAIN TAX CONSEQUENCES..................................................   37
  General.................................................................   37
  U.S. Federal Income Tax Consequences of the Merger......................   37
  U.S. Federal Income Tax Consequences After Merger.......................   38
  Irish Tax Consequences After Merger.....................................   39
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION.........................   41
  Comparative Market Price Information....................................   41
  Comparative Dividend Information........................................   41
  Exchange Rates..........................................................   42
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................   43
BUSINESS OF ELAN..........................................................   49
  General.................................................................   49

                                                                            PAGE
                                                                            ----
  Elan Technologies.......................................................   49
  Products................................................................   50
  Marketing...............................................................   52
  Strategic Relationships.................................................   52
  Manufacturing and Facilities............................................   54
  Research and Development................................................   55
  Governmental Regulation.................................................   55
  Patents and Patent Applications.........................................   57
  Competition.............................................................   58
  Litigation..............................................................   58
BUSINESS OF ATHENA........................................................   59
DESCRIPTION OF ELAN CAPITAL STOCK.........................................   59
  Ordinary Shares.........................................................   59
  Executive Shares and "B' Executive Shares...............................   61
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS...............................   61
  Deposit and Withdrawal of Shares........................................   61
  Dividends, Other Distributions and Rights...............................   62
  Record Dates............................................................   62
  Voting of the Underlying Ordinary Shares................................   63
  Amendment and Termination of the Deposit Agreement......................   63
  Charges of Depositary...................................................   63
  General.................................................................   64
COMPARATIVE RIGHTS OF STOCKHOLDERS........................................   65
  Voting Rights...........................................................   65
  Actions by Written Consent..............................................   65
  Sources and Payment of Dividends........................................   66
  Rights of Purchase and Redemption.......................................   66
  Special Meeting of Stockholders.........................................   67
  Rights of Appraisal.....................................................   67
  Preemptive Rights.......................................................   67
  Amendment of Governing Instruments......................................   67
  Stockholders' Votes on Certain Reorganizations..........................   68
  Rights of Inspection....................................................   69
  Classification of the Board of Directors................................   69
  Removal of Directors....................................................   69
  Vacancies on the Board of Directors.....................................   70
  Liability of Directors..................................................   70
  Indemnification of Directors and Officers...............................   70
  Stockholders' Suits.....................................................   70
  Certain Provisions Relating to Share Acquisition........................   71
  Disclosure of Interests.................................................   71
APPROVAL OF THE AMENDMENT TO THE ATHENA NEUROSCIENCES, INC. 1991 LONG-TERM
 INCENTIVE PLAN...........................................................   72
  Overview of the 1991 Incentive Plan ....................................   73
  Administration and Eligibility..........................................   74
  Shares Subject to the Incentive Plan ...................................   74
  Terms of Awards.........................................................   74
  Non-Employee Directors..................................................   75
  U.S. Federal Income Tax Consequences....................................   75
  Amendment and Adjustment of Awards......................................   75
  Amendment and Termination of Plan.......................................   76
  Compensation of Executive Officers and Directors of Athena..............   77
  Stock Options...........................................................   78

                                                                           PAGE
                                                                           ----
  Compensation Committee Interlocks and Insider Participation.............  79
  Compensation of Directors...............................................  79
  Employment Contracts, Termination of Employment and Change in Control
   Arrangements...........................................................  79
  Pension Plans...........................................................  79
LEGAL MATTERS.............................................................  79
EXPERTS...................................................................  80
IRISH PROSPECTUS INFORMATION..............................................  80
Annex A--Agreement and Plan of Merger..................................... A-1
Annex B--Opinion of PaineWebber Incorporated.............................. B-1

                                    SUMMARY

  The following is a summary of certain information contained in this Prospectus-Proxy Statement. This summary does not contain a complete statement of all material information relating to the Merger and the Merger Agreement and is qualified in all respects by reference to the more detailed information and financial statements contained elsewhere in this Prospectus-Proxy Statement or incorporated by reference herein. Athena stockholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Prospectus-Proxy Statement, including the Annexes.

                                    GENERAL

  This Prospectus-Proxy Statement relates to the proposed Merger of Subco with and into Athena, pursuant to the Merger Agreement, a copy of which is attached hereto as Annex A. In the Merger, Athena stockholders (other than Elan and its affiliates) will receive, for each Athena Share, .2956 Elan ADSs (with each Elan ADS representing one Elan Ordinary Share) evidenced by Elan ADRs (the "Exchange Ratio"); provided, however, if the record date of Elan's previously announced 2 for 1 stock split precedes the Effective Time of the Merger, the Exchange Ratio will be doubled (i.e., .5912 Elan ADSs for each Athena Share). The Exchange Ratio could also be adjusted under certain other limited circumstances. See "The Merger Agreement--Conditions."

                                 THE COMPANIES

 ELAN CORPORATION, PLC           Elan is a world leader in the development of
  MONKSLAND, ATHLONE             controlled-absorption drug delivery systems.
  COUNTY WESTMEATH               Elan manufactures, markets and licenses drug
  IRELAND                        products based on such systems. Elan's drug
  TELEPHONE: +353-902-95000      delivery technologies are designed to improve
                                 and control the absorption and utilization by
                                 the human body of active pharmaceutical
                                 compounds, allowing these compounds to be
                                 administered less frequently, with reduced
                                 side effects and/or in reduced dosages. Elan
                                 has developed technologies applicable to a
                                 number of different controlled-absorption
                                 drug delivery systems which address a wide
                                 variety of delivery problems. These include a
                                 broad range of oral delivery systems for
                                 conventional drugs and for new and emerging
                                 therapeutic agents, passive transdermal,
                                 electrically-assisted transdermal and
                                 transcutaneous systems, and long-acting
                                 injectables. See "Business of Elan."
 ATHENA NEUROSCIENCES, INC.      Athena discovers, develops and markets
  800 GATEWAY BOULEVARD          therapeutic products and diagnostic services
  SOUTH SAN FRANCISCO,           for patients with neurological disorders.
  CALIFORNIA 94080               Athena's focus is on Alzheimer's disease, and
  TELEPHONE: (415) 877-0900      other neurological diseases including
                                 epilepsy, multiple sclerosis and Parkinson's
                                 disease.
                                 See "Business of Athena."

                              THE SPECIAL MEETING
Date, Time and Place........     The Special Meeting will be held at South San
                                 Francisco Conference Center, 255 South Airport
                                 Boulevard, South San Francisco, California, on
                                 June 27, 1996, at 10:00 a.m., local time, for
                                 the following purposes: (1) to consider and
                                 vote on a proposal to approve the merger of
                                 Athena with a subsidiary of Elan (the "Merger
                                 Proposal"); (2) to consider and vote on a
                                 proposal to amend the 1991 Incentive Plan to
                                 increase the number of shares authorized under
                                 the 1991 Incentive Plan by 202,500

                            to cover options granted to employees and consultants of Athena on February 9, 1996 (the "Plan Proposal"); and (3) such other matters as may properly come before the Special Meeting.

Exchange Ratio............  Upon consummation of the Merger, Athena stockholders (other than Elan and its affiliates) will be entitled to receive .2956 Elan ADSs for each Athena Share held by them (the "Exchange Ratio"); provided, however, if the record date of Elan's previously announced 2 for 1 stock split precedes the Effective Time of the Merger, the Exchange Ratio will be doubled (i.e., .5912). The Exchange Ratio may be increased by Elan if the Average Market Value (as defined below) of an Elan ADS falls below $50 per share. See "The Merger Agreement--Conditions."

Recommendations of the
 Athena Board of
 Directors................  The Board of Directors of Athena has determined unanimously that the terms of the Merger Agreement, and the transactions contemplated thereby are fair to, and in the best interests of, Athena and the Athena stockholders. Accordingly, the Athena Board of Directors recommends that Athena stockholders vote FOR the approval and adoption of the Merger Agreement. See "The Merger--Athena's Reasons for the Merger; Recommendation of the Athena Board of Directors." The Athena Board of Directors also recommends that Athena stockholders vote FOR the approval of the amendment to the 1991 Incentive Plan.

Record Date...............  Only Athena stockholders of record at the close of business on May 9, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 27,772,945 Athena Shares outstanding held by approximately 714 holders of record. See "The Special Meeting--Record Date; Voting Rights; Voting at the Meeting."

Required Vote.............  The Merger Proposal requires the affirmative vote of the holders of a majority of the Athena Shares outstanding and entitled to vote thereon. As of the Record Date, the directors and certain of their affiliates and executive officers of Athena may be deemed to be beneficial owners of approximately 2.99% of the outstanding Athena Shares and each such person has advised Athena that he, she or it intends to vote in favor of the Merger Proposal. Approval of the Plan Proposal requires the affirmative vote of a majority of the Athena Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Plan Proposal. See "The Special Meeting--Record Date; Voting Rights; Voting at the Meetings."

Revocability of Proxies...  Any proxy given pursuant to this solicitation may be revoked by (i) filing (including by telegram or facsimile) with the Secretary of Athena, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or any later-dated proxy relating to the same shares, or (ii) attending the Special Meeting and voting in person. Athena stockholders who require assistance in changing or revoking a proxy should contact Athena's proxy solicitor, Skinner & Co., by mail at 660 Market Street, Suite 204, San Francisco, California 94104 or by telephone at (415) 981-0970.

Appraisal Rights..........  Athena stockholders will not be entitled to any appraisal rights in connection with the Merger. See "The Merger Agreement--Appraisal Rights."

                                   THE MERGER

Merger Terms..............  The Merger Agreement provides that, subject to the requisite approval of Athena's stockholders and the satisfaction or waiver (where permissible) of certain other conditions, at the Effective Time of the Merger, Subco will be merged with and into Athena, the separate corporate existence of Subco will cease and Athena as the Surviving Corporation will become a direct wholly-owned subsidiary of Elan. Upon consummation of the Merger, each Athena Share issued and outstanding immediately prior to the Effective Time of the Merger will be converted into .2956 Elan ADSs, subject to adjustment under certain circumstances (with each Elan ADS representing one Elan Ordinary Share) evidenced by Elan ADRs. No fractional Elan ADSs will be received by Athena stockholders in the Merger. In lieu of any such fractional Elan ADSs, each holder of Athena Shares who otherwise would be entitled to receive a fractional Elan ADS pursuant to the Merger will be paid an amount in cash, without interest, equal to such fraction multiplied by the Market Value. "Market Value" shall mean, with respect to Elan ADSs issued, the mean between the high and low prices of the Elan ADSs as reported on the NYSE Composite Tape on the NYSE trading day immediately prior to the Effective Time. The fractional share interests of each Athena stockholder will be aggregated, and no Athena stockholder will receive cash in an amount equal to or greater than the value of one full Elan ADS. See "The Merger Agreement--Conversion of Athena Shares" and "--No Fractional Elan ADSs." With respect to the treatment of options, warrants and convertible debt of Athena, see "The Merger Agreement-- Treatment of Athena Stock Options, Warrants and Convertible Debt."

Recommendation of the
 Board of Directors of
 Athena...................  On March 17, 1996, the Board of Directors of Athena
                            unanimously approved the Merger Agreement and the Merger as being in the best interests of Athena and the Athena stockholders and resolved to recommend that Athena stockholders vote in favor of approval of the Merger Agreement. See "The Merger--Athena's Reasons for the Merger; Recommendation of the Athena Board of Directors."

Opinion of Athena's
 Financial Advisor........  PaineWebber Incorporated ("PaineWebber") the
                            financial advisor to Athena, has delivered to the Board of Directors of Athena its written opinion, dated March 17, 1996, to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the Athena stockholders (other than Elan and its affiliates). The full text of the opinion of PaineWebber, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this Prospectus--Proxy Statement. STOCKHOLDERS OF ATHENA ARE URGED TO

                            READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.
                            PaineWebber earned a fee of $750,000 for rendering its opinion to Athena and if the Merger is consummated, PaineWebber will receive an additional fee equal to .75% of the transaction value less the $750,000 previously earned in connection with PaineWebber's opinion. See "The Merger--Opinion of Athena's Financial Advisor."

Interests of Certain
 Persons in the Merger....  In considering the recommendation of Athena's Board of Directors with respect to the Merger Agreement, Athena stockholders should be aware that certain officers and directors (or their affiliates) of Athena have interests in the Merger that are different from and in addition to the interests of Athena stockholders generally. These interests include, but are not limited to, the fact that (i) each of the executive officers and directors of Athena currently holds Athena Options (as defined below), which will be converted into Elan Exchange Options (as defined below) in the Merger based on the Exchange Ratio which applies to the Athena Shares; (ii) the consummation of the Merger will accelerate the vesting of approximately 774,000 Athena Options which are owned by executive officers and directors of Athena; (iii) immediately after the Effective Time, Elan will appoint John Groom, President and Chief Executive Officer of Athena, the President and Chief Operating Officer of Elan and will appoint Mr. Groom and Dennis J. Selkoe, M.D., currently directors of Athena, directors of Elan; (iv) certain officers of Athena who will become directly employed by Elan after the Effective Time may enter into new employment agreements with Elan; (v) each of the Athena officers has entered into or will enter into a severance agreement with Athena (other than one officer who has a pre-existing agreement with a wholly-owned subsidiary of Athena) that provides, among other benefits, for the payment of two years' Pay, in the case of the Chief Executive Officer, and 12 to 18 months' Pay, depending on length of service, in the case of all other executive officers ("Pay" being defined to include base salary plus the product of the base salary multiplied by the average bonus percentage paid to that officer over the two years preceding the Effective Time), in the event that such officer's employment with Athena is terminated for specified reasons within 12 months after the Effective Time;
                            (vi) Elan has agreed, from and after the Effective Time, to guarantee and cause the Surviving Corporation to continue to indemnify present and former officers and directors of Athena and to continue to perform under indemnification agreements currently in effect between Athena and certain of its officers and directors, and has agreed to cause the Surviving Corporation to maintain in effect, for a period of three years after the Effective Time, policies of directors' and officers' liability insurance with substantially the same coverage and containing substantially similar terms and conditions as Athena's current policies, in each case in respect of acts, omissions or matters occurring prior to the Effective Time and subject to certain limitations; and (vii) Stelios Papadopoulos, a director of Athena, is also a Managing Director of PaineWebber, which acted as the financial advisor to Athena with respect to the Merger.

                            PaineWebber has earned a fee of $750,000 for the rendering of its opinion to Athena and if the Merger is consummated, PaineWebber will receive an additional fee equal to .75% of the transaction value less the $750,000 previously earned. See "The Merger--Opinion of Athena's Financial Advisor." The Board of Directors of Athena was aware of these interests and took these interests into account in approving the Merger Agreement and the Merger.

Certain U.S. Federal
 Income Tax Consequences..  It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Accordingly, subject to certain exceptions, no gain or loss should be recognized by Athena stockholders for U.S. federal income tax purposes upon the conversion of Athena Shares into Elan ADSs by reason of the Merger (except to the extent such holders receive cash in lieu of fractional Elan ADSs). See "Certain Tax Consequences--U.S. Federal Income Tax Consequences of the Merger." Athena stockholders may be subject to the application of certain Internal Revenue Service ("IRS") information reporting requirements which carry penalties of 25% of the gain realized by an Athena stockholder in the Merger for failure to comply. See "Certain Tax Consequences--U.S. Federal Income Tax Consequences of the Merger--U.S. Information Reporting Requirements." Athena stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger.

Effective Time of the
 Merger...................  If the Merger Agreement is approved and adopted by the requisite vote of Athena stockholders and the other conditions to the Merger are satisfied or (where permissible) waived, the Merger will be consummated and become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the time of such filing being the "Effective Time") in accordance with the General Corporation Law of the State of Delaware ("DGCL"). Assuming all other conditions of the Merger are satisfied or (where permissible) waived, the Merger is expected to become effective as promptly as practicable after obtaining the necessary approval of Athena stockholders. See "The Merger Agreement--Effective Time and Effects of the Merger."

Exchange Procedures.......  If the Merger Proposal is approved and the Merger is consummated, promptly after the Effective Time, a letter of transmittal will be mailed or delivered to each Athena stockholder to be used in forwarding certificates evidencing such holder's Athena Shares for surrender and exchange for certificates evidencing Elan ADSs to which such holder has become entitled and, if applicable, cash in lieu of fractional Elan ADSs. After receipt of such letter of transmittal, each holder of certificates formerly representing Athena Shares should surrender such certificates pursuant to and in accordance with the instructions accompanying such letter of transmittal, and each holder will receive in exchange therefor certificates evidencing the whole number of Elan ADSs to which he or she is entitled and any cash which may be payable in lieu of fractional Elan ADSs. See "The Merger Agreement--Exchange of Share Certificates." Such letter of transmittal will be accompanied by instructions specifying other details of the exchange. ATHENA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

Conditions to the Merger;
 Termination..............  The obligations of Elan and Athena to effect the
                            Merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions." The Merger Agreement may be terminated (i) by mutual consent of Elan and Athena, (ii) by either party if the Merger is not consummated on or before August 31, 1996, (iii) by either party if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, (iv) by either party if the requisite stockholder approval of either Elan or Athena has not been obtained at the applicable stockholder meeting, (v) by either party if the Average Market Value (as defined below) of an Elan ADS is below $50 and Elan does not increase the Exchange Ratio (vi) by Elan if the Board of Directors of Athena fails to recommend the approval of the Merger Agreement or the Merger, or withdraws, amends or modifies its recommendation of the Merger Agreement or the Merger in a manner adverse to Elan, or makes or fails to make any recommendation in respect of an Acquisition Transaction (as defined in the section entitled "The Merger Agreement--No Solicitation"), other than a recommendation to reject such Acquisition Transaction, or shall have resolved to take any of the foregoing and publicly disclosed such resolution, (vii) by Elan if Athena or its representatives shall furnish or disclose non-public information or negotiate, discuss, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or shall have resolved to do any of the foregoing and publicly disclosed such resolution; provided, however, that in such event Elan shall have no right to terminate until the earlier of (a) May 31, 1996 or (b) the thirtieth calendar day after Athena or its representatives first furnishes or discloses non-public information to, or negotiates, discusses, explores or otherwise communicates with any third party with respect to an Acquisition Transaction (such earlier date being referred to as the "Trigger Date") and only if Athena has not terminated all such activities prior to the Trigger Date and (viii) by either party in certain other situations. If the Merger Agreement is terminated, each of Athena and Elan shall be responsible for its respective expenses. However, if the Merger Agreement is terminated because of a breach by one of the parties, the non-breaching party will be entitled to receive (a) up to $2.5 million as reimbursement for documented fees and expenses and
                            (b) a fee of $5 million for liquidated damages. Under certain circumstances, Elan may be entitled to receive a termination fee of $25 million (less the liquidated damages fee) and the payment of its fees and expenses relating to the transaction. See "The Merger Agreement--Termination" and "--Fees and Expenses."

Governmental and
 Regulatory Matters.......  The Merger is subject to the Hart-Scott-Rodino
                            Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder, which provide that certain transactions may not be consummated until required information and material have been furnished to the Antitrust Division of the Department of Justice (the "Justice Department") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or been terminated. Elan and Athena filed the required information and material with the Justice Department and the FTC on April 4, 1996. On April 22, 1996, early termination of the applicable waiting period under the HSR Act was received without the FTC or Justice Department taking any action. No additional filings or waiting periods are applicable with respect to the Merger pursuant to the HSR Act and the rules promulgated thereunder. The merger is also subject to the Mergers Take-overs and Monopolies (Control) Act, 1978 (as amended) (the "Irish Mergers Act") of Ireland which provides that certain transactions may not be consummated until a notification has been made to the Minister for Enterprise and Employment (the "Enterprise Minister"), such further information (if any) as he may require has been furnished and either the Enterprise Minister has issued a clearance for the proposed transaction or the prescribed statutory period following notification has expired without the Enterprise Minister having prohibited the proposed transaction. Elan and Athena have given notification of the Merger to the Enterprise Minister on April 11, 1996 and requested that the Enterprise Minister issue a clearance in respect of it. On May 8, 1996 the Enterprise Minister requested further information, which was furnished on May 10, 1996. See "The Merger--Governmental Regulation."

Comparative Rights of
 Stockholders.............  For a comparison of Delaware and Irish laws and of the Restated Certificate of Incorporation and By-laws of Athena and Memorandum and Articles of Association of Elan governing the rights of Athena stockholders and Elan stockholders, respectively, see "Comparative Rights of Stockholders."

Certain Litigation........  On March 25 and 26, 1996, two purported class action lawsuits were filed against Athena and its Board of Directors alleging, among other things, that the consideration that Athena stockholders will receive pursuant to the Merger is inadequate. See "The Merger--Certain Litigation Related to the Merger."

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ELAN
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary historical consolidated financial information of Elan and its subsidiaries for each of the five years in the period ended March 31, 1995 has been derived from audited consolidated financial statements. The information for the nine months ended December 31, 1994 and 1995 has been derived from unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles, which include all adjustments, consisting solely of normal recurring accruals, which Elan considers necessary for a fair presentation of the financial condition and results of operations for such periods. Results for the nine months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the full fiscal year.

                                                     FISCAL YEAR ENDED MARCH 31,
                    -------------------------------------------------------------------------------------------------
                          1991             1992             1993             1994                 1995       1995(1)
                    ---------------- ---------------- ---------------- ----------------     ---------------- --------
INCOME STATEMENT
 DATA:
Revenues:
 Manufacturing and
  distribution..... IR(Pounds)28,179 IR(Pounds)40,082 IR(Pounds)57,288 IR(Pounds)58,865     IR(Pounds)57,070  $92,454
 Royalties and
  fees.............           10,057           13,993           18,354           33,445               40,698   65,931
 Research
  revenues.........            3,755            8,249           14,129           14,713               21,131   34,232
                    ---------------- ---------------- ---------------- ----------------     ---------------- --------
   Total revenues..           41,991           62,324           89,771          107,023              118,899  192,617
                    ---------------- ---------------- ---------------- ----------------     ---------------- --------
Operating income
 (loss)............            7,182           10,501           19,764          (56,048)(2)           39,096   63,336
Income (loss) be-
 fore taxation.....            6,541           13,531           22,522          (49,524)(2)           42,115   68,227
Net income (loss)..            6,587           13,150           21,381          (50,321)(2)           41,682   67,525
                    ================ ================ ================ ================     ================ ========
Net income (loss)
 per ordinary and
 equivalent share..   IR(Pounds)0.27   IR(Pounds)0.43   IR(Pounds)0.67  IR(Pounds)(1.44)(2)   IR(Pounds)1.17    $1.90
Weighted average
 ordinary and
 equivalent shares
 outstanding.......           24,026           30,475           32,144           34,956               35,539   35,539
                         NINE MONTHS ENDED DECEMBER 31,
                    -----------------------------------------
                          1994             1995       1995(1)
                    ---------------- ---------------- -------
                                       (UNAUDITED)
INCOME STATEMENT
 DATA:
Revenues:
 Manufacturing and
  distribution..... IR(Pounds)43,027 IR(Pounds)39,907 $63,851
 Royalties and
  fees.............           28,050           38,513  61,621
 Research
  revenues.........           18,073           16,149  25,838
                    ---------------- ---------------- -------
   Total revenues..           89,150           94,569 151,310
                    ---------------- ---------------- -------
Operating income
 (loss)............           29,406           34,137  54,619
Income (loss) be-
 fore taxation.....           31,281           38,711  61,936
Net income (loss)..           30,830           38,417  61,466
                    ================ ================ =======
Net income (loss)
 per ordinary and
 equivalent share..   IR(Pounds)0.87   IR(Pounds)1.06   $1.69
Weighted average
 ordinary and
 equivalent shares
 outstanding.......           35,511           36,412  36,412

                                                          AS OF MARCH 31,
                  ------------------------------------------------------------------------------------------------
                        1991             1992             1993              1994              1995        1995(1)
                  ---------------- ---------------- ----------------- ----------------- ----------------- --------
BALANCE SHEET
 DATA:
Working capital.  IR(Pounds)17,061 IR(Pounds)56,227 IR(Pounds)166,391 IR(Pounds)165,479 IR(Pounds)152,593 $206,938
Total assets....            81,087          121,117           256,585           274,585           302,391  489,873
Long-term
 obligations....            11,752              172            95,707           104,593            98,252  159,168
Total
 stockholders'
 equity.........            51,371          106,450           137,879           149,442           184,430  298,777
                               AS OF DECEMBER 31,
                  --------------------------------------------
                        1994              1995        1995(1)
                  ----------------- ----------------- --------
                                  (UNAUDITED)
BALANCE SHEET
 DATA:
Working capital.  IR(Pounds)173,120 IR(Pounds)237,852 $380,563
Total assets....            297,700           404,694  647,511
Long-term
 obligations....            101,573           103,968  166,349
Total
 stockholders'
 equity.........            176,225           282,031  451,250

- -------
(1) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60 = IR(Pounds)1.

(2) After a one-time charge of IR(Pounds)59,329,000 arising from the purchase of in-process research in connection with the acquisition of Drug Research Corporation, plc and a cash contribution of IR(Pounds)25,802,000 to Advanced Therapeutic Systems, Limited.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF ATHENA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following summary historical consolidated financial data with respect to Athena's consolidated statements of operations for each of the four years in the period ended December 31, 1995 and the consolidated balance sheets as of December 31, 1993, 1994 and 1995 are derived from audited consolidated financial statements which are included in Athena's annual reports on Form 10-K and 10-K/A and current reports on Form 8-K and 8-K/A. The information for the three months ended March 31, 1995 and 1996 has been derived from unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles, which include all adjustments, consisting solely of normal recurring adjustments, which Athena considers necessary for a fair presentation of the financial condition and results of operations for such periods. Results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The consolidated balance sheet data as of December 31, 1991 and 1992 and March 31, 1996 and the consolidated statements of operations data for the year ended December 31, 1991 have been derived from unaudited consolidated financial statements.

                                                                            THREE MONTHS
                                   YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                         -----------------------------------------------  -----------------
                          1991      1992      1993      1994      1995      1995     1996
                         -------  --------  --------  --------  --------  --------  -------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Product sales........... $   --   $    416  $  6,289  $ 24,611  $ 34,573    $7,782  $10,680
Service revenue.........   2,399     3,983     6,507     7,621     9,032     1,856    2,434
Contract revenue........   4,839     6,635     8,259     7,687     9,814     2,201    1,663
Other revenue...........     --        --      4,083       --        --        --       --
                         -------  --------  --------  --------  --------  --------  -------
    Total revenue.......   7,238    11,034    25,138    39,919    53,419    11,839   14,777
Operating costs and ex-
 penses:
  Cost of product sales.     --        357     4,189    12,243    15,096     3,558    4,187
  Cost of service
   revenue..............     805     1,119     1,721     2,258     3,600       746      965
  License amortization..     --        --      1,719     2,292     2,292       573      573
  Research and
   development..........   9,974    17,491    22,280    29,010    39,621    12,624    7,032
  Marketing, general and
   administrative.......   4,771    12,957    16,056    18,755    22,198     5,971    6,326
                         -------  --------  --------  --------  --------  --------  -------
    Total operating
     costs and expenses.  15,550    31,924    45,965    64,558    82,807    23,470   19,083
                         -------  --------  --------  --------  --------  --------  -------
Loss from operations....  (8,312)  (20,890)  (20,827)  (24,639)  (29,388)  (11,631)  (4,306)
Interest income (ex-
 pense), net............   1,112     3,590       680       576      (362)      200     (104)
                         -------  --------  --------  --------  --------  --------  -------
Net loss................ $(7,200) $(17,300) $(20,147) $(24,063) $(29,750) $(11,431) $(4,410)
                         =======  ========  ========  ========  ========  ========  =======
Net loss per share...... $ (0.60) $  (1.11) $  (1.13) $  (1.12) $  (1.21) $  (0.50) $ (0.16)
                         =======  ========  ========  ========  ========  ========  =======
Shares used in computa-
 tion of net loss per
 share..................  11,993    15,607    17,786    21,535    24,569    22,982   27,613
                         =======  ========  ========  ========  ========  ========  =======

                                           DECEMBER 31,               MARCH 31,
                             ---------------------------------------- ---------
                              1991    1992     1993    1994    1995     1996
                             ------- ------- -------- ------- ------- ---------
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 short-term investments..... $71,412 $53,933 $ 61,082 $35,066 $46,289  $42,101
Working capital.............  69,767  51,093   50,074  19,609  43,735   39,741
Product license and other
 intangibles, net...........      60      81   32,848  30,678  28,774   28,200
Total assets................  74,521  59,423  102,963  77,725  88,174   84,491
Long-term obligations.......     203     120    8,443     335  19,148   18,817
Total stockholders' equity..  71,749  54,801   78,815  56,404  58,056   54,050

  Information for 1991-1994 has been restated to reflect Athena's acquisition by merger of Genica Pharmaceuticals Corporation ("Genica") in February 1995, which merger has been accounted for as a pooling of interests. To date, Athena has not paid cash dividends and it currently does not expect to pay any cash dividends in the future.

                              SUMMARY OF UNAUDITED
                       PRO FORMA COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary unaudited pro forma combined financial data of Elan and Athena as of December 31, 1995 has been derived from the combined pro forma financial information included on pages 43-48 of this Prospectus-Proxy Statement.

  The pro forma combined financial information has been prepared in accordance with U.S. generally accepted accounting principles using the purchase method of accounting.

  The summary unaudited pro forma combined financial data is provided for illustrative purposes only.

BALANCE SHEET

                                                          AT DECEMBER 31, 1995
                          ----------------------------------------------------------------------------------------
                                      HISTORICAL                                             COMBINED
                          -----------------------------------                     --------------------------------
                                ELAN            ATHENA(I)         ADJUSTMENT          PRO FORMA      PRO FORMA (I)
                          -----------------  ----------------  -----------------  -----------------  -------------
Assets
Current assets:
  Cash and cash equiva-
   lents................  IR(Pounds)121,135  IR(Pounds)25,180  IR(Pounds)(10,000) IR(Pounds)136,315    $218,104
  Marketable investment
   securities...........             86,861             3,751                --              90,612     144,979
  Accounts receivable
   and prepayments......             30,328             4,044                --              34,372      54,996
  Inventories...........             15,939             1,216                --              17,155      27,447
                          -----------------  ----------------  -----------------  -----------------    --------
    Total current as-               254,263            34,191            (10,000)           278,454     445,526
     sets...............  -----------------  ----------------  -----------------  -----------------    --------
Fixed assets:
  Property, plant and
   equipment (net)......             57,219             2,934                --              60,153      96,245
Other assets:
  Investments...........             43,613               --              (7,500)            36,113      57,781
  Intangible assets
   (net)................             49,599            17,984             47,875            115,458     184,733
                          -----------------  ----------------  -----------------  -----------------    --------
                                    150,431            20,918             40,375            211,724     338,759
                          -----------------  ----------------  -----------------  -----------------    --------
Total assets............  IR(Pounds)404,694  IR(Pounds)55,109   IR(Pounds)30,375  IR(Pounds)490,178    $784,285
                          =================  ================  =================  =================    ========
Liabilities and share-
 holders' equity
Current liabilities:
  Accounts payable and
   accrued liabilities..   IR(Pounds)16,411   IR(Pounds)5,696      IR(Pounds)--    IR(Pounds)22,107     $35,372
  Current portion of                    --              1,160                --               1,160       1,856
   debt.................  -----------------  ----------------  -----------------  -----------------    --------
    Total current lia-               16,411             6,856                --              23,267      37,228
     bilities...........  -----------------  ----------------  -----------------  -----------------    --------
Government grants.......              1,896               --                 --               1,896       3,034
Long-term debt..........            103,968            11,968             (7,500)           108,436     173,497
Minority interests......                388               --                 --                 388         621
                          -----------------  ----------------  -----------------  -----------------    --------
                                    106,252            11,968             (7,500)           110,720     177,152
                          -----------------  ----------------  -----------------  -----------------    --------
Share capital...........              1,503               172                323              1,826       2,922
                                                                            (172)
Additional paid-in capi-
 tal....................            214,726           107,618            364,828            579,554     927,286
                                                                        (107,618)
Equity adjustments from
 foreign currency
 translation............             (7,486)              --                 --              (7,486)    (11,978)
Retained earnings (accu-
 mulated deficit).......             73,288           (71,505)          (290,991)          (217,703)   (348,325)
                                                                          71,505
                          -----------------  ----------------  -----------------  -----------------    --------
Shareholders' equity....            282,031            36,285             37,875            356,191     569,905
                          -----------------  ----------------  -----------------  -----------------    --------
Total liabilities and     IR(Pounds)404,694  IR(Pounds)55,109   IR(Pounds)30,375  IR(Pounds)490,178    $784,285
 shareholders' equity...  =================  ================  =================  =================    ========

- --------
(i) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60 = IR(Pounds)1.00.

INCOME STATEMENT

                                                       YEAR ENDED DECEMBER 31, 1995
                          -------------------------------------------------------------------------------------------
                                      HISTORICAL                                              COMBINED
                          -----------------------------------                    ------------------------------------
                                ELAN            ATHENA(I)         ADJUSTMENT      PRO FORMA(II)    PRO FORMA(II)(III)
                          ----------------  -----------------  ----------------  ----------------  ------------------
Revenues:
  Product sales and
   service revenues.....  IR(Pounds)53,950   IR(Pounds)27,187     IR(Pounds)--   IR(Pounds)81,137       $129,819
  Research revenue......            19,208              6,119               --             25,327         40,523
  Royalties and fees....            51,161                --             (2,031)           49,130         78,608
                          ----------------  -----------------  ----------------  ----------------       --------
    Total revenues......           124,319             33,306            (2,031)          155,594        248,950
                          ----------------  -----------------  ----------------  ----------------       --------
Cost and expenses:
  Cost of goods and
   services sold........            41,481             13,086             3,436            58,003         92,804
  Selling, general and
   administrative.......            20,815             13,840               --             34,655         55,448
  Research and develop-
   ment.................            18,193             24,703            (2,031)           40,865         65,383
                          ----------------  -----------------  ----------------  ----------------       --------
    Total operating ex-
     penses.............            80,489             51,629             1,405           133,523        213,635
                          ----------------  -----------------  ----------------  ----------------       --------
Operating income........            43,830            (18,323)           (3,436)           22,071         35,315
  Interest and other in-
   come.................            12,144              1,010              (563)           12,591         20,145
  Interest expense......            (5,733)            (1,236)              563            (6,406)       (10,249)
  Share of losses of as-
   sociates.............              (754)               --                --               (754)        (1,206)
  Minority interest.....                60                --                --                 60             96
                          ----------------  -----------------  ----------------  ----------------       --------
Income (loss) before
 tax....................            49,547            (18,549)           (3,436)           27,562         44,101
Taxation................              (277)               --                --               (277)          (444)
                          ----------------  -----------------  ----------------  ----------------       --------
Net income (loss).......  IR(Pounds)49,270  IR(Pounds)(18,549) IR(Pounds)(3,436) IR(Pounds)27,285        $43,657
                          ================  =================  ================  ================       ========
Earnings (loss) per
 ordinary, common and
 equivalent share.......    IR(Pounds)1.36    IR(Pounds)(0.75)                       (Pounds)0.60          $0.97
                          ================  =================                    ================       ========
Weighted average number
 of ordinary, common and
 equivalent shares
 outstanding............            36,223             24,569             8,986            45,209         45,209
                          ================  =================  ================  ================       ========

- --------
(i) Translated into IR(Pounds) at the average rate during calendar 1995, at the rate of IR(Pounds)1.00 = $1.6039.

(ii) As a result of the acquisition, Elan will incur a one-time charge against earnings representing the acquisition of in-process research and development estimated at IR(Pounds)290,991,000. This charge is excluded from the pro forma Combined Income Statement because it is a non-recurring item.

(iii) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60 = IR(Pounds)1.00.

  The following table presents Elan's and Athena's historical per share data and unaudited pro forma per share data to reflect consummation of the Merger based upon the historical financial results of Elan and Athena and the conversion of each Athena Share into .2956 of an Elan ADS. The pro forma information is not necessarily indicative of actual or future operating results or of the financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with "Unaudited Pro Forma Combined Financial Information" included elsewhere in this Prospectus-Proxy Statement and the separate historical consolidated financial statements of Elan and Athena which are incorporated herein by reference. See "Unaudited Pro Forma Combined Financial Information."

COMPARATIVE PER SHARE DATA

                               HISTORICAL
                          ---------------------
                                                                    ATHENA          ATHENA
YEAR ENDED                                         PRO FORMA      EQUIVALENT      EQUIVALENT
DECEMBER 31, 1995              ELAN      ATHENA     COMBINED     PRO FORMA(I)  PRO FORMA(I)(II)
- -----------------         -------------- ------  -------------- -------------- ----------------
Net income (loss) per
 ordinary, common and
 equivalent share.......  IR(Pounds)1.36 ($1.21) IR(Pounds)0.60 IR(Pounds)0.18      $0.29
Dividends...............  IR(Pounds)0.00  $0.00  IR(Pounds)0.00 IR(Pounds)0.00      $0.00
Book value per ordinary,
 common and equivalent
 share..................  IR(Pounds)7.52  $2.11  IR(Pounds)7.81 IR(Pounds)2.31      $3.69

- --------
(i) The equivalent pro forma per share amounts were calculated by multiplying the pro forma income per share, pro forma dividends per share and pro forma book value per share by the Exchange Ratio.
(ii) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60=IR(Pounds)1.00.

                      COMPARATIVE MARKET PRICE INFORMATION

  Elan ADSs are traded on the NYSE, the principal trading market for Elan's securities, under the symbol "ELN." Prior to January 3, 1995, the Elan ADSs were listed and traded on the American Stock Exchange (the "ASE") under the same symbol. Athena Shares are listed and traded on the Nasdaq National Market under the symbol "ATHN." The following table sets forth the high and low per share sale prices for the Elan ADSs and Athena Shares as reported on the original ASE or NYSE trading tapes or the Nasdaq National Market, as the case may be, for the periods indicated.

                                                   ELAN ADSS     ATHENA SHARES
                                                --------------- ---------------
                                                 HIGH     LOW    HIGH     LOW
                                                ------- ------- ------- -------
  CALENDAR 1996
    2nd Quarter (through May 10, 1996)......... $67 3/4 $61 1/2 $19 5/8 $17 1/8
    1st Quarter................................  64 5/8  48 3/8  18 3/4  10 1/2
  CALENDAR 1995
    4th Quarter................................  51      38 1/4  12 5/8   8 1/2
    3rd Quarter................................  43 5/8  38 1/2  13 1/2   8 1/4
    2nd Quarter................................  41 3/8  32 7/8   9 1/8   6 1/2
    1st Quarter................................  39      33 1/4   9 3/4   5 3/8
  CALENDAR 1994
    4th Quarter................................  40 1/8  32 1/2   7 5/8   5 1/4
    3rd Quarter................................  39 1/2  31 1/8   7 5/8   5 7/8
    2nd Quarter................................  38      30 1/8   8 3/4   6 1/8
    1st Quarter................................  47 7/8  32 1/2  11 1/4   6 3/4
  CALENDAR 1993
    4th Quarter................................  44 1/8  30 3/8  13       7 1/2
    3rd Quarter................................  34 1/2  27 7/8   9       6 3/4
    2nd Quarter................................  36      29 5/8   9 5/8   6 3/4
    1st Quarter................................  37 7/8  25 5/8   9 3/4   6 1/2

  Elan's Ordinary Shares are also traded in Dublin on the Official List of the Irish Stock Exchange Limited and in London on the Official List of the London Stock Exchange Limited. The volume of trading in Elan's Ordinary Shares on such markets is, however, limited.

  On March 15, 1996, the last full day of trading before the issuance of a press release by Elan and Athena announcing the proposed Merger, the reported closing price per Elan ADS was $61.75 and the reported closing price per Athena Share was $15.125. Based on the closing price of Elan ADSs on March 15, 1996, the market value of .2956 Elan ADSs was $18.253. On May 10, 1996, the reported closing prices of Elan ADSs and Athena Shares were $64.50 and $18.50, respectively.

                              RECENT DEVELOPMENTS

  On May 2, 1996, Elan announced that its net income for the fiscal year ended March 31, 1996 increased to IR(Pounds)56.4 million ($88.7 million) or IR(Pounds)1.51 ($2.38) per share from IR(Pounds)41.7 million or IR(Pounds)1.17 per share for the fiscal year ended March 31, 1995. Total revenues for fiscal 1996 increased to IR(Pounds)141.7 million ($222.7 million) from IR(Pounds)118.9 million for fiscal 1995.

  Manufacturing and distribution revenues, which include sales from contract manufacturing activities for Elan's client companies and sales of Elan-marketed products, increased to IR(Pounds)25.7 million ($40.3 million) for the fourth quarter of fiscal 1996, compared to IR(Pounds)14.0 million for the fourth quarter of fiscal 1995, due primarily to initial shipments of Naprelan (R) CR, Herbesser (R) HP (a high potency once-daily formulation of diltiazem) and Theodur (R) Sprinkle to the Wyeth-Ayerst division of American Home Products Corporation ("AHP"), Tanabe Seiyaku Co. and to Mitsubishi Kasei Corporation, respectively. For the fourth quarter of fiscal 1996, manufacturing and distribution revenues (including royalties) comprised 70% of total revenues compared with 65% in the fourth quarter of fiscal 1995. Royalties and fees for the fourth quarter of fiscal 1996 increased to IR(Pounds)14.8 million ($23.3 million) compared to IR(Pounds)12.6 million in the fourth quarter of fiscal 1995. Royalty income increased by 37% over the fourth quarter of fiscal 1995, primarily reflecting increased royalties from the sales of Cardizem (R) CD and other marketed products in Europe and Asia. Research and development revenues, reflecting reimbursement by client companies, increased to IR(Pounds)6.6 million ($10.4 million) for the fourth quarter of fiscal 1996 compared to IR(Pounds)3.1 million in the fourth quarter of fiscal 1995. Research revenue received from Advanced Therapeutic Systems, Limited ("ATS") was IR(Pounds)4.7 million ($7.4 million) for the fourth quarter of fiscal 1996. ATS is funding the development of seven new drug delivery technologies and in excess of 15 products in varying stages of clinical development from pre-clinical through Phase III clinical trials. Research and development expenditures, not otherwise funded by Elan's clients, increased to IR(Pounds)7.1 million ($11.1 million) in the fourth quarter of fiscal 1996 compared to IR(Pounds)5.0 million in the fourth quarter of fiscal 1995. Cost of goods and services (primarily research) sold increased to IR(Pounds)20.0 million ($31.4 million) in the fourth quarter of fiscal 1996 compared to IR(Pounds)9.8 million in the fourth quarter of fiscal 1995 reflecting (1) the cost associated with new product launches in the United States and in Japan and (2) clinical trial costs on funded research activities for which milestone payments pursuant to license agreements have yet to be met. Operating income increased to IR(Pounds)14.7 million ($23.1 million) in the fourth quarter of fiscal 1996 compared to IR(Pounds)9.7 million in the fourth quarter of fiscal 1995. Net income before tax for the fourth quarter of fiscal 1996 increased to IR(Pounds)18.1 million ($28.4 million) compared to IR(Pounds)10.8 million in the fourth quarter of 1995, reflecting primarily higher interest and similar income offset in part by a higher share of losses of associate companies.

                                 RISK FACTORS

  In addition to the other information regarding Elan, Athena and the Merger contained in this Prospectus-Proxy Statement, Athena stockholders should consider the following factors before voting FOR or AGAINST the Merger:

RISK FACTORS RELATING TO ELAN

  No Assurance of Continued Successful Licensing and Marketing. Elan's revenues are derived primarily from sales of its products, which are marketed through agreements with third parties, by way of license agreements or otherwise. There can be no assurance that such third party arrangements can continue to be successfully negotiated or that any such arrangements will be on commercially reasonable terms. Even if acceptable and timely marketing arrangements are available, there can be no assurance that products developed by Elan will be accepted in the marketplace or that, if initially accepted, sales of such products will not thereafter decline. Additionally, since Elan's clients or marketing partners in many cases make material marketing and other commercialization decisions, a significant number of the variables that may affect Elan's revenues and net income are not exclusively within Elan's control.

  Dependence on Significant Clients and Key Products. Elan's revenues are dependent upon its relationships with the clients to which it licenses its products. In fiscal 1995, ATS accounted for approximately 21% of Elan's total revenues. ATS has limited resources and significant restrictions on its ability to raise additional funds without Elan's consent. Elan also has an option, which is currently exercisable, to purchase all of the outstanding common shares of ATS at predetermined prices through April 30, 1998 (the "Purchase Option"). In addition, agreements with AHP and Hoechst Marion Roussel, Inc. ("HMR") accounted for approximately 20% and 17%, respectively, of Elan's total revenues in fiscal 1995. The sudden loss of, or significant reduction in, demand for Elan's products from one or more of such clients could adversely affect Elan. See "Business of Elan--Strategic Relationships."

  Revenues from the sale and manufacture of Cardizem(R) SR, Cardizem CD and Verelan(R) for the United States and Canadian markets accounted for an aggregate of 35% of Elan's total revenues in fiscal 1995. Continued growth in Elan's revenues will depend on continued market demand for such products, as well as the successful introduction and marketing of new products. There can be no assurance that Elan will continue to be successful in developing new products or that Elan's products will be accepted in the marketplace.

  Government Regulation. The design, development, testing, manufacturing and marketing of pharmaceutical compounds, medical nutrition and diagnostic products and medical devices are subject to regulation by governmental authorities, including the United States Food and Drug Administration (the "FDA"), and comparable regulatory authorities in other countries. The approval process is generally lengthy, expensive and subject to unanticipated delays. Currently, Elan is actively pursuing marketing approval for a number of its products from regulatory authorities, including the FDA. Continued growth in Elan's revenues and profits will depend, in part, on the successful introduction and marketing of some or all of such products. There can be no assurance as to when or whether such approvals from regulatory authorities will be received.

  All facilities and manufacturing techniques used for the manufacturing of products for clinical use or for sale in the United States must be operated in conformity with current Good Manufacturing Practices ("GMP") regulations, the FDA regulations governing the production of pharmaceutical products. Elan's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with GMP regulations. On July 13, 1995 and September 26, 1995, Elan received "warning letters" from the FDA which referenced previous inspections of Elan's Athlone, Ireland manufacturing facility (the "Athlone Letter") and Gainesville, Georgia manufacturing facility (the "Gainesville Letter" and, together with the Athlone Letter, the "Warning Letters"). The Warning Letters identified certain conditions which the FDA considered to be deviations from GMP regulations at such facilities. As a result of discussions with the FDA following such inspections, Elan implemented a number of corrective actions and is intensifying its GMP compliance procedures in order to address the issues raised by the FDA. The Warning Letters have not had, and Elan does not believe that the Warning Letters will have, a material adverse effect on Elan and its operations. Elan believes that its facilities are in substantial compliance with GMP regulations. However, a determination by the FDA that Elan is not in substantial compliance with such regulations could have a material adverse effect on Elan. See "Business of Elan--Governmental Regulation."

  Competition. In recent years, a large number of pharmaceutical companies have become increasingly interested in the development and commercialization of products incorporating advanced or novel drug delivery systems. Certain pharmaceutical products developed by Elan may face significant competition from brand name and generic products during the next several years. Two of Elan's products, Verelan and Cardizem CD, which accounted for an aggregate of 29% of Elan's total revenues in fiscal 1995, use delivery systems which are patent protected until 2007 and 2011, respectively. In addition, HMR also holds patents over Cardizem CD which expire in 2011. Other forms of sustained-release diltiazem and verapamil are reported to be in various stages of development by other companies. Elan cannot predict the impact of future competition on the sales of its products. See "Business of Elan--Litigation."

  Uncertainty of Third Party Reimbursement; Pricing Pressure. Elan's ability to earn sufficient returns on its products may depend, in part, on the availability of reimbursement from third party payors, such as government health administration authorities, private health insurers and other organizations. Third party payors are increasingly challenging the price and cost-effectiveness of medical products and services. There can be no assurance that adequate third party reimbursement will be available to enable Elan to achieve or maintain price levels sufficient to realize an appropriate return on its investment in product development.

  In addition, global efforts to contain health care costs, particularly among managed care organizations, continue to exert downward pressure on product pricing. Further, a number of regulatory and legislative proposals aimed at changing the health care industry in the United States and other countries have been proposed. There can be no assurance that private sector reform or governmental health care reform measures, if adopted, will not have a negative impact upon Elan and its operations.

  Proprietary Technology; Unpredictability of Patent Protection. Elan's success, competitive position and amount of royalty income will depend, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. Elan has filed, and expects to continue to file, patent applications seeking to protect its technologies and products. There can be no assurance, however, that Elan's existing patent applications will mature into issued patents, or, if issued, that they will be enforceable. In addition, there can be no assurance that Elan's patents will not be challenged by third parties and, if challenged, will be held valid, or that any technologies or products developed by Elan will not infringe upon patents held by third parties. The expense involved in litigation regarding patent protection or a challenge thereto can be significant and cannot be estimated by Elan. Finally, if Elan relies on unpatented, proprietary technology, there can be no assurance that others will not independently develop or obtain similar products or technologies. See "Business of Elan--Patents and Patent Applications" and "Business of Elan--Competition." Elan is presently engaged in litigation relating to its once-daily formulation of diltiazem. See "Business of Elan-- Litigation."

  Advanced Therapeutic Systems, Limited. If Elan elects to exercise the Purchase Option to acquire all of ATS's issued and outstanding common shares, the purchase price will be between approximately $141.2 million and $239.3 million, depending upon the date of exercise. Such purchase price is payable in cash, in Elan ADSs or Ordinary Shares, or in any combination of the foregoing, at Elan's sole discretion. If such payment is made in Elan ADSs or Ordinary Shares, or if Elan ADSs or Ordinary Shares are issued to fund the acquisition of the ATS shares for cash, there may be a significant dilution in earnings per share and in net tangible book value per share to Elan's present stockholders and investors acquiring Elan ADSs upon exchange of the Athena Shares. In addition, under U.S. generally accepted accounting principles, if Elan were to exercise its Purchase Option, Elan would be required to record a one-time charge on its income statement for any in-process research and development acquired, which one-time charge could be expected to be material.


RISK FACTORS RELATED TO ATHENA

  For a discussion of risk factors relating to Athena see "Business--Risk Factors" in Athena's 1995 Annual Report which is incorporated by reference in this Prospectus--Proxy Statement.

                                 INTRODUCTION

  This Prospectus-Proxy Statement constitutes the proxy statement of Athena relating to the solicitation of proxies from Athena's stockholders by the Board of Directors of Athena for use at the Special Meeting and any adjournment or postponement thereof. This Prospectus-Proxy Statement also constitutes the prospectus of Elan filed with the Commission as part of the Registration Statement under the Securities Act relating to the Elan ADSs (and the Ordinary Shares represented thereby) to be issued to Athena stockholders upon the consummation of the Merger.

                              THE SPECIAL MEETING

GENERAL

  This Prospectus-Proxy Statement is being furnished to Athena stockholders in connection with the solicitation of proxies by the Board of Directors of Athena for use at the Special Meeting of Stockholders to be held on June 27, 1996, at South San Francisco Conference Center, 255 South Airport Boulevard, South San Francisco, California 94080, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  This Prospectus-Proxy Statement, the Letter to Athena stockholders, the Notice of Special Meeting of Stockholders and the form of proxy for use at the Special Meeting are first being mailed to Athena stockholders on or about May 17, 1996.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, Athena stockholders will consider and vote on:

  (1)  The Merger Proposal;

  (2)  The Plan Proposal; and

  (3)  Such other business as may properly come before the Special Meeting.

RECORD DATE; VOTING RIGHTS; VOTING AT THE MEETING

  The Board of Directors of Athena has fixed May 9, 1996 as the Record Date for determination of Athena stockholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Athena Shares at the close of business on May 9, 1996 will be entitled to notice of and to vote at the Special Meeting. Each holder of record of Athena Shares on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Special Meeting. As of the Record Date, there were 27,772,945 Athena Shares outstanding and entitled to vote which were held by approximately 714 holders of record.

  Pursuant to Athena's Certificate of Incorporation, as amended and restated (the "Athena Certificate"), Athena's by-laws (the "Athena By-laws") and applicable law, the affirmative vote of the holders of a majority of the Athena Shares outstanding and entitled to vote thereon is required to approve and adopt the Merger Proposal. As of the Record Date, the directors and certain of their affiliates and executive officers of Athena may be deemed to be beneficial owners of 2.99% of the outstanding Athena Shares and each such person has advised Athena that such person intends to vote in favor of the Merger Proposal. Approval and adoption of the Plan Proposal requires the affirmative vote of a majority of the Athena Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the Plan Proposal.

VOTING OF PROXIES

  All Athena stockholders who are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Proposal and FOR approval and adoption of the Plan Proposal.

  If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn such meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). Athena is not aware of any matters expected to be presented at its meeting other than as described in its Notice of Special Meeting of Stockholders.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Athena (including by telegram or facsimile), before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation in open meeting, (ii) duly executing a later-dated proxy relating to the same shares and delivering (including by telegram or facsimile) it to the Secretary of Athena before the taking of the vote at the relevant meeting, or (iii) attending the Special Meeting and voting in person. In order to vote in person at the Special Meeting, Athena stockholders must attend the meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent to: Athena Neurosciences, Inc., 800 Gateway Boulevard, South San Francisco, California 94080 (facsimile (415) 875-3620),
Attention: Secretary. Athena stockholders who require assistance in changing or revoking a proxy should contact Athena's Proxy Solicitor, Skinner & Co., at 660 Market Street, Suite 204, San Francisco, California 94104 or by telephone at (415) 981-0970.

  Athena Shares held of record by a broker which are present in person or represented by proxy are counted for purposes of determining a quorum. If, however, under rules applicable to brokers, a broker does not have discretionary voting authority to vote on any matter at the Special Meeting in the absence of instructions from the beneficial owners, then such shares (although present for quorum purposes) will not be considered entitled to vote on such matter ("broker non-votes"). Broker non-votes and abstaining votes will not be counted in favor of the Merger Proposal. Since the Merger Proposal requires the affirmative vote of a majority of the outstanding Athena Shares, abstentions and broker non-votes will have the same effect as votes against such proposal. Broker non-votes will not be considered as shares entitled to vote on the Plan Proposal and therefore will have no effect on the approval of the Plan Proposal. Since the Plan Proposal requires the affirmative vote of a majority of the Athena Shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal, abstentions are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes.

SOLICITATION OF PROXIES

  The expenses of the solicitations for the Special Meeting, including the cost of printing and distributing this Prospectus-Proxy Statement and the forms of proxy, will be borne by Elan. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Athena in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Athena has retained Skinner & Co. at an estimated cost of $6,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by Athena with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Athena will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                  THE MERGER

BACKGROUND OF THE MERGER

  Since January 1990, Elan and Athena have had various discussions regarding potential collaborations and manufacturing and distribution arrangements with respect to various products. In December 1994, Athena entered into a non-exclusive distribution agreement for Elan's Hearty Balance(TM) nutritional products for patients with Parkinson's disease.

  In March 1995, Athena, Elan and Elan's affiliates entered into an option agreement (the "Option Agreement") that provided for the joint development of certain neurological products. Athena paid Elan an initial fee of $3.0 million for the Option Agreement, which amount could be offset against certain future royalties from the sale of products, if any, utilizing the technology and product rights provided in the Option Agreement. Also in March 1995, Elan and Athena entered into a development agreement for a new liquid formulation of carbidopa/levodopa, Atamet(R) LQ for the treatment of Parkinson's disease. As a result of the Atamet LQ collaboration, Athena paid to Elan approximately $325,000 and is obligated, subject to the attainment of future milestones, to make further payments under this development agreement of up to $875,000. No other development agreements have been entered into pursuant to the Option Agreement.

  Concurrently with entering into the Option Agreement Elan loaned Athena $12 million under a five year, unsecured, convertible, subordinated promissory note. The note bears interest at 10% per annum and is convertible at any time into Athena Shares at an initial conversion price of $10 per share. The conversion price increases over the term of the loan. Elan also received warrants to purchase 400,000 Athena Shares, exercisable beginning in June 1996 at a price of $10 per share.

  In October 1995, Elan purchased 300,000 Athena Shares issued as part of an Athena public offering of Athena Shares. Elan continues to hold such Athena Shares.

  Shortly before Athena's regularly scheduled Board of Directors meeting on February 9, 1996, representatives of Elan and Athena discussed how Elan and Athena might expand their strategic relationship. At the February meeting, after being advised of Athena's initial discussions with Elan, the Athena Board reaffirmed its determination that Athena was not for sale and that any business combination with a third party must be consistent with and in furtherance of Athena's long-term strategic objectives. The Athena Board did however authorize Athena's management to continue discussing various forms of strategic collaborations or other arrangements that might be mutually beneficial.

  On February 17, 1996, a senior representative of Athena met with senior representatives of Elan and it was agreed at this meeting that both Elan and Athena were interested in continuing to explore the possibility of expanding their strategic relationship, including, among other things, a possible business combination of the two companies, and that priority should be placed on the conducting of due diligence by both sides. On February 23, 1996, Elan and Athena executed a standstill and confidentiality agreement. Throughout the remainder of February representatives of Elan and thereafter in early March representatives of Athena conducted a due diligence review of each other's business and operations.

  On March 10, 1996, the executive committee of the Board of Directors of Elan was informed by representatives of Elan of the status of the discussions with Athena regarding the possible expansion of the strategic relationship between Elan and Athena. Following discussions as to various possible forms of strategic collaboration, the executive committee of Elan authorized the representatives of Elan to enter into merger negotiations. Prior to the March 10, 1996, executive committee meeting, no discussions regarding a possible expansion of the strategic relationship between Elan and Athena had been held at a meeting of the Board of Directors of Elan or any committee thereof, although certain members of Elan's executive committee had been a part of, or kept apprised of, earlier discussions.

  In mid-March 1996, representatives of Elan, Athena and their respective financial advisors met to discuss valuation issues. At such time the parties were unable to agree on the valuation of Athena. Representatives of each of Elan and Athena and the respective legal advisors continued to negotiate the non-financial terms of a draft merger agreement which had been previously distributed by Elan's legal advisors and continued their due diligence of each other's businesses.

  On March 14, 1996, the Athena Board held a telephonic special meeting to discuss the status of negotiations. Brian H. Dovey, Chairman of the Athena Board, and Brook H. Byers and Anthony B. Evnin, Ph.D., both members of the Athena Board, were appointed members of an executive committee to assist John Groom, Athena's President and Chief Executive Officer, with future negotiations. Until the next Athena Board meeting Mr. Groom, in consultation with members of the executive committee, continued to discuss with senior management of Elan the detailed terms, provisions and conditions of the draft Merger Agreement.

  On March 14, 1996, the Elan Board at its regular quarterly meeting discussed the status of the merger negotiations. At such meeting the Board approved the general terms of the merger and authorized the executive committee to conduct final negotiations of the key financial provisions.

  After the close of business on Friday, March 15, 1996, the terms of the Exchange Ratio, the protection to be afforded to the Athena stockholders in the event of a substantial decline in the price of Elan ADSs prior to the closing, the amount and nature of break-up fees, and other key financial provisions were negotiated.

  By March 16, 1996, Elan, Athena and their respective advisors had finalized most major business terms of the Merger Agreement, subject to the approval of each company's board of directors. On March 17, 1996, Athena's Board of Directors held a special meeting in which the directors discussed and reviewed the terms of the proposed Merger Agreement. At that meeting, the Athena Board received detailed reports of the status of continuing negotiations with Elan and the terms and provisions of the Merger Agreement. In addition, the Athena Board received presentations from Athena's financial and legal advisors, and the written opinion of PaineWebber to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to Athena stockholders (other than Elan and its affiliates). The Athena Board then determined that the terms of the Merger Agreement were fair to, and in the best interests of, Athena and the Athena stockholders, and accordingly the Athena Board unanimously approved the Merger Agreement and resolved to recommend that the Athena stockholders vote for the approval and adoption of the Merger Agreement at a special meeting of Athena stockholders to be held for that purpose. See "--Athena's Reasons for the Merger; Recommendation of the Athena Board of Directors." On March 18, 1996, the Merger Agreement was executed, and the parties issued a joint press release announcing the Merger.

  On March 25 and March 26, 1996, two purported class action lawsuits were filed against Athena and its Board of Directors, alleging, among other things, that the consideration that the Athena stockholders will receive pursuant to the Merger is inadequate. See "--Certain Litigation Related to the Merger."

ATHENA'S REASONS FOR THE MERGER;
RECOMMENDATION OF THE ATHENA BOARD OF DIRECTORS

  The Athena Board of Directors, in the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, considered a number of factors, including among others: (i) the Athena Board's view that the Merger will result in a combined biopharmaceutical and drug development entity with substantially greater resources and a more diversified product base, development pipeline, manufacturing capabilities, and international presence, (ii) the Athena Board's view that Elan will be able to provide Athena with the capital and resources necessary in order for Athena to continue its research into Alzheimer's disease and other neurological disorders, and to have more flexibility in addressing scientific and business aspects of these programs, (iii) the terms and conditions of the Merger, including the premium to be paid by Elan and the U.S. federal income tax-free nature of the transaction to Athena stockholders, (iv) the presentation and written opinion of PaineWebber to the effect that the Exchange Ratio was fair, from a financial point of view, to the Athena stockholders (other than Elan and its affiliates), (v) information regarding historical market prices and other information with respect to the Athena Shares and the Elan ADSs, and the financial performance and condition, assets, liabilities, business operations, and prospects of each of Athena and Elan and their projected future values and prospects as separate entities and on a combined basis, (vi) the Athena Board's view that Elan's strengths in the testing, registration, manufacture and technology for delivery of pharmaceutical products will complement Athena's own strengths in basic research, sales and marketing and distribution, allowing Athena to more efficiently deliver products to market,
(vii) the Athena Board's view that the Merger will allow continued expansion by the combined companies into other territories and other areas of neurology, with the acquisition of additional products developed by third parties on favorable terms becoming a viable method of enhancing near-term revenues;
(viii) the compatibility of management of the two companies, and the proposed integration of certain officers and directors of Athena into Elan management;
(ix) the status of Athena's current research collaborations and other commercial relationships and (x) the Athena Board's assessment of Athena's strategic alternatives to the Merger, including remaining an independent company, licensing or otherwise transferring its rights to future discoveries, and merging or consolidating with a party other than Elan.

  The foregoing discussion of the factors considered by the Athena Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Athena Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

  THE BOARD OF DIRECTORS OF ATHENA HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ATHENA AND THE ATHENA STOCKHOLDERS. ACCORDINGLY, THE ATHENA BOARD OF DIRECTORS RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

ELAN'S REASONS FOR THE MERGER

  Elan believes that the businesses of both Elan and Athena will be enhanced by their combination by being better positioned to capitalize on the market opportunities created by the continued consolidation of the pharmaceutical industry. Following the Merger, Elan will be an integrated drug delivery and bio-pharmaceutical company with expanded capabilities in the discovery, development and marketing of treatments for diseases or conditions of the central nervous system. The Merger with Athena adds research, marketing, sales and distribution capabilities to Elan's expertise in drug delivery and development. Elan will be able to take advantage of Athena's access to neurologists and market presence in the U.S. to introduce its own products. The Merger will enable Elan to capitalize on Athena's research in the central nervous system area which is expected to strengthen Elan's existing multiple sclerosis program. After the Merger, Elan will have access to Athena's leading research in Alzheimer's disease and other neurological research with marketed products for the treatment of epilepsy and Parkinson's disease. The Merger can significantly enhance the value of the combined companies through product acquisitions, research partnerships and expanded distribution and marketing capabilities.

OPINION OF ATHENA'S FINANCIAL ADVISOR

  THE FULL TEXT OF THE OPINION OF PAINEWEBBER, DATED MARCH 17, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROSPECTUS-PROXY STATEMENT. ATHENA STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY. THE SUMMARY OF THE PAINEWEBBER OPINION SET FORTH IN THIS PROSPECTUS-PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  Athena retained PaineWebber as its exclusive financial advisor in connection with the Merger. In connection with such engagement, Athena requested PaineWebber to render an opinion as to whether or not the Exchange Ratio offered by Elan is fair, from a financial point of view, to the Athena stockholders (other than Elan and its affiliates).

  In connection with the Athena Board of Directors' consideration of the Merger Agreement, PaineWebber delivered its written opinion (the "PaineWebber Opinion"), to the effect that, as of March 17, 1996, and based on its review and assumptions and subject to the limitations summarized below, the Exchange Ratio is fair, from a financial point of view, to the Athena stockholders (other than Elan and its affiliates). The PaineWebber Opinion was prepared at the request and for the information of the Board of Directors of Athena and does not constitute a recommendation to any Athena Stockholder as to how any such stockholder should vote with respect to the Merger.

  In arriving at its opinion, PaineWebber, among other things: (i) reviewed, among other public information, Athena's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1994 and Athena's draft Form 10-K (containing preliminary unaudited financial information) for the fiscal year ended December 31, 1995; (ii) reviewed, among other public information, Elan's Annual Reports, Forms 20-F and related financial information for the five fiscal years ended March 31, 1995 and Elan'sForms 6-K and the related unaudited financial information for the nine months ended December 31, 1995; (iii) reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, cash flows, assets and prospects of Athena and Elan, furnished to PaineWebber by Athena and Elan, respectively; (iv) conducted discussions with members of senior management of Athena and Elan concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Athena Shares and Elan ADSs and compared such prices and trading histories with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vi) compared the financial positions and results of operations of Athena and Elan with those of certain other publicly traded companies which PaineWebber deemed to be relevant; (vii) compared the financial terms of the Merger with the financial terms of certain other business combinations which PaineWebber deemed to be relevant; (viii) reviewed the potential pro forma effects of the Merger; (ix) reviewed the draft Merger Agreement in the form presented to the Athena Board of Directors; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as PaineWebber deemed appropriate.

  In preparing the PaineWebber Opinion, PaineWebber relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by or on behalf of Athena and Elan and PaineWebber did not independently verify such information. PaineWebber assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Athena and Elan as to the future performance of Athena and Elan. PaineWebber also assumed, with the consent of Athena, that
(i) the strategic and operating benefits contemplated by the senior managements of Athena and Elan will be realized as a result of the Merger and
(ii) all material liabilities (contingent or otherwise, known or unknown) of Athena and Elan are as set forth in the consolidated financial statements of Athena and Elan, respectively. PaineWebber did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Athena or Elan, nor was PaineWebber furnished with any such evaluations or appraisals. The PaineWebber Opinion is based upon economic, monetary and market conditions existing on the date thereof. Furthermore, PaineWebber expressed no opinion as to the price or trading range at which the Athena Shares or Elan ADSs will trade after the date thereof. The PaineWebber Opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Athena Board as alternatives to the Merger, or the decision of the Athena Board to proceed with the Merger. The Exchange Ratio was determined by Athena and Elan in arm's-length negotiations. PaineWebber did not, and was not requested to, make any recommendations as to the form or amount of consideration to be paid pursuant to the Merger Agreement. Athena did not place any limitations upon PaineWebber with respect to the procedures followed or factors considered in rendering the PaineWebber Opinion.

  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the PaineWebber Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Athena and Elan. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

  The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the PaineWebber Opinion.

  Stock Trading History. PaineWebber reviewed the history of the trading prices and volume for the Athena Shares and the Elan ADSs, both separately and in relation to market indices and comparative company indices. The Athena comparative company indices represented (i) an index of the following eleven companies: Alkermes, Inc.; Cambridge Neuroscience, Inc.; Cephalon, Inc.; CoCensys, Inc.; Cortex Pharmaceuticals, Inc.; CytoTherapeutics, Inc.; Dura Pharmaceuticals, Inc.; Interneuron Pharmaceuticals, Inc.; Neurex Corporation; Neurogen Corporation; and Regeneron Pharmaceuticals, Inc. (collectively, the "Athena Comparative Companies") and (ii) an index of 92 biotechnology companies. The Elan comparative company index represented an index of the following six specialized pharmaceutical companies: Alza Corporation; Forest Laboratories, Inc.; IVAX Corporation; R.P. Scherer Corporation; Roberts Pharmaceutical Corporation; and TEVA Pharmaceutical Industries Limited (collectively, the "Elan Comparative Companies"). In addition, PaineWebber reviewed the historical implied exchange ratio between Athena Shares and Elan ADSs and compared this to the Exchange Ratio. PaineWebber noted that the historical implied exchange ratio consistently fell below the Exchange Ratio.

  Selected Comparative Public Company Analysis. Using publicly available information, PaineWebber compared selected historical and projected financial, operating and stock market performance data of Athena and Elan to the corresponding data of the Athena Comparative Companies and the Elan Comparative Companies, respectively. Because Athena and the Athena Comparative Companies are in the development stage and do not have meaningful revenues or earnings, PaineWebber believed that a quantitative analysis based on a comparison between Athena and the Athena Comparative Companies would not be meaningful. Therefore PaineWebber did not derive a range of equity values for Athena based on the selected comparative public company analysis. However, certain financial information pertaining to the Athena Comparative Companies was presented to the Athena Board including market value (stock price multiplied by shares outstanding) as of March 14, 1996, latest publicly available twelve months research and development expenditures and latest publicly available cash and cash equivalents balance.

  With respect to Elan and the Elan Comparative Companies, PaineWebber compared multiples of total enterprise value (market value plus total debt less cash and cash equivalents) to latest twelve month ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT"). PaineWebber also compared multiples of market value to LTM net income. Elan's LTM ended December 31, 1995 multiples of revenue, EBITDA, EBIT and net income as of March 14, 1996 were 11.5x, 27.0x, 32.6x and 31.1x, respectively. As of March 14, 1996 the Elan Comparative Companies' LTM median multiples of revenue, EBITDA, EBIT and net income were 3.2x, 16.8, 21.1x and 29.8x, respectively. PaineWebber believed Alza Corporation to be the most relevant comparative public company which as of March 14, 1996 traded at LTM revenue, EBITDA, EBIT and net income multiples of 8.6x, 20.8x, 23.6x and 38.8x, respectively. PaineWebber applied the above-derived Alza Corporation multiples to Elan's LTM revenue, EBITDA, EBIT and net income and compared the results to Elan's public market price of $61.75 per Elan ADS on March 14, 1996, to confirm its use of such market price in assessing the value of the Exchange Ratio to Athena stockholders.

  Selected Comparative Mergers and Acquisitions Analysis. PaineWebber reviewed publicly available financial information for selected mergers and acquisitions involving biotechnology and pharmaceutical companies. PaineWebber analyzed (i) acquisitions by pharmaceutical companies of biotechnology companies ("Pharma/Bio acquisitions") including (acquiror/target) Eli Lilly and Co./Hybritech Incorporated; Bristol-Myers Company/Genetic Systems Corporation; Ethyl Corporation/Nelson Research & Development Company; American Cyanamid Company/Praxis Biologics, Inc.; Chugai Pharmaceutical Co., Ltd./Gen-Probe Incorporated; Genzyme Corporation/Biosurface Technology, Inc.; Eli Lilly and Co./Sphinx Pharmaceuticals Corporation;

Amgen Inc./Synergen, Inc.; Glaxo plc/Affymax N.V.; Chiron Corporation/Viagene, Inc.; Marion Merrell Dow Inc./Selectide Corporation; Sandoz Ltd./Genetic Therapy, Inc.; Johnson & Johnson/GynoPharma, Inc.; and Rhone-Poulenc Rorer Inc./Applied Immune Sciences, Inc.; and (ii) acquisitions by pharmaceutical companies of pharmaceutical companies ("Pharma/Pharma acquisitions") including (acquiror/target) Monsanto Company/G.D. Searle & Co.; Solvay Pharmaceuticals, Inc./Reid-Rowell, Inc.; Schering-Plough Corporation/Key Pharmaceuticals, Inc.; Eastman Kodak Company/Sterling Drug Inc.; Institut Merieux International S.A./Connaught Biosciences Inc.; The Dow Chemical Company/Marion Laboratories, Inc.; Bristol-Myers Company/Squibb Corporation; Fujisawa Pharmaceutical Co. Ltd./Lyphomed, Inc.; IVAX Corporation/McGaw, Inc.; Roche Holdings Ltd./Syntex Corporation; American Home Products Corporation/American Cyanamid Company; Glaxo plc/Wellcome plc; Hoechst Aktiengesellschaft/Marion Merrell Dow Inc.; and Pharmacia Aktiebolag/The Upjohn Company. PaineWebber compared purchase price per share premiums over historical stock prices for the Pharma/Bio and Pharma/Pharma acquisitions to such premiums represented by the Exchange Ratio. For the Pharma/Bio acquisitions, PaineWebber calculated median and stripped mean (excludes highest and lowest data points in the mean calculation) purchase price per share premiums to (i) the target's closing stock price one day prior to announcement (58.3% and 62.5%, respectively); (ii) the target's initial public offering price (13.1% and 34.6%, respectively); and (iii) the target's all-time high closing stock price ((33.8)% and (48.5)%, respectively). For the Pharma/Pharma acquisitions, PaineWebber calculated median and stripped mean purchase price per share premiums to the target's closing stock price one day prior to announcement (39.9% and 34.7%, respectively). Based on the premiums paid to initial public offering price and all-time high closing stock price in the Pharma/Bio acquisitions, PaineWebber derived equity value ranges for Athena of $13.50 to $16.00 and $9.50 to $12.00 per fully diluted share, respectively. These equity value ranges per fully diluted share implied exchange ratio ranges of 0.2186x to 0.2591x and 0.1538x to 0.1943x, respectively. PaineWebber applied the premium paid to the target's closing stock price one day prior to announcement in the Pharma/Bio acquisitions to Athena's stock price on March 15, 1996 of $14.88 ("Athena's latest price") and Athena's 30-day average stock price ended March 15, 1996 of $13.85 ("Athena's 30-day average price") and derived equity value ranges of $23.50 to $24.00 and $22.00 to $22.50 per fully diluted share, respectively. These equity value ranges per fully diluted share implied exchange ratio ranges of 0.3806x to 0.3887x and 0.3563x to 0.3644x, respectively. PaineWebber also applied the premium paid to the target's closing stock price one day prior to announcement in the Pharma/Pharma acquisitions to Athena's latest price and Athena's 30-day average price and derived equity value ranges of $20.00 to $21.00 and $18.50 to $19.50 per fully diluted share, respectively. These equity value ranges per fully diluted share implied exchange ratio ranges of 0.3239x to 0.3401x and 0.2996x to 0.3158x. PaineWebber noted that the Exchange Ratio fell within the overall range of implied exchange ratios of 0.1538x to 0.3887x and above the middle of this overall range (0.2713x).

  Discounted Cash Flow Analysis. PaineWebber analyzed Athena based on an unleveraged discounted cash flow analysis of the projected financial performance of Athena. Such projected financial performance was based upon five-year forecasts for Athena provided by Athena management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of revenue multiples from 3.0x to 6.0x and a range of EBIT multiples from 18.0x to 24.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 30.0% to 37.5%. Based on this analysis, PaineWebber derived an equity value range for Athena of $11.00 to $15.00 per fully diluted share, which implied an exchange ratio range of 0.1781x to 0.2429x. PaineWebber noted that the Exchange Ratio fell above the implied range.

  In addition, to assess the public market valuation of Elan, PaineWebber analyzed Elan based on an unleveraged discounted cash flow analysis of the projected financial performance of Elan. Such projected financial performance was based upon five-year forecasts for Elan provided by Elan management. The discounted cash flow analysis determined the discounted present value of the unleveraged after-tax cash flows generated over the five-year period and then added a terminal value based upon a range of revenue multiples from 6.0x to 9.0x and a range of EBIT multiples from 24.0x to 30.0x. The unleveraged after-tax cash flows and terminal value were discounted using a range of discount rates from 15.0% to 22.5%. Based on this analysis, PaineWebber derived an equity value range for Elan of $70.00 to $100.00 per fully diluted share. PaineWebber noted that the range exceeded Elan's market price of $61.75 on March 15, 1996. PaineWebber also analyzed Elan with an unleveraged discounted cash flow analysis using Elan's projections but adjusted by Athena for Athena's internal estimate of Elan's future performance. Utilizing the same assumptions as outlined above, PaineWebber derived an equity value range for Elan of $60.00 to $80.00 per fully diluted share. PaineWebber noted that the majority of the range exceeded Elan's market price of $61.75 on March 15, 1996.

  Pro Forma Merger Analysis. PaineWebber performed an analysis of the potential pro forma effect of the Merger on Elan's earnings per share ("EPS") for the years ending December 31, 1996 through December 31, 2000, which assumed that the Merger was consummated on June 30, 1996. In performing this analysis, PaineWebber assumed (i) the Merger will provide 0.2956 of a share of Elan ADSs in exchange for each Athena Share; (ii) the Merger would be accounted for under the purchase method of accounting; and (iii) certain cost savings and incremental revenues would be achieved as a result of the Merger based on Athena management's estimates. PaineWebber combined the projected operating results of Athena (provided by Athena management) with the corresponding projected pro forma operating results of Elan (provided by Elan management and as adjusted by Athena management) to arrive at the combined company projected net income. PaineWebber divided these results by the pro forma shares outstanding to arrive at a combined company EPS. PaineWebber then compared the combined company EPS to Elan's projected stand-alone EPS (provided by Elan management and as adjusted by Athena Management) to determine the pro forma impact on Elan's EPS. This analysis suggested that the Merger should result in dilution to Elan's EPS in 1996 and 1997 with such dilution declining in each year and should result in accretion to Elan's EPS thereafter.

  Athena selected PaineWebber to be its financial advisor in connection with the Merger because PaineWebber is a prominent investment banking and financial advisory firm with experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes.

  Pursuant to an engagement letter between Athena and PaineWebber dated March 7, 1996 PaineWebber has earned a fee of $750,000 for the rendering of the PaineWebber Opinion. In addition, PaineWebber will receive a fee payable upon completion of the Merger equal to 0.75% of the purchase price (including the fair market value of securities issued) received by Athena or its stockholders (approximately $4.3 million based on the closing price of Elan ADSs on May 13, 1996) less the $750,000 earned as provided above. PaineWebber will not be entitled to any additional fees or compensation in the event the Merger is not approved or otherwise consummated. Athena also agreed, under separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber and its affiliates have provided financial advisory services and financing services for Athena, including acting as lead manager in connection with a public offering of Athena Shares in October 1995, and have received fees for the rendering of these services. PaineWebber may provide financial advisory services to, and may act as underwriter or placement agent for, the combined company in the future. In the ordinary course of PaineWebber's business, PaineWebber may actively trade the securities of Athena and Elan for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. Among other securities of Athena which PaineWebber may hold for its own account from time to time, an affiliate of PaineWebber holds warrants to purchase up to 1,000,000 shares of Athena Shares each with an exercise price of $8.20 per share, up to 500,000 of which are subject to future adjustment. In addition, Stelios Papadopoulos Ph.D., a representative of PaineWebber, is a member of the Board of Directors of Athena.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Athena Board with respect to the Merger Agreement, Athena stockholders should be aware that certain officers and directors (or their affiliates) of Athena have interests in the Merger that are different from and in addition to the interests of Athena stockholders generally. The Board of

Directors of Athena was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby.

  Athena Options. Pursuant to the Merger Agreement Elan has agreed to cause each unexpired option (collectively, the "Athena Options") to purchase Athena Shares that is outstanding under (i) the 1989 Stock Plan of Athena, (ii) the 1991 Incentive Plan, and (iii) the Genica Pharmaceuticals Corporation 1989 Stock Option Plan immediately prior to the Effective Time to be automatically converted at the Effective Time into an option to purchase Elan ADSs, based upon the Exchange Ratio (each, an "Elan Exchange Option"). See "The Merger Agreement--Treatment of Athena Stock Options, Warrants and Convertible Debt." Pursuant to the terms of the stock option agreements under which the Athena Options were issued, the unvested portion of each Athena Option will vest upon consummation of the Merger. As of the Record Date, 1,728,784 Athena Shares were issuable to executive officers and directors of Athena, including the approximately 774,000 Athena Shares which will vest upon consummation of the Merger, upon the exercise of outstanding Athena Options granted to such executive officers and directors of Athena. Such options, given the Exchange Ratio of .2956 Elan ADSs per Athena Share, will be converted to become approximately 511,028 Elan Exchange Options at the Effective Time.

  Athena and Elan Management. Following the Effective Time, the Athena Board will consist of Donal J. Geaney and Thomas G. Lynch. Immediately following the Effective Time, John Groom and Dennis J. Selkoe, M.D., both currently members of the Athena Board, will be appointed to Elan's Board. In addition, John Groom, who will remain President and Chief Executive Officer of Athena, will be appointed President and Chief Operating Officer of Elan.

  Employment Arrangements. In connection with the Merger, certain officers of Athena who will become directly employed by Elan after the Effective Time are expected to enter into employment agreements (the "New Employment Agreements") with Elan. The terms of the New Employment Agreements have not been finalized as of the date of this Prospectus-Proxy Statement.

  Severance Agreements with Officers. Each of the officers of Athena has entered into, or prior to the Effective Time is expected to enter into, a severance agreement (a "Severance Agreement") with Athena (other than one officer who has a pre-existing agreement with a wholly-owned subsidiary of Athena). Each Severance Agreement provides, subject to certain restrictions, for the payment of benefits to those persons who are officers of Athena on the day preceding the Effective Time and who are terminated from the employ of Athena within one year of the Effective Time because of (i) involuntary termination without cause (as the term "cause" is defined in the Severance Agreements), (ii) resignation after demotion in title, material reduction in authority or responsibility, or material reduction in compensation or benefits, or (iii) resignation in response to proposed relocation. The benefits to be paid under each Severance Agreement consist of a lump sum payment equal to (I) in the case of the Chief Executive Officer, two years' Pay ("Pay" being defined in the Severance Agreements to include base salary plus the product of base salary multiplied by the average bonus percentage paid to that officer over the two years preceding the Effective Time), and
(II) in the case of officers other than the Chief Executive Officer, 12 months' Pay plus one month's Pay for each full year of service with Athena in excess of one year, but in no event more than 18 months' Pay. In addition, the Surviving Corporation will continue, for each officer so terminated, medical, dental and life insurance benefits for not more than 12 months after the Effective Time. Finally, the Severance Agreements provide for outplacement services at a cost not to exceed $10,000 per person. In the event that an officer becomes subject to the excise tax described in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Surviving Corporation will make an additional payment to the officer to hold him or her harmless, on an after-tax basis, against such excise tax.

  Indemnification; Insurance. Elan has agreed to indemnify present and former directors and officers of Athena and to continue in effect for a period of three years following the Merger a directors' and officers' liability insurance policy substantially equivalent to that which Athena currently maintains for directors and officers. See "The Merger Agreement--
Indemnification; Insurance."

  Relationship with Athena's Financial Advisor. Stelios Papadopoulos Ph.D., a director of Athena, is also a Managing Director and Head of the Health Care Investment Banking Group at PaineWebber, which acted as financial advisor to Athena with respect to the Merger. See "--Opinion of Athena's Financial Advisor."

RESALES BY AFFILIATES OF ATHENA

  None of the Elan ADSs received by the Athena stockholders in connection with the Merger will be subject to restrictions on transfer under the Securities Act, except that Elan ADSs (and the related Ordinary Shares) (collectively, the "Restricted Shares") received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Athena prior to the Merger may be resold by them only pursuant to an effective registration under the Securities Act or in transactions permitted by the resale provisions of Rule 145(d) or, in the case of Ordinary Shares, Regulation S under the Securities Act (or, in the case of any such persons who become affiliates of Elan, Rule 144 under the Securities Act) or another applicable exemption from the registration requirements under the Securities Act.

GOVERNMENTAL REGULATION

  Antitrust. Certain acquisition transactions, including the Merger, may not be consummated until certain information has been furnished to the Justice Department and the FTC pursuant to the HSR Act, and certain waiting period requirements thereunder have been satisfied. Elan and Athena filed the required information and material with the Justice Department and the FTC with respect to the Merger Agreement on April 4, 1996. On April 22, 1996, early termination of the applicable waiting period under the HSR Act was received without the FTC or Justice Department taking any action. No additional filings or waiting periods are applicable with respect to the Merger pursuant to the HSR Act and the rules promulgated thereunder.

  At any time before or after the Effective Time, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Elan to divest itself, in whole or in part, of Athena or of other businesses conducted by Elan. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Elan and Athena will prevail. The obligations of Elan and Athena to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the Merger. Each party has agreed to use commercially reasonable efforts to have any such injunction or order lifted.

  Certain transactions, including the Merger, may not be consummated until, pursuant to the Irish Mergers Act, a notification has been made to the Enterprise Minister, such further information (if any) as he may require has been furnished, and either the Enterprise Minister has issued a clearance for the proposed transaction or a prescribed period following notification has expired without the Enterprise Minister having prohibited the proposed transaction. The prescribed period consists of the three months following the date of notification or, where the Enterprise Minister requests further information, the date of receipt by him of such information. Elan and Athena have given notification of the Merger to the Enterprise Minister on April 11, 1996 and requested that the Enterprise Minister issue a clearance in respect of it. On May 8, 1996, the Enterprise Minister requested further information, which was furnished on May 10, 1996.

ACCOUNTING TREATMENT

  Elan will account for the Merger by the acquisition method of accounting under generally accepted accounting principles in Ireland ("Irish GAAP"). The transaction will be accounted for by the purchase method of accounting under generally accepted accounting principles applicable in the United States ("U.S. GAAP"). Both Irish and U.S. GAAP require the consideration to be allocated to the net assets acquired at their fair value at the date of acquisition, with the difference between the consideration and the fair value of the net assets acquired treated as goodwill. In the allocation of consideration, Irish GAAP requires an allocation of purchase consideration to intangible assets which are separable from the business. U.S. GAAP requires an allocation of consideration to identifiable intangible assets whether separable or not. Under Irish GAAP, Elan proposes to write off the goodwill arising on the consolidation against stockholders' equity at the date of acquisition. Under U.S. GAAP, the goodwill, if any, arising on the consolidation will be amortized over its expected useful life, estimated at 20 years, and charged against income. An allocation under U.S. GAAP to in-process research and development will be written off against income at the time of the Merger.

CERTAIN LITIGATION RELATED TO THE MERGER

  On March 25 and March 26, 1996, two alleged stockholders of Athena filed suit in the Superior Court in San Francisco, California against Athena and individual members of Athena's Board of Directors. The plaintiffs, who purport to represent a class of all Athena stockholders, allege that the consideration which Athena stockholders would receive pursuant to the Merger is inadequate and that the Athena directors have therefore breached their fiduciary duties owed to the Athena stockholders. The complaints allege the Merger consideration is below the fair or inherent value of Athena and the defendants have not considered other potential purchasers of Athena or its stock. The complaints further allege that there has been inadequate disclosure of material facts concerning the business and prospects of Athena as they relate to the Merger. The suits seek an injunction against the Merger, rescission of the Merger if consummated, unspecified damages, attorneys' fees and other relief.

                             THE MERGER AGREEMENT

  The following description of certain provisions of the Merger Agreement is only a summary and does not purport to be complete. This description is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is incorporated herein by reference and attached as Annex A hereto.

THE MERGER

  The Merger Agreement provides that, subject to the approval of the Merger Agreement by the stockholders of Athena (under Delaware law, a majority of the outstanding Athena Shares must vote in favor of the Merger Agreement) and Elan and the satisfaction or waiver of other conditions to the Merger, Subco will be merged with and into Athena, with Athena continuing as the Surviving Corporation and as a direct wholly-owned subsidiary of Elan.

EFFECTIVE TIME AND EFFECTS OF THE MERGER

  If the Merger Agreement is approved by the stockholders of Athena and Elan, and the other conditions to the Merger are satisfied or waived, the Effective Time will occur at the time of filing of a certificate of merger, in the form required by and executed in accordance with the DGCL, with the Secretary of State of the State of Delaware. It is presently contemplated that the Effective Time will occur as promptly as practicable after the Merger Agreement has been approved by the stockholders of Athena and Elan. At the Effective Time, the Athena Certificate and Athena By-laws, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The directors of Subco immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Athena immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualify in the manner provided in the certificate of incorporation and by-laws of the Surviving Corporation, or as otherwise provided by law.

CONVERSION OF ATHENA SHARES

  The Merger Agreement provides that, as of the Effective Time, by virtue of the Merger and without any action on the part of any Athena stockholder, (i) each remaining Athena Share issued and outstanding immediately prior to the Effective Time (except for shares, if any, owned by Athena as treasury stock or owned by any subsidiary of Athena or owned by Elan or any subsidiary of
Elan) shall be converted into the right to receive .2956 Elan ADSs (provided, however, that if the record date for the 2 for 1 stock split announced on March 15, 1996 by Elan occurs prior to the Effective Time, the Exchange Ratio will be doubled to .5912); and (ii) each issued and outstanding share of common stock of Subco immediately prior to the Effective Time shall be converted into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of the number of Athena Shares outstanding immediately prior to the Effective Time; and (iii) the number of Athena Shares underlying options, warrants, calls, subscriptions or other rights or other agreements or commitments of Athena shall be assumed by Elan. In the event the Average Market Value (as defined under "--Conditions") of an Elan ADS, is below $50.00, the Exchange Ratio may be increased. See "-- Conditions." At the Effective Time all Athena Shares shall automatically be canceled as a result of the consummation of the Merger.

  In the event the Exchange Ratio is increased, Athena will promptly issue a press release announcing the increase and the Exchange Ratio as adjusted. Athena Stockholders who have any questions regarding whether an increase has been made, the calculation of the Exchange Ratio or about executing, changing or revoking a proxy, should contact Skinner & Co., 660 Market Street, Suite 204, San Francisco, California 94104, (415) 981-0970. The foregoing $50.00 trigger price assumes the previously announced 2 for 1 stock split will not precede the Effective Time. If the stock split does precede the Effective Time the trigger price will be appropriately adjusted.

NO FRACTIONAL ELAN ADSS

  No fractional Elan ADSs will be issued in the Merger. In lieu of any such fractional Elan ADSs, each holder of Athena Shares who otherwise would be entitled to receive a fractional Elan ADS pursuant to the Merger will be paid an amount in cash, without interest, equal to such fraction multiplied by the Market Value. "Market Value" shall mean, with respect to Elan ADSs issued, the mean between the high and low prices of the Elan

ADSs as reported on the NYSE Composite Tape on the NYSE trading day immediately prior to the Effective Time. The fractional share interests of each Athena stockholder will be aggregated, and no Athena stockholder will receive cash in an amount equal to or greater than the value of one full Elan ADS.

EXCHANGE OF SHARE CERTIFICATES

  Promptly after the Effective Time, transmittal forms will be mailed to each holder of record of Athena Shares to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for Elan ADRs evidencing the Elan ADSs to which he or she has become entitled and, if applicable, cash in lieu of a fractional Elan ADS. After receipt of such transmittal form, each holder of certificates formerly representing Athena Shares should surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor Elan ADRs evidencing the whole number of Elan ADSs to which he or she is entitled and any cash which may be payable in lieu of a fractional Elan ADS. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. ATHENA STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. After the Effective Time, each certificate evidencing Athena Shares, until so surrendered and exchanged, will be deemed, for all purposes, to evidence the right to receive the number of Elan ADSs into which the Athena Shares evidenced by such certificate have been converted and the right to receive any cash payment in lieu of a fractional Elan ADS, except that the holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Elan until the certificate is surrendered. Such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions, together with any cash payment in lieu of a fraction of an Elan ADS, will be paid, without interest. Until surrendered as contemplated by the Merger Agreement, each certificate evidencing Athena Shares will, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such certificate, the Elan ADR representing the appropriate number of Elan ADSs, cash in lieu of fractional Elan ADSs and dividends and other distributions thereon, if any, declared on and payable to holders of record of Elan ADSs after the Effective Time.

TREATMENT OF ATHENA STOCK OPTIONS, WARRANTS AND CONVERTIBLE DEBT

  As of the Effective Time, by virtue of the Merger and without any action on the part of the participants therein, Elan shall assume all of the obligations of Athena under each of the Athena Plans (as defined below), with the effect that each option to purchase Athena Shares that is outstanding under the 1989 Stock Plan of Athena, the 1991 Incentive Plan and the Genica Pharmaceuticals Corporation 1989 Stock Option Plan (together, the "Athena Plans") immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Elan in such a manner that each such option shall be exercisable upon the same terms and conditions as under the applicable Athena Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of Elan ADSs equal to the number of Athena Shares subject to such option multiplied by the Exchange Ratio, and (ii) the option price per share of Elan ADSs shall be an amount equal to the option price per Athena Share subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio. Pursuant to the terms of the stock option agreements under which the Athena Options were issued, the unvested portion (an aggregate of 2,335,923 Athena Shares) of each Athena Option will vest upon consummation of the Merger. As of the Record Date, 4,254,991 Athena Shares were issuable upon the exercise of outstanding Athena Options, which options, given the Exchange Ratio of .2956 Elan ADSs per Athena Share, will be converted to become approximately 1,257,775 Elan Exchange Options at the Effective Time. Assuming the exercise of all Elan Exchange Options immediately after the Effective Time, the holders thereof would hold approximately 3.3% of all Elan Ordinary Shares issued and outstanding immediately after the Effective Time (not including any Elan Ordinary Shares otherwise held by such holders). The weighted average exercise price per share of all Athena Options outstanding as of the Record Date is $7.91 per share. Following the Merger and assuming an Exchange Ratio of .2956, the weighted average exercise price per share of Elan Exchange Options will be approximately $26.76 per Elan ADS.

  Elan has agreed to file at the Effective Time a Form S-8 or other appropriate form under the Securities Act to register the Elan ADSs issuable upon exercise of the Elan Exchange Options and to use its reasonable efforts to cause such registration statement to remain effective until the exercise or expiration of all such options.

  As of the Effective Time, each warrant to purchase Athena Shares ("Athena Warrant") then outstanding shall remain outstanding and shall be deemed to be a warrant to purchase, in place of the purchase of Athena Shares previously subject to such Athena Warrant, that number of Elan ADSs equal to the product of the number of Athena Shares subject to such Athena Warrant, and not exercised prior to the Effective Time, multiplied by the Exchange Ratio (the "Elan Exchange Warrants"). The exercise price per share shall be equal to the exercise price per share under the Athena Warrant divided by the Exchange Ratio. As of the Record Date, 730,040 Athena Shares were issuable upon the exercise of outstanding and vested Athena Warrants (excluding Athena Warrants held by Elan), which will be converted, at the Exchange Ratio, to become approximately 215,800 Elan Exchange Warrants at the Effective Time. The weighted average exercise price per Athena Share of all Athena Warrants (excluding Athena Warrants held by Elan) outstanding and vested as of the Record Date is $7.61. Following the Merger and assuming an Exchange Ratio of
 .2956, the weighted average exercise price of all Elan Exchange Warrants will be approximately $25.74 per Elan ADS. As of the Effective Time, any existing right to convert debt payable by Athena into Athena Shares shall remain effective and shall be deemed to be a right to convert such debt into that number of Elan ADSs as is equal to the product of the number of Athena Shares into which such debt could have been converted prior to the Effective Time, and was not so converted, multiplied by the Exchange Ratio, with the conversion price being divided by the Exchange Ratio. As of the Record Date, 500,000 Athena Shares were issuable upon the conversion of convertible debt obligations of Athena (excluding Athena convertible debt held by Elan) ("Athena Convertible Debt"), which will be modified, at the Effective Time using the Exchange Ratio, to become convertible into approximately 147,800 Elan ADSs. The Athena Convertible Debt by its terms is not convertible until June 1997 unless Athena exercises its option to prepay such debt. Following the Merger and assuming an Exchange Ratio of .2956, the conversion price per share of all Elan ADSs issuable upon conversion of Athena Convertible Debt will be approximately $33.83 per Elan ADS. Elan will assume all registration obligations applicable to Athena Warrants and Athena Convertible Debt.

EMPLOYEE BENEFITS

  Under the Merger Agreement, Elan has agreed, with certain limited exceptions, that it will cause the Surviving Corporation and its subsidiaries to offer compensation and benefits to their respective employees that are substantially equivalent to the compensation and benefits that such employees enjoyed before the Effective Time.

NO SOLICITATION

  Pursuant to the terms of the Merger Agreement, Athena has agreed that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its subsidiaries or any of its subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Athena or its subsidiaries or acquisition of any kind of material portion of the assets or capital stock of Athena and its subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the Merger Agreement; provided, however, that Athena may, in response to an unsolicited, bona fide, written proposal from a third party regarding a Superior Proposal (as defined below) furnish information to, engage in discussions and negotiate with such third party, but only if the Board of Directors of Athena determines in good faith by a majority vote that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the Athena stockholders than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties, having received prior to such determination (i) advice of outside legal counsel of Athena that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors and (ii) the advice of a financial advisor of nationally recognized reputation (including, without limitation, PaineWebber) that the Superior Proposal would provide greater value to Athena and the Athena stockholders than the Merger. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by any financially responsible third party (other than Elan) with respect to an Acquisition Transaction for which any required financing is committed in writing by reputable financing sources.

REPRESENTATIONS, WARRANTIES AND COVENANTS

  Elan, Athena and Subco have made certain customary representations and warranties to each other relating, among other things, to corporate organization, standing and power; capital structure; corporate power and authority to enter into the Merger Agreement; non-contravention of existing agreements, judgments, orders, decrees or laws; compliance with securities laws; accuracy of information supplied for inclusion in this Prospectus-Proxy Statement; absence of material changes or events; absence of undisclosed liabilities; absences of material litigation; financial statements; and brokers. Athena has also made certain customary representations and warranties relating to the fairness opinion of Athena's financial advisors; the inapplicability of state anti-takeover statutes; the identification of affiliates; compliance with laws; employee benefit plans; taxes; environmental matters; labor matters; insurance; contracts and commitments; and patents and trademarks. None of the representations and warranties of the parties shall survive the Closing (as defined in the Merger Agreement).

  Each of Elan and Athena has agreed, pursuant to the Merger Agreement, that, prior to the Effective Time, the operations of Elan, Athena and their subsidiaries will be conducted in the ordinary and usual course of business and consistent with past practices. The Merger Agreement further provides that Elan, Athena and their respective subsidiaries will each use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them and will take no action which would adversely affect their ability to consummate the Merger or the other transactions contemplated thereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Effective Time, neither Athena nor any of its subsidiaries nor Elan nor any of its subsidiaries will, without the prior written consent of Elan or Athena, as applicable: (i) amend its Restated Certificate of Incorporation (or other applicable charter document) or By-laws except, with respect to Elan, the proposed two-for-one stock split announced on March 15, 1996 (the "Elan Stock Split"); (ii) split (except with respect to the Elan Stock Split), combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof, other than, in the case of Elan, consistent with past practice) in respect of its capital stock, except dividends to wholly-owned subsidiaries or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its subsidiaries or purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of its capital stock or of any of its subsidiaries; (iii) maintain its books and records in a manner not in the ordinary course of business and substantially consistent with past practice; (iv) except in the case of Elan as otherwise disclosed in the Merger Agreement, institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables; or (v) agree to do any of the foregoing.

  With respect solely to Athena, neither Athena nor any of its subsidiaries will, without the prior written consent of Elan: (i) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of Athena or its subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of Athena or its subsidiaries, other than pursuant to and in accordance with and subject to the limitations set forth in (a) the Employee Stock Purchase Plan (as defined in the Merger Agreement) or (b) the terms of Elan Common Stock Equivalents (as defined in the Merger Agreement); (ii)(a) create or incur indebtedness for borrowed money, except in the ordinary course of business and consistent with past practice; (b) assume, guarantee, endorse or otherwise as an accommodation become liable or responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any other individual, firm or corporation; (c) enter into any commitment or transaction material to Athena and its subsidiaries taken as a whole; or (d) incur any liabilities except for liabilities which, individually and in the aggregate, would not have a Material Adverse Effect (as defined in the Merger Agreement); (iii) except in the ordinary course of business or as otherwise contemplated by the Merger Agreement (a) increase in any manner the compensation of any of Athena's or its subsidiaries' directors or officers or employees; (b) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any contract, agreement or understanding with any of Athena's or its subsidiaries' past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing as of December 31, 1995; (c) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any person; (d) enter into any contract, agreement or understanding with any of Athena's or its subsidiaries' past or present employees; and (e) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence prior to December 31, 1995, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding or for the benefit of any person, or amend any such plans, contracts, agreements or understandings in existence prior to December 31, 1995; (iv) except as otherwise expressly contemplated by the Merger Agreement, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed; (v) except in the ordinary course of business or as otherwise expressly contemplated by the Merger Agreement, grant or acquire any material licenses to use any Intellectual Property Rights (as defined in the Merger Agreement) or unpatented inventions set forth in the Merger Agreement; provided Athena and its subsidiaries shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions set forth in the Merger Agreement without the prior written consent of Elan, which consent shall not be unreasonably withheld; (vi) except as otherwise expressly contemplated by the Merger Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice; (vii) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by the Merger Agreement; (viii) except as previously approved by the Board of Directors of Athena prior to the date of the Merger Agreement and as identified to Elan prior to the date of the Merger Agreement, authorize or commit to make capital expenditures in excess of $500,000; (ix) permit any insurance policy naming Athena as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Elan; (x) enter into any hedging, option, derivative or other similar transaction; (xi) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;
(xii) exercise its technology purchase option pursuant to its Purchase Option Agreement with PaineWebber R&D Partners III, L.P.; or (xiii) agree to do any of the foregoing.

CONDITIONS

  In addition to the requisite approval of the Merger Agreement by the stockholders of Athena and Elan, the respective obligations of Elan and Athena to consummate the Merger are subject to the satisfaction or (where permissible) waiver of the following conditions, among others: (i) the Elan ADSs issuable in the Merger have been authorized for listing on the NYSE upon official notice of issuance; (ii) the Registration Statement of which this Prospectus-Proxy Statement forms a part has become effective under the Securities Act, and no stop order is in effect with respect thereto; (iii) no governmental entity or court of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which prohibits the consummation of the Merger or limits the exercise by Elan and the Surviving Corporation of full rights to own and operate the business of Athena and its subsidiaries; (iv) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been taken under the Irish Mergers Act prohibiting the Merger and the relevant period under the Irish Mergers Act for objection shall have expired or terminated; (v) all authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals which may be required in any foreign jurisdiction for the purposes of applicable antitrust, competition, takeover or similar legislation in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been received and shall remain in full force and effect; (vi) the receipt by Elan and Athena of an opinion of Cahill Gordon & Reindel and the receipt by Athena of an opinion of Pillsbury Madison & Sutro LLP, each to the effect that, among other things, the Merger constitutes a tax-free reorganization; and (vii) the Average Market Value (as defined below) of an Elan ADS shall be equal to or greater than $50; provided, however, that this condition will be satisfied if Elan increases the Exchange Ratio so that the product of (a) a fraction of an Elan ADS corresponding to the increased Exchange Ratio and (b) the Average Market Value of an Elan ADS is equal to or greater than $14.875. "Average Market Value" shall mean the arithmetic average of the closing price per share of an Elan ADS as reported on the NYSE Composite Tape for the five consecutive trading days ending with the last trading day prior to the Closing.

  In the event Elan elects to increase the Exchange Ratio, Athena will promptly issue a press release announcing such increase and the Exchange Ratio as adjusted. Athena Stockholders who have any questions regarding whether an increase has been made, the calculation of the Exchange Ratio or about executing, changing or revoking a proxy, should contact Skinner & Co., 660 Market Street, Suite 204, San Francisco, California 94104, (415) 981-0970. In the event the Average Market Value of an Elan ADS is below $50.00 and Elan does not elect to increase the Exchange Ratio, Athena intends to either terminate the Merger Agreement or resolicit the Athena Stockholders. The foregoing $50.00 trigger price assumes the previously announced 2-for-1 stock split will not precede the Effective Time. If the stock split does precede the Effective Time the trigger price will be appropriately adjusted.

  The obligations of Athena to effect the Merger are further subject to the satisfaction or (where permissible) waiver of the following conditions, among others: (i) the representations and warranties of Elan and Subco are true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time (except to the extent they relate to a particular date);
(ii) Elan and Subco have performed in all material respects their agreements under the Merger Agreement; (iii) Athena shall have received certificates of certain officers of Elan and Subco evidencing compliance with the conditions set forth in the Merger Agreement; (iv) there shall not have occurred since March 31, 1995 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Elan and its subsidiaries taken as a whole; (v) Athena shall have received the opinion of Cahill Gordon & Reindel, counsel to Elan, substantially to the effect as set forth in the Merger Agreement; and (vi) all necessary consents and approvals of, and notifications and disclosures to, and filings and registration with, any United States or any other governmental authority or any other third party required on the part of Elan and Subco for the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained or accomplished.

  The obligations of Elan and Subco to effect the Merger are further subject to the satisfaction or (where permissible) waiver of the following conditions:
(i) the representations and warranties of Athena are true and correct in all material respects as of the Effective Time as if made at and as of the Effective Time (except to the extent they relate to a particular date); (ii) Athena shall have performed in all material respects its agreements under the Merger Agreement; (iii) Elan and Subco shall have received certificates of certain officers of Athena evidencing compliance with the conditions set forth in the Merger Agreement; (iv) there shall not have occurred since December 31, 1995 any material adverse change in the general affairs, management, business, operations, assets, conditions (financial or otherwise) or prospects of Athena and its subsidiaries taken as a whole (including loss of a significant portion of the employees in Athena's therapeutic research department); (v) Elan shall have received the opinions of Pillsbury Madison & Sutro LLP, counsel to Athena, and Lisabeth F. Murphy, General Counsel to Athena, each substantially to the effect as set forth in the Merger Agreement; and (vi) all the consents, approvals, notifications, disclosures, filings and registrations required by the Merger Agreement shall have been obtained.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Elan or Athena:
(i) by mutual consent of the Boards of Directors of Elan and Athena; (ii) by either Elan or Athena if, without fault of such terminating party, the Merger shall not have been consummated on or before August 31, 1996, which date may be extended by mutual consent of the parties thereto; (iii) by either Elan or Athena, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or
(iv) by either Elan or Athena, if the requisite approvals of the stockholders of either Elan or Athena are not obtained at the meeting of stockholders duly called and held therefor.

  The Merger Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Elan, at any time prior to the Effective Time, before or after the approval by the Athena stockholders, if (i) Athena shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by Athena at or prior to such date of termination,
(ii) there exists a breach or breaches of any representation or warranty of Athena contained in the Merger Agreement such that the closing condition relating to the accuracy of the representations and warranties of Athena would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to Athena of written notice of such breach or breaches, (iii) the Board of Directors of Athena (a) fails to recommend the approval of the Merger Agreement and the Merger to the Athena stockholders, (b) withdraws, amends or modifies in a manner adverse to Elan its recommendation or approval in respect of the Merger Agreement or the Merger, (c) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or the Board of Directors of Athena shall have resolved to take any of the foregoing actions referred to in this clause and publicly disclosed such resolution; or (iv) Athena or its representatives shall furnish or disclose non-public information or negotiate, discuss, explore or otherwise communicate in any way with a third party with respect to any Acquisition Transaction, or the Board of Directors of Athena shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; provided, however, that in such event Elan shall have no right to terminate pursuant to this clause (iv) until the earlier of (a) May 31, 1996 or (b) the thirtieth calendar day after Athena or its representatives first furnishes or discloses non-public information to, or negotiates, discusses, explores or otherwise communicates with any third party with respect to an Acquisition Transaction (such earlier date being referred to as the "Trigger Date") and only if Athena has not terminated all such activities prior to the Trigger Date.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Athena stockholders, by action of the Board of Directors of Athena, if (i) Elan or Subco shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by Elan or Subco at or prior to such date of termination, (ii) there exists a breach or breaches of any representation or warranty of Elan or Subco contained in the Merger Agreement such that the closing condition relating to the accuracy of the representations and warranties of Elan would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to Elan of written notice of such breach or breaches.

FEES AND EXPENSES

  Each of Athena and Elan shall be responsible for the payment of its respective costs, fees and expenses related to the Merger Agreement and the transactions contemplated thereby.

  If the Merger Agreement is terminated by Athena pursuant to the third paragraph of "--Termination" above then Elan shall within two business days of such termination pay Athena by wire transfer or immediately available funds to an account specified by Athena (i) up to $2.5 million to reimburse Athena for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with the Merger Agreement and the transactions contemplated thereby and (ii) a fee of $5 million as liquidated damages. If the Merger Agreement is terminated by Elan pursuant to the second paragraph of""--Termination" above, then Athena shall within two business days of such termination pay Elan by wire transfer or immediately available funds to an account specified by Elan (a) up to $2.5 million to reimburse Elan for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with the Merger Agreement and the transactions contemplated thereby and (b) a fee of $5 million as liquidated damages.

  If the Merger Agreement is terminated (i) pursuant to the first paragraph of "--Termination" above (except clause (i)) and prior to such termination any financially capable person shall have expressed a bona fide interest in an Acquisition Transaction with Athena or the Athena stockholders, or (ii) by Elan pursuant to clause (iii) or (iv) of the second paragraph of "-- Termination" above, then, in any such case, Athena shall within two business days pay Elan by wire transfer of immediately available funds to an account specified by Elan up to $2.5 million to reimburse Elan for its documented fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby and if terminated by Elan pursuant to clause
(iii) or (iv) an additional fee of $25 million (less any fee previously paid as liquidated damages pursuant to the Merger Agreement), and if an additional fee has not already become payable and within twelve months after such termination Athena or any of its subsidiaries enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then Athena, prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction shall pay Elan by wire transfer of immediately available funds to an account specified by Elan, an additional fee of $25 million (less any fee previously paid as liquidated damages pursuant to the Merger Agreement).

INDEMNIFICATION; INSURANCE

  Elan shall (i) guarantee and (ii) shall cause the Surviving Corporation to maintain and perform in the same manner Athena's existing indemnification provisions with respect to present and former directors and officers of Athena for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Athena Certificate and Athena By-laws in effect as of the date of the Merger Agreement.

  For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Athena (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date of the Merger Agreement by Athena for such insurance.

AMENDMENT

  Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Elan, Subco and Athena at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that, after the Merger Agreement is adopted by the Athena stockholders, no such amendment or modification shall change the amount or form of the consideration to be paid pursuant to the Merger Agreement.

WAIVERS; CONSENTS

  Any failure of Elan or Subco, on the one hand, or Athena, on the other hand, to comply with any obligation, covenant, agreement or condition in the Merger Agreement may be waived by Elan, Subco and Athena, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever the Merger Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing pursuant to the terms of the Merger Agreement.

APPRAISAL RIGHTS

  In accordance with Section 262(b) of the DGCL, no holder of Athena Shares shall be entitled to appraisal rights.

                           CERTAIN TAX CONSEQUENCES

GENERAL

  The following discussion of certain U.S. federal income tax consequences of the Merger and certain U.S. federal income tax and Irish tax consequences of ownership of Elan ADSs is included for general information purposes only and does not purport to be a complete description of all potential tax consequences affecting the decision whether to vote to approve the Merger. The discussion applies only to Athena stockholders who hold their Athena Shares as capital assets within the meaning of Section 1221 of the Code and does not address all potential tax effects that may be relevant to Athena stockholders subject to special federal income tax treatment, including foreign persons, persons who own (actually or constructively) 5% or more of either the total voting power or total value of all capital stock of Elan before or immediately after the Merger, persons who are residents of Ireland or engaged in a trade or business in Ireland through a permanent establishment, insurance companies, tax-exempt organizations, retirement plans and persons who acquired their Athena Shares pursuant to the exercise of employee stock options or otherwise as compensation. The following discussion does not address the effect of applicable state, local or foreign (other than Irish) tax laws.

  This summary is based on the Code, regulations and rulings in effect at the date of this Prospectus-Proxy Statement, administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. This discussion is also based on certain representations made by Elan, Athena and certain Athena stockholders. If any of these representations is inaccurate, the tax consequences of the Merger could differ from those described herein.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  Special Federal Income Tax Rules Applicable to the Merger. Special federal income tax rules will apply to the Merger because Elan is a foreign corporation. Under section 367 of the Code and the regulations thereunder, the receipt of Elan ADSs by an Athena stockholder could be taxable, notwithstanding qualification of the Merger as a reorganization for federal income tax purposes, unless all of the following conditions are satisfied.

    (i) In the Merger, Athena's U.S. stockholders receive no more than 50% of either the voting power or value of the stock of Elan;

    (ii) Immediately following the Merger, no more than 50% of either the voting power or value of the stock of Elan is owned by U.S. persons who are either Athena officers or directors or Athena stockholders that own (directly or indirectly) 5% or more of the total voting power or value of the stock of Athena immediately before the Merger;

    (iii) Immediately prior to the Merger, Elan or an affiliate has been engaged in an active trade or business for at least three years and that trade or business is substantial in comparison to Athena's trade or business;

    (iv) The Athena stockholder does not own (directly or indirectly) 5% or more of the total voting power or value of the stock of Elan immediately following the Merger; and

    (v) Athena files the requisite statement describing the Merger with its federal income tax return for the taxable year of the Merger.

  Elan has agreed in the Merger Agreement to cause Athena to file the statement described in item (v) above.

  General Consequences of the Merger. Athena believes, based on the advice of Pillsbury Madison & Sutro LLP which in turn, is based on certain representations made by Elan, Athena, and certain Athena stockholders, that the Merger will constitute a reorganization under Section 368(a) of the Code. Based on that conclusion and satisfaction of the conditions described above under the caption "--Special Federal Income Tax Rules Applicable to the Merger," Athena further believes that for federal income tax purposes:

    (i) No gain or loss will be recognized with respect to the Elan ADSs received in the Merger by those Athena stockholders owning (directly or indirectly) less than 5% of the total voting power or value of the stock of Elan immediately following the Merger;

    (ii) The tax basis of the Elan ADSs received by any such Athena stockholder in the Merger will be equal to the tax basis of the Athena Shares exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received;

    (iii) The holding period of the Elan ADSs received by such Athena stockholders in the Merger will include the holding period of the Athena Shares exchanged therefor; and

    (iv) The receipt of cash in lieu of a fractional Elan ADS by any such Athena stockholder pursuant to the Merger will result in taxable capital gain or loss to such stockholder based on the difference between the amount of cash received by such stockholder and such stockholder's basis in such fractional share.

  NOTWITHSTANDING THE GENERAL TAX-FREE NATURE OF THE REORGANIZATION, ATHENA'S U.S. STOCKHOLDERS MAY NONETHELESS BE SUBJECT TO A PENALTY OF 25% OF THE AMOUNT OF GAIN ON THEIR ATHENA SHARES IF THEY DO NOT COMPLY WITH THE U.S. INFORMATION REPORTING REQUIREMENTS DISCUSSED BELOW.

  U.S. Information Reporting Requirements. Due to a recent change in the treasury regulations, Section 6038B of the Code requires that all of Athena's U.S. stockholders (including stockholders who own less than 5% of all outstanding Ordinary Shares of Elan after the Effective Time) file an IRS Form 926 attaching a statement setting forth the following information:

    (i) The name, address and U.S. taxpayer identification number of the Athena stockholder;

    (ii) The name, address, country of incorporation and U.S. taxpayer identification number (if any) of Elan;

    (iii) A description of the Elan ADSs received in exchange for Athena Shares; and

    (iv) A description of the Athena Shares surrendered in the Merger (including adjusted basis and estimated fair market value) and the name, address, place of incorporation and U.S. taxpayer identification number of Athena.

  The statement attached to IRS Form 926 should also include the following statement: "Section 367(a)(1) of the Code does not apply to the transfer of Athena Shares to Elan described herein because the Merger falls within the exception set forth in Temporary Income Tax Regulations section 1.367-3T(c)."

  FAILURE TO FILE A TIMELY AND COMPLETE IRS FORM 926, INCLUDING THE REQUIRED SUPPLEMENTAL INFORMATION, MAY LEAD TO IMPOSITION OF A PENALTY EQUAL TO 25% OF THE AMOUNT OF GAIN ON THE ATHENA SHARES SURRENDERED IN THE MERGER. IRS Form 926 and its required attachments must be filed with the Athena stockholder's U.S. federal income tax return for the taxable year in which the Merger takes place. Elan has agreed to provide Athena stockholders with certain information necessary to permit compliance with the above described information reporting requirements under Section 6038B of the Code. The necessary form and attachments will be provided with the transmittal forms provided for the forwarding of Athena Shares for exchange and cancellation. Athena stockholders should consult their own tax advisors with respect to the filing requirement described above.

U.S. FEDERAL INCOME TAX CONSEQUENCES AFTER MERGER

  General. U.S. holders of Elan ADSs are treated as the owners of the underlying Ordinary Shares for purposes of the Code and for purposes of the U.S.-Ireland double taxation convention relating to income and gains (the "Income Tax Convention") and to estate taxes (the "Estate Tax Convention").

  Taxation of Elan. Under the Income Tax Convention, Elan will not be subject to U.S. federal income tax (other than withholding tax imposed on U.S. source dividends and certain interest) unless it engages in a trade or business in the U.S. through a permanent establishment in the U.S. Elan's ownership of its U.S. subsidiaries

(including Athena, if the Merger is consummated) does not, in itself, constitute a permanent establishment. Elan expects to be able to conduct its activities in a manner that will not result in it being considered to be engaged in a trade or business or to have a permanent establishment in the U.S. and Elan's management anticipates that Elan will not be deemed to be engaged in a trade or business or to have a permanent establishment in the U.S. for U.S. income tax purposes. The law is unclear, however, as to what constitutes being engaged in a trade or business or a U.S. permanent establishment, so there can be no assurance that Elan will not be held to be engaged in a trade or business or to have a U.S. permanent establishment (in which case Elan would generally be subject to U.S. federal income tax on such of its net income as is effectively connected to the permanent establishment). Elan's U.S. subsidiaries, as U.S. corporations, are subject to U.S. taxation.

  Taxation of Dividends. Dividends paid by Elan, if any, will not qualify for the dividends received deduction otherwise available to U.S. corporate shareholders.

  U.S. Gift and Estate Tax. An individual U.S. holder of Elan ADSs will be subject to U.S. gift and estate taxes with respect to the Elan ADSs in the same manner and to the same extent as with respect to other types of personal property.

  Backup Withholding and Information Reporting. A holder of Elan ADSs may, under certain circumstances, be subject to certain information reporting requirements and backup withholding tax at the rate of 31% with respect to dividends paid on the Elan ADSs or the proceeds of sale of the Elan ADSs, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number ("T.I.N."), certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A non-U.S. holder must complete and provide Elan or its agent with a Form W-8 ("Certificate of Foreign Status"), certifying that such person is an exempt foreign person. A holder of Elan ADSs who does not provide a correct T.I.N. or Certificate of Foreign Status may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's U.S. federal income tax liability.

IRISH TAX CONSEQUENCES AFTER MERGER

  Irish Taxation of Elan. Elan is a public limited company incorporated, and resident for tax purposes, in Ireland. A company is resident for tax purposes in the country in which it is managed and controlled and, as this is a question of fact, there can be no certainty that Elan will continue to be regarded as resident in Ireland.

  The Irish Finance Act of 1973 provides that a company resident in Ireland and which is not resident elsewhere shall be entitled to have any income from a qualifying patent disregarded for taxation purposes. The legislation does not provide a termination date for the relief. A qualifying patent means a patent in relation to which the research, planning, processing, experimenting, testing, devising, designing, developing or similar activities leading to the invention which is the subject of the patent was carried out in Ireland. Income from a qualifying patent means any royalty or other sum paid in respect of the user of the invention to which the qualifying patent relates including any sum paid for the grant of a license to exercise rights under such patent, where that royalty or other sum is paid, for the purpose of activities which would be regarded under Irish law as the manufacture of goods, or by a person who is not connected with Elan. Accordingly, Elan's income from such qualifying patents is disregarded for taxation purposes in Ireland. Any Irish manufacturing income of Elan and its subsidiaries is taxable at the rate of 10% in Ireland until December 31, 2010. Any income of Elan which does not qualify for the patent exemption or the 10% rate of tax will be taxable at the Irish corporation tax rate of 38%.

  Taxation of Dividends. Dividends paid by Elan, if any, are not subject to Irish withholding tax. No Irish income tax will be payable on dividends paid by an Irish resident company, such as Elan, to stockholders who are not resident or ordinarily resident in Ireland. A charge to Irish social security taxes and other levies can arise for individuals. However, under the Social Welfare Agreement between Ireland and the U.S., an individual who is liable for U.S. Social Security contributions can normally claim exemption from these taxes and levies.

  Taxation of Capital Gains. A person who is neither resident nor ordinarily resident in Ireland and who does not carry out a trade in Ireland through a branch or agency will not be subject to Irish capital gains tax on the disposal of Elan ADSs so long as the Elan ADSs (or the shares they represent) are quoted on an exchange.

  Irish Capital Acquisitions Tax. A gift or inheritance of Elan Ordinary Shares will be within the charge to Irish capital acquisition tax ("CAT"). CAT is charged on a sliding scale of rates ranging in the case of gifts from 15% to 30% and in the case of inheritances from 20% to 40% on amounts above a tax free threshold. This tax free threshold is determined by the amount of the current benefit and of previous benefits within the charge to CAT and the relationship between the donor and the successor or donee. Gifts and inheritances between spouses are not subject to CAT. In addition, the Finance Act, 1933, introduced a 2% probate tax on the estates of deceased persons. To the extent that they pass under a will or on intestacy, Elan Ordinary Shares and Elan ADSs would be included within this tax notwithstanding that the deceased was domiciled outside Ireland.

  The Estate Tax Convention generally provides for CAT paid on inheritances in Ireland to be credited against tax payable in the United States and for tax paid in the United States to be credited against tax payable in Ireland, based on priority rules set forth in the Estate Tax Convention, in a case where an Elan ADS is subject to both Irish CAT with respect to inheritance and U.S. federal estate tax. The Estate Tax Convention does not apply to CAT paid on gifts.

  Irish Stamp Duty. Under current Irish law no stamp duty will be payable on the acquisition of Elan ADSs by persons purchasing such Elan ADSs or on any subsequent transfer of an Elan ADS. A transfer of Elan Ordinary Shares, whether on sale, in contemplation of a sale or by way of gift, will be subject to duty at the rate of 1% on the consideration given, or where the purchase price is inadequate or unascertainable, on the market value of the shares. Transfers of Elan Ordinary Shares which are not liable for duty at the rate of 1% will be subject to a fixed duty of IR(Pounds)10 unless the transfer is by way of security in which event there is a potential maximum charge of IR(Pounds)500.

  The person accountable for payment of stamp duty is the transferee or, in the case of a transfer by way of gift or for a consideration less than the market value, all parties to the transfer. Stamp duty is normally payable within 30 days after the date of execution of the transfer. Late or inadequate payment of stamp duty will result in liability for interest, penalties and fines.

  THE FOREGOING SUMMARY OF U.S. AND IRISH TAX CONSEQUENCES IS BASED ON THE INCOME TAX CONVENTION, ESTATE TAX CONVENTION, U.S. LAW, IRISH LAW, AND REGULATIONS, ADMINISTRATIVE RULINGS AND PRACTICES OF THE U.S. AND IRELAND, ALL AS THEY EXIST AS OF THE DATE OF THIS PROSPECTUS-PROXY STATEMENT. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO ATHENA STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO ATHENA STOCKHOLDERS RESIDENT OR ORDINARILY RESIDENT OR DOMICILED IN IRELAND OR DOING BUSINESS IN IRELAND. ATHENA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE LAWS.

               COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

COMPARATIVE MARKET PRICE INFORMATION

  Elan ADSs are traded on the NYSE, the principal trading market for Elan's securities, under the symbol "ELN." Prior to January 3, 1995, the Elan ADSs were listed and traded on the American Stock Exchange (the "ASE") under the same symbol. Athena Shares are listed and traded on the Nasdaq National Market under the symbol "ATHN." The following table sets forth the high and low per share sale prices for the Elan ADSs and Athena Shares as reported on the original ASE or NYSE trading tapes or the Nasdaq National Market, respectively, as the case may be, for the periods indicated.

                                                    ELAN ADSS     ATHENA SHARES
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
      CALENDAR 1996
       2nd Quarter (through May 10, 1996)....... $67 3/4 $61 1/2 $19 5/8 $17
       1st Quarter..............................  64 5/8  48 3/8  18 3/4  10 1/2
      CALENDAR 1995
       4th Quarter..............................  51      38 1/4  12 5/8   8 1/2
       3rd Quarter..............................  43 5/8  38 1/2  13 1/2   8 1/4
       2nd Quarter..............................  41 3/8  32 7/8   9 1/8   6 1/2
       1st Quarter..............................  39      33 1/4   9 3/4   5 3/8
      CALENDAR 1994
       4th Quarter..............................  40 1/8  32 1/2   7 5/8   5 1/4
       3rd Quarter..............................  39 1/2  31 1/8   7 5/8   5 7/8
       2nd Quarter..............................  38      30 1/8   8 3/4   6 1/8
       1st Quarter..............................  47 7/8  32 1/2  11 1/4   6 3/4
      CALENDAR 1993
       4th Quarter..............................  44 1/8  30 3/8  13       7 1/2
       3rd Quarter..............................  34 1/2  27 7/8   9       6 3/4
       2nd Quarter..............................  36      29 5/8   9 5/8   6 3/4
       1st Quarter..............................  37 7/8  25 5/8   9 3/4   6 1/2

  Elan's Ordinary Shares are also traded in Dublin on the Official List of the Irish Stock Exchange Limited and in London on the Official List of the London Stock Exchange Limited. The volume of trading in Elan's Ordinary Shares on such markets is, however, very limited.

  On March 15, 1996, the last full day of trading before the issuance of a press release by Elan and Athena announcing the proposed Merger, the reported closing price per Elan ADS was $61.75 and the reported closing price per Athena Share was $15.125. Based on the closing price of Elan ADSs on March 15, 1996, the market value of .2956 Elan ADSs was $18.253. On May 10, 1996, the reported closing prices of Elan ADSs and Athena Shares were $64.50 and $18.50, respectively.

COMPARATIVE DIVIDEND INFORMATION

  Elan has not paid cash dividends regularly on its Ordinary Shares in the past. The declarations of any cash dividends will be at the recommendation of Elan's Board of Directors. The Board of Directors' recommendations will depend upon the earnings, capital requirements and financial condition of Elan and other relevant factors. Although Elan does not anticipate that it will pay any cash dividends on its Ordinary Shares in the foreseeable future, Elan expects that its Board of Directors will review Elan's dividend policy on a regular basis. Dividends may be paid on Elan's Executive Shares or "B" Executive Shares at a time when no dividends are being paid on the Ordinary Shares. For additional information relating to the Executive Shares and "B" Executive Shares, see "Description of Elan Capital Stock" and Note 14 to the Consolidated Financial Statements included in Elan's 1995 Annual Report incorporated herein by reference.

  Athena has never paid dividends on its capital stock and there are restrictions upon Athena's ability to declare cash dividends under certain of Athena's credit agreements.

EXCHANGE RATES

  Fluctuations in the exchange rate between the Irish pound and the dollar may affect Elan's earnings, the book value of its assets and shareholders' equity as expressed in Irish pounds and dollars, and, consequently, may affect the market price for the Elan ADSs. See "Financial Information and Currency Translations."

  The following table sets forth, for the periods and dates indicated, certain information concerning the exchange rate of dollars for Irish pounds expressed in dollars per Irish pound at the Noon Buying Rate.

FISCAL YEAR                                                               PERIOD
ENDED MARCH 31,                                  AVERAGE(1)  HIGH   LOW    END
- ---------------                                  ---------- ------ ------ ------
  1991..........................................   1.6944   1.8390 1.5635 1.5735
  1992..........................................   1.5939   1.7580 1.4585 1.6160
  1993..........................................   1.6806   1.9028 1.4407 1.5122
  1994..........................................   1.4362   1.5553 1.3550 1.4380
  1995..........................................   1.5432   1.6360 1.4075 1.6200
  1996..........................................   1.5707   1.6055 1.5585 1.5720

- --------
(1) The average of the Noon Buying Rates on the last business day of each month during the relevant period.

  On March 31, 1996, the Noon Buying Rate was $1.5720 = IR(Pounds)1.

  For additional information regarding the currency translation policies of Elan, see Note 1 to the Consolidated Financial Statements included in Elan's 1995 Annual Report incorporated herein by reference.

                              UNAUDITED PRO FORMA
                        COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information (the "Pro Forma Combined Financial Information") is based on the historical financial statements of Elan and Athena and has been prepared to illustrate the effects of the Merger. The Pro Forma Combined Financial Information and accompanying notes should be read in conjunction with the historical financial statements of Elan and Athena incorporated herein by reference. The pro forma combined statements of income for the year ended December 31, 1995 give effect to the Merger as if it had occurred on January 1, 1995. The historical statement of operations of Athena, which is prepared in U.S. dollars, has been converted into Irish pounds at the average rate during calendar 1995 between $ and IR(Pounds), as calculated by the Central Bank of Ireland at $1.6039. The pro forma combined balance sheet as of December 31, 1995 has been prepared as if the Merger had occurred on that date. The historical balance sheet of Athena, as of December 31, 1995, which is prepared in U.S. dollars, is converted at an Irish pound rate of $1.60, the Noon Buying Rate on December 31, 1995. The Pro Forma Combined Financial Information has been prepared in accordance with U.S. GAAP using the purchase method of accounting. The Pro Forma Combined Financial Information does not contain any adjustment to reflect any restatement of the net assets of Athena to conform with Elan's accounting policies or the costs, benefits or synergies resulting from the integration of Elan and Athena following the Merger. The Pro Forma Combined Financial Information is not necessarily indicative of any future results of operations or the results that might have occurred if the Merger had been consummated on the indicated dates.

  The Merger will be accounted for using the purchase method of accounting. The total purchase cost of the Merger will be allocated to tangible and intangible assets and liabilities acquired based upon the reflected fair market values. Any allocation relating to in process research and development will be written off at the time of the Merger. The allocation of the aggregate purchase price reflected in the Pro Forma Combined Financial Information is preliminary. The final allocation of the purchase price is contingent upon final appraisals of the acquired assets.

                                   UNAUDITED
                        PRO FORMA COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                           AT DECEMBER 31, 1995
                         --------------------------------------------------------------------------------------------
                                     HISTORICAL                                                  COMBINED
                         -----------------------------------                          -------------------------------
                               ELAN            ATHENA(I)         ADJUSTMENT      NOTE     PRO FORMA      PRO FORMA(I)
                         -----------------  ----------------  -----------------  ---- -----------------  ------------
Assets
Current assets:
  Cash and cash
   equivalents.......... IR(Pounds)121,135  IR(Pounds)25,180  IR(Pounds)(10,000)   2  IR(Pounds)136,315    $218,104
  Marketable investment
   securities...........            86,861             3,751                --                   90,612     144,979
  Accounts receivable
   and prepayments......            30,328             4,044                --                   34,372      54,996
  Inventories...........            15,939             1,216                --                   17,155      27,447
                         -----------------  ----------------  -----------------       -----------------    --------
    Total current
     assets.............           254,263            34,191            (10,000)                278,454     445,526
                         -----------------  ----------------  -----------------       -----------------    --------
Fixed assets:
  Property, plant and
   equipment (net)......            57,219             2,934                --                   60,153      96,245
Other assets:
  Investments...........            43,613               --              (7,500)   1             36,113      57,781
  Intangible assets
   (net)................            49,599            17,984             47,875    2            115,458     184,733
                         -----------------  ----------------  -----------------       -----------------    --------
                                   150,431            20,918             40,375                 211,724     338,759
                         -----------------  ----------------  -----------------       -----------------    --------
Total assets............ IR(Pounds)404,694  IR(Pounds)55,109   IR(Pounds)30,375       IR(Pounds)490,178    $784,285
                         =================  ================  =================       =================    ========
Liabilities and
 shareholders' equity
Current liabilities:
  Accounts payable and
   accrued liabilities..  IR(Pounds)16,411   IR(Pounds)5,696      IR(Pounds)--         IR(Pounds)22,107     $35,372
  Current portion of
   debt.................               --              1,160                --                    1,160       1,856
                         -----------------  ----------------  -----------------       -----------------    --------
    Total current
     liabilities........            16,411             6,856                --                   23,267      37,228
                         -----------------  ----------------  -----------------       -----------------    --------
Government grants.......             1,896               --                 --                    1,896       3,034
Long-term debt..........           103,968            11,968             (7,500)   1            108,436     173,497
Minority interests......               388               --                 --                      388         621
                         -----------------  ----------------  -----------------       -----------------    --------
                                   106,252            11,968             (7,500)                110,720     177,152
                         -----------------  ----------------  -----------------       -----------------    --------

Share capital...........             1,503               172                323    2              1,826       2,922
                                                                           (172)

Additional paid-in
 capital................           214,726           107,618            364,828    2            579,554     927,286
                                                                       (107,618)
Equity adjustments from
 foreign currency
 translation............            (7,486)              --                 --                   (7,486)    (11,978)

Retained earnings.......            73,288           (71,505)          (290,991)   2           (217,703)   (348,325)
                                                                         71,505
                         -----------------  ----------------  -----------------       -----------------    --------
  Shareholders' equity..           282,031            36,285             37,875                 356,191     569,905
                         -----------------  ----------------  -----------------       -----------------    --------
Total liabilities and
 shareholders' equity... IR(Pounds)404,694  IR(Pounds)55,109   IR(Pounds)30,375       IR(Pounds)490,178    $784,285
                         =================  ================  =================       =================    ========

- --------
(i) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60 = IR(Pounds)1.00.

                         NOTES TO UNAUDITED PRO FORMA
                            COMBINED BALANCE SHEET

1. Reflects the elimination of a $12 million 10% convertible subordinated loan (IR(Pounds)7,500,000), advanced by Elan to Athena in March 1995.

2. The Merger is expected to result in the issuance of 8,087,438 Elan Ordinary Shares resulting in an increase in share capital and additional paid-in capital of IR(Pounds)323,000 and IR(Pounds)364,828,000, respectively. In addition, Athena has options, warrants and convertible debt which are expected to be exercisable for, or convertible into 5,583,615 Athena Shares, excluding any such instruments held by Elan. Under the Merger Agreement the holders of the options, warrants and convertible debt of Athena, will receive similar rights in Elan, adjusting the number of shares to which these instruments are entitled and the exercise/conversion price for the Exchange Ratio. The amount by which the quoted market value of the Elan ADSs exceeds the exercise price is included in additional paid-in capital and included in the purchase price. The share price used for the purpose of this calculation is that of the close of business on April 12, 1996 ($64.25). This was converted into Irish Pounds at the rate of $1.60 equals IR(Pounds)1.00, the noon buying rate in New York City on December 31, 1995. The total resulting purchase price approximates IR(Pounds)375,151,000 including transaction expenses of IR(Pounds)10,000,000. The purchase price is allocated as follows:

        Increase in fair value of intangible
         assets.............................  IR(Pounds)47,875,000(a)
        In-process research and development.           290,991,000(b)
        Net assets of Athena per balance                36,285,000
         sheet at December 31, 1995.........  --------------------
                                                       375,151,000
                                              ====================

- --------
            (a) Reflects an increase in the carrying value of
                intangible assets to their estimated fair value.
            (b) Reflects a one-time charge against earnings,
                representing the acquisition of in-process research and development activities estimated at IR(Pounds)290,991,000. This charge is excluded from the unaudited pro forma combined income statement as it is non-recurring.

3. In certain circumstances the Company may use the resulting cash and cash equivalents to acquire Elan ADSs in the open market subsequent to the consummation of the Merger.

                                   UNAUDITED
                        PRO FORMA STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED DECEMBER 31, 1995
                       -------------------------------------------------------------------------------------------------
                                   HISTORICAL                                                    COMBINED
                       -----------------------------------                         -------------------------------------
                             ELAN            ATHENA(I)         ADJUSTMENT     NOTE  PRO FORMA(II)    PRO FORMA (II)(III)
                       ----------------  -----------------  ----------------  ---- ----------------  -------------------
Revenues:
  Product sales and
   service revenues..  IR(Pounds)53,950  IR(Pounds) 27,187  IR(Pounds)   --        IR(Pounds)81,137       $129,819
  Research revenue...            19,208              6,119               --                  25,327         40,523
  Royalties and fees.            51,161                --             (2,031)   1            49,130         78,608
                       ----------------  -----------------  ----------------       ----------------       --------
    Total revenues...           124,319             33,306            (2,031)               155,594        248,950
                       ----------------  -----------------  ----------------       ----------------       --------
Cost and expenses:
  Cost of goods and
   services sold.....            41,481             13,086             3,436    2            58,003         92,804
  Selling, general
   and
   administrative....            20,815             13,840               --                  34,655         55,448
  Research and
   development.......            18,193             24,703            (2,031)   1            40,865         65,383
                       ----------------  -----------------  ----------------       ----------------       --------
    Total operating
     expenses........            80,489             51,629             1,405                133,523        213,635
                       ----------------  -----------------  ----------------       ----------------       --------
Operating income.....            43,830            (18,323)           (3,436)                22,071         35,315
  Interest and other
   income............            12,144              1,010              (563)   1            12,591         20,145
  Interest expense...            (5,733)            (1,236)              563    1            (6,406)       (10,249)
  Share of losses of
   associates........              (754)               --                --                    (754)        (1,206)
  Minority interest..                60                --                --                      60             96
                       ----------------  -----------------  ----------------       ----------------       --------
Income (Loss) before
 tax.................            49,547            (18,549)           (3,436)                27,562         44,101
Taxation.............              (277)               --                --                    (277)          (444)
                       ----------------  -----------------  ----------------       ----------------       --------
Net Income (Loss)....  IR(Pounds)49,270  IR(Pounds)(18,549) IR(Pounds)(3,436)      IR(Pounds)27,285       $ 43,657
                       ================  =================  ================       ================       ========
Earnings per
 ordinary, common and    IR(Pounds)1.36    IR(Pounds)(0.75)                          IR(Pounds)0.60          $0.97
 equivalent share....  ================  =================                         ================       ========
Weighted average
 number of ordinary,
 common and
 equivalent shares
 outstanding.........            36,223             24,569             8,986                 45,209         45,209
                       ================  =================  ================       ================       ========

- --------
(i) Translated into IR(Pounds) at the average rate during calendar 1995 at the rate of IR(Pounds)1.00=$1.6039.
(ii) As a result of the acquisition, Elan will incur a one-time charge against earnings representing the acquisition of in-process research and development estimated at IR(Pounds)290,991,000. This charge is excluded from the pro forma Combined Income Statement as it is a non-recurring item.
(iii) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60 = IR(Pounds)1.00.

                         NOTES TO UNAUDITED PRO FORMA
                             STATEMENTS OF INCOME

1. Reflects the research transactions between Elan and Athena in the year ended December 31, 1995 and interest charged by Elan to Athena pursuant to a US$12 million 10% convertible subordinated loan advanced in March 1995.

2. Reflects the effect of increased amortization following the revaluation of Athena assets at their estimated fair value. The intangible assets will be amortized on a straight line basis over their expected useful lives, estimated at 15 years.

                           COMPARATIVE PER SHARE DATA

                               HISTORICAL
                          ---------------------
                                                                    ATHENA          ATHENA
YEAR ENDED                                         PRO FORMA      EQUIVALENT      EQUIVALENT
DECEMBER 31, 1995              ELAN      ATHENA     COMBINED     PRO FORMA(I)  PRO FORMA(I)(II)
- -----------------         -------------- ------  -------------- -------------- ----------------
Net income (loss) per
 ordinary, common and
 equivalent share.......  IR(Pounds)1.36 ($1.21) IR(Pounds)0.60 IR(Pounds)0.18      $0.29
Dividends...............  IR(Pounds)0.00  $0.00  IR(Pounds)0.00 IR(Pounds)0.00      $0.00
Book value per ordinary,
 common and equivalent
 share..................  IR(Pounds)7.52  $2.11  IR(Pounds)7.81 IR(Pounds)2.31      $3.69

- --------
(i) The equivalent pro forma per share amounts were calculated by multiplying the pro forma income per share, pro forma dividends per share and pro forma book value per share by the Exchange Ratio.
(ii) Translated for convenience at the Noon Buying Rate on December 31, 1995 of $1.60=IR(Pounds)1.00.

                               BUSINESS OF ELAN

GENERAL

  Elan is a world leader in the development of controlled-absorption drug delivery systems. Elan manufactures, markets and licenses drug products based on such systems. Elan's drug delivery technologies are designed to improve and control the absorption and utilization by the human body of active pharmaceutical compounds, allowing these compounds to be administered less frequently, with reduced side effects and/or in reduced dosages. In addition to providing the potential for increasing the medical benefits and efficacy of active drug compounds, Elan's drug delivery systems provide its client pharmaceutical companies with the opportunity to improve the commercial prospects for existing drugs. One of Elan's principal objectives is to be the "Preferred Industry Partner" to certain leading pharmaceutical and biotechnology companies with respect to the development of drug delivery technologies applicable to a full range of pharmaceutical products.

  Elan has developed technologies applicable to a number of different controlled-absorption drug delivery systems which address a wide variety of delivery problems. These include a broad range of oral delivery systems for conventional drugs and for new and emerging therapeutic agents, passive transdermal, electrically-assisted transdermal and transcutaneous systems and long-acting injectables. Elan devotes significant resources to the refinement and improvement of its existing drug delivery systems, as well as to the development of next-generation technologies, with particular applicability to the delivery of new chemical entities, including macromolecules and other complex biotechnology products. Elan believes that its technologies and its drug delivery expertise provide the basis for a steady flow of innovative and improved products.

ELAN TECHNOLOGIES

  Elan's approach to technology development focuses on identifying delivery problems relating to specific pharmaceutical compounds and developing the most effective delivery system for each such compound. In doing so, Elan further develops its delivery systems and technologies which have widespread application to a large number of existing drugs, as well as to new chemical entities under development. In addition, Elan devotes significant resources to the development of next-generation technologies.

          TECHNOLOGY                              DESCRIPTION
          ----------                              -----------
 SODAS(R) Technology.........  Oral controlled-absorption drug delivery technology utilizing microspheroidal beads which
                               precisely controls the release and absorption
                               rate of a wide variety of pharmaceutical
                               compounds.
 IPDAS(TM) Technology........  Oral controlled-release drug delivery technology utilizing a specialized multiparticulate high-
                               density bead system which minimizes the adverse
                               gastro-intestinal effects commonly encountered
                               with certain irritant pharmaceutical compounds,
                               principally non-steroidal, anti-inflammatory
                               drugs.
 INDAS(R) Technology.........  Oral controlled-release drug delivery technology which creates a stable, high energy form for
                               pharmaceutical compounds displaying very poor
                               solubility characteristics and, combined with a
                               unique matrix technology, allows controlled
                               absorption over a 24-hour period.
 MODAS(TM) Technology........  Oral controlled-release drug delivery system which consists of a tablet core surrounded by a
                               differentially permeable membrane which controls
                               the delivery of pharmaceutical compounds. MODAS
                               is particularly suited for highly water soluble
                               drugs.

          TECHNOLOGY                              DESCRIPTION
          ----------                              -----------
 PharmaZome(R) Technology....  Liquid oral drug delivery technology which incorporates minute polymer micro-matrices which
                               are encoded with active pharmaceutical
                               compounds. These micro-matrices control the
                               release of active ingredients and are small
                               enough to be easily suspended in a liquid
                               medium. PharmaZome also has the ability to mask
                               unpleasant odors and/or tastes.
 EFVDAS(TM) Technology.......  Effervescent technology developed for use with a variety of over-the-counter and prescription
                               drugs. EFVDAS provides effective taste masking
                               of active pharmaceutical compounds and may
                               provide for superior and/or faster absorption of
                               a drug.
 DERMAFLEX(R) Technology.....  Passive transdermal patch employing a hydrogel matrix in which a pharmaceutical compound is
                               incorporated. Regulates both the availability
                               and the absorption of pharmaceutical compounds
                               in a manner which allows for controlled and
                               efficient delivery.
 ETDAS(R) Technology*........  Electronically-assisted delivery system which facilitates the controlled administration of
                               drugs, either transdermally or transcutaneously.
 BEODAS(TM) Technology*......  Oral drug delivery technology designed for the delivery of macromolecules and based upon
                               entrapping active pharmaceutical compounds
                               through a biodegradable polymer matrix in a
                               range of sub-micron-sized particles. BEODAS has
                               the potential for targeted delivery and enhanced
                               absorption of pharmaceutical compounds which are
                               not normally capable of oral administration.
 MIDAS(TM) Technology*.......  Incorporates a drug into a biodegradable polymer microparticle which can then be injected
                               subcutaneously or intramuscularly to provide a
                               defined release-rate of the drug for a period of
                               up to three months or more.

- --------
* Currently being developed by Elan for ATS. See "--Strategic Relationships."

PRODUCTS

 Current Products

  The primary Elan-developed products currently being marketed are as follows:

  DILTIAZEM: Elan has developed both a once-daily and a twice-daily, controlled-release formulation of diltiazem, a calcium channel blocker, utilizing Elan's SODAS technology. The once-daily formulation is used in the treatment of hypertension and angina and is marketed in the United States and Canada as Cardizem CD by HMR, as Herbesser(R) in Japan by Tanabe Seiyaku and by other licensees in certain other countries. The twice-daily formulation, which is used in the treatment of hypertension, is manufactured by Elan and is marketed by HMR in the United States and Canada as Cardizem SR and by other licensees in certain other countries.

  VERAPAMIL: Elan has developed a once-daily, controlled-release formulation of verapamil, a calcium channel blocker which is indicated for the treatment of hypertension. Verapamil, which incorporates Elan's SODAS technology, is manufactured by Elan and marketed in the United States and Canada by AHP as Verelan and by other licensees in certain other countries.

  NAPROXEN: Naproxen is a non-steroidal anti-inflammatory drug used in the treatment of osteo-arthritis and rheumatoid-arthritis. Elan has developed a once-daily, controlled-release formulation of naproxen sodium utilizing Elan's IPDAS technology. Naproxen is manufactured by Elan and marketed by Roche as Naprosyn(TM) SR in the United Kingdom and South Africa. In addition, licensing and marketing arrangements have been finalized with AHP for the marketing in the United States of Naprelan(R) (naproxen sodium) Controlled-Release tablets. AHP commenced shipping Naprelan to distributors in early April, 1996.

  NIFEDIPINE: Elan has developed a controlled-release, once-daily formulation of nifedipine, a calcium channel blocker which is indicated for the treatment of hypertension. Nifedipine utilizes Elan's INDAS technology and is manufactured by Elan and marketed as Nifensar(TM) XL in the United Kingdom and Ireland by Rhone-Poulenc Rorer, Inc., as Corinfar Uno in Germany by Asta Medica GmbH and by other licensees in certain other countries.

  NICOTINE PATCH: Elan has developed a nicotine transdermal product utilizing Elan's DERMAFLEX technology, which is used as a smoking cessation aid. The nicotine patch is manufactured by Elan and marketed as Prostep(R) in the United States by AHP and in Canada by Boehringer Ingelheim and by other licensees in certain other countries.

 Products under Development

  Elan is conducting research and clinical trials on the application of its delivery systems and technologies to a number of other pharmaceutical products and compounds. These projects are in various stages of development and cover a wide range of technologies. In addition to internal development projects, a number of projects on behalf of clients are underway.

  Elan has a number of novel therapeutic agents under development. Neurelan(TM), a controlled-release form of fampridine proposed for use in the symptomatic treatment of multiple sclerosis, has been formulated using Elan's proprietary drug delivery technology. Initial Phase II clinical trials have been completed. Elan expects that Phase III trials will begin in calendar 1996. See "--Governmental Regulation."

  Elan is also investigating a compound, code-named EL 530, for use in the treatment of prostate cancer under a cooperative Research and Development Agreement with the U.S. National Cancer Institute (the "NCI"). Phase I clinical trials have been completed and Elan's research to date indicates that EL 530 is well tolerated. Phase II trials have commenced under the direction of the NCI. Elan is also conducting development work on a compound closely related to EL 530, code-named EL 532. Elan believes that EL 532 may be useful in the treatment of certain anemias, particularly sickle cell anemia. Phase I clinical trials on EL 532 are nearing completion.

  Elan is conducting development work on Captelan(TM), a once-daily formulation of captopril, utilizing Elan's SODAS technology. Captelan is an angiotensin converting enzyme inhibitor used in the treatment of hypertension and congestive heart failure. Phase II/III clinical trials are scheduled for calendar 1996.

  Elan is also developing Morphelan(TM), a once-daily formulation of morphine, used in pain management therapy. Elan believes that Morphelan is effective in minimizing "breakthrough" pain over a 24-hour period. Morphelan is entering Phase III clinical trials.

  Elan is conducting development work on a wide range of controlled-release drug delivery devices utilizing Elan's ETDAS technology, including Panoject(TM), Panoderm(R) and Medipad(TM), which deliver a variety of drugs using low-powered electrical stimulus. Among the drug groups to which the ETDAS technology is being applied are complex macromolecules, antiemetic, antimigraine and anticancer compounds, analgesics and anticoagulants.

  Elan is also engaged in projects utilizing Elan's microparticulate technologies. Elan's EFVDAS technology is being employed to develop effervescent formulations of cimetidine, acetaminophen and ibuprofen.

  Elan has a number of oral controlled-release compounds which will enter into pivotal clinical trials in calendar 1996.

  Elan is pursuing a number of projects which have relatively short development cycles. Each of these projects involves the filing of an Abbreviated New Drug Application (an "ANDA"), whereby a bioequivalent match to an innovator product is developed. These projects are being carried out primarily for four clients (including Athena) under single or multi-product agreements. Elan expects that ANDAs will be filed on behalf of clients in calendar 1996.

  During calendar 1996, Elan expects to continue development work on the application of its technologies to a variety of novel therapeutic agents as a result of recently signed agreements with pharmaceutical industry partners. See "--Strategic Relationships."

  Other Products. In fiscal 1995, Elan reorganized its nutrition and diagnostics divisions, integrating these businesses into a single entity organized on a divisional basis with a stronger marketing focus. Now called the Medical Technologies Division, this division markets advanced medical nutrition products and other products used by the critically ill, through its own sales force and through distributors, to hospitals, nursing homes and the home health care segment in the United States, Canada and Mexico. These products include enteral feeding formulas, enteral pumps, plastics and other enteral devices and the Hearty Balance range of nutritional supplements. In addition, the Medical Technologies Division manufactures diagnostic products and automated diagnostic instruments in the United States and markets such products in the Unites States, Europe and the Middle East.

MARKETING

  Elan aggressively commercializes its technologies on a world-wide basis by focusing its activities on products that fit the needs of major pharmaceutical companies, both in the United States and in the other pharmaceutical markets of the world. Elan applies product- and market-specific approaches to its licensing activities, actively screening products and new chemical entities to identify opportunities where Elan's technologies can significantly enhance a drug's therapeutic efficacy and application, provide line extensions for a drug approaching patent expiration, improve a drug's market acceptability and open new markets for a drug.

  Elan's strategy is to capitalize on its development expertise by working with what it considers to be the optimal partner for the development and marketing of particular products and selecting the appropriate development stage at which to license such products. Elan generally licenses its products at a late stage in development, thereby enhancing the products' value and optimizing the products' return to Elan.

  Elan has entered into marketing and/or manufacturing contracts in respect of the sale and manufacture of many of its products. These long-term contracts provide, among other things, for the receipt by Elan of royalties based on net sales of its products in their respective markets. They also provide for certain manufacturing rights for Elan at its facilities in Athlone, Ireland and Gainesville, Georgia. In addition, consistent with its strategy to establish international commercialization capabilities, Elan has formed joint ventures in the United Kingdom, Ireland, Sweden, Spain, the Philippines, China and Taiwan. In general, each of these joint ventures has been established with a strong local partner, providing an existing infrastructure for the marketing of Elan-developed products.

STRATEGIC RELATIONSHIPS

  As part of Elan's objective to be the "Preferred Industry Partner" to certain leading pharmaceutical and biotechnology companies, in addition to its client-funded and self-funded research and development activities, Elan has entered into technology or product development collaborative arrangements with a number of strategic partners. In several of these arrangements, Elan has purchased an equity interest in its partner in order to enhance Elan's participation in the arrangement.

  In August 1993, Elan formed ATS for the purpose of developing and marketing pharmaceutical products based upon drug delivery systems incorporating Elan's ETDAS technology, BEODAS technology and MIDAS technology. ATS was funded through a subscription offering of units to Elan's stockholders, each unit consisting of one common share of ATS and one Elan warrant to purchase one Ordinary Share of Elan. The subscription offering, together with $35 million contributed by Elan to ATS, resulted in approximately $108.5 million of net proceeds to ATS. Elan has the Purchase Option, which is currently exercisable, to purchase all, but not less than all, of the outstanding common shares of ATS at predetermined prices through April 30, 1998. The Purchase Option price is (i) $36 per share (aggregate of $141.2 million), if exercised before October 31, 1996, (ii) $49 per share (aggregate of $192.2 million), if exercised after October 31, 1996 and on or before October 31, 1997, and (iii) $61 per share (aggregate of $239.3 million), if exercised after October 31, 1997 and on or before April 30, 1998. The Purchase Option price may be paid in cash, in Ordinary Shares or in a combination thereof at Elan's discretion. Pursuant to a development and license agreement, Elan is conducting research and development activities on behalf of ATS.

  In September 1994, Elan, Dura Pharmaceuticals, Inc. ("Dura") and Dura Delivery Systems, Inc. ("DDSI") formed a broad strategic alliance. The strategic alliance followed the purchase by Elan in April 1994 of 342,857 shares of Dura common stock and warrants to purchase an additional 300,000 shares of Dura common stock at an exercise price of $8.75 per share, for aggregate consideration of approximately $3.5 million. In connection with the formation of the strategic alliance, Elan, Dura and DDSI entered into (i) a technology access agreement (the "Technology Agreement"), which provides for the development by Elan of generic versions of certain drugs and the supply of such drugs to Dura for sale exclusively in the United States, (ii) a protein and peptide agreement which provides for the development by Elan of up to five compounds for systemic delivery through the lungs utilizing Dura's proprietary pulmonary dry powder drug delivery system and (iii) a licensing agreement (the "Licensing Agreement") pursuant to which Elan received exclusive rights to develop, manufacture and market in most countries outside the United States eight identified respiratory compounds for use in Dura's proprietary pulmonary dry powder drug delivery system. In addition, in connection with the execution of the licensing agreement, Elan and DDSI entered into a loan agreement (the "DDSI Loan Agreement") pursuant to which Elan agreed to lend to DDSI $10 million for a term of seven years (the "DDSI Loan") for the purpose of enabling DDSI to further develop certain compounds. Pursuant to the DDSI Loan Agreement, Elan had the right to convert the DDSI Loan, including accrued interest, if any, into shares of callable common stock of DDSI, at predetermined conversion rates, upon the exercise by Dura of an option (the "Dura Option") held by it to purchase all of the outstanding callable common stock of DDSI. In November 1995, Dura announced its intention to exercise the Dura Option and to purchase all of the outstanding callable common stock of DDSI for consideration consisting of common stock of Dura. In connection with such exercise, Elan converted the DDSI Loan into DDSI callable common stock and received 376,581 shares of Dura common stock upon the consummation of the acquisition of DDSI by Dura. Between March 11 and March 13, 1996, Elan sold 376,580 shares of Dura common stock reducing its ownership to 4.1%.

  In December 1995, Elan purchased in a private placement 333,333 units, each unit consisting of one share of callable common stock of Spiros Development Corporation ("Spiros") and one warrant to purchase 1.2 shares of common stock of Dura at an exercise price of $38.94 per share, at a purchase price of $30.00 per unit. The warrants expire on December 29, 2000. The private placement of the units was made in connection with the development of an alliance among Dura, DDSI and Spiros, which was formed for the purpose of developing certain products based on a proprietary dry powder drug delivery system licensed to Spiros by Dura and DDSI. Under the terms of the alliance, Dura has the right to purchase all (but not less than all) of the outstanding callable common stock of Spiros at predetermined prices through December 31, 1999.

  In October 1994, Elan entered into a master development and license agreement and an administrative support agreement with Nale Laboratories, a public limited company ("Nale"), pursuant to which Nale and Elan agreed to utilize Elan's research and development, medical and regulatory infrastructure for the development of complex generic drug candidates selected by Nale. Additionally, Nale may utilize Elan's manufacturing capabilities under certain specified terms and conditions. In connection with the execution of such agreements, Elan purchased 625,000 Nale ordinary shares, representing 26.6% of Nale's outstanding ordinary shares, and a warrant to purchase an additional 500,000 Nale ordinary shares at an exercise price of $16.00 per ordinary share,

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for aggregate consideration of $10,000,000. In March 1996, pursuant to an
Asset Purchase Agreement, a wholly-owned U.S. subsidiary of Nale acquired the Warner Chilcott division of Warner-Lambert Company.

  In August 1995, Elan and Ethical Holdings, plc ("Ethical") entered into a technology collaboration and product development agreement for a number of controlled-release and transdermal products. Ethical agreed to grant Elan access to certain Ethical proprietary technologies for use in Elan-developed products. At Elan's option, Elan may require Ethical to conduct research and development and/or manufacture such products. In connection with the establishment of the arrangement, Elan paid to Ethical a license fee of $8 million. Ethical will also receive certain milestone payments and a share of license fees and royalties relating to the marketing of all products under the arrangement. Finally, Elan purchased 700,000 ordinary shares of Ethical, and received a warrant, exercisable until August 31, 2000, to purchase an additional 950,000 Ethical ordinary shares at an exercise price of $9.75 per share until August 31, 1998, and $10.75 per share thereafter, for aggregate consideration of approximately $6.9 million.

  In October 1995, Elan and Emisphere Technologies, Inc. ("Emisphere") formed a strategic alliance providing for the application of Elan's drug delivery technologies to Emisphere's membrane absorption technologies. Elan and Emisphere executed a letter of intent to establish a joint venture for the development of oral formulations of heparin and heparinoid, two products which currently must be administered by injection. In connection with the formation of the strategic alliance, Elan purchased 600,000 shares of Emisphere common stock, and a received a warrant, exercisable until October 18, 2000, to purchase an additional 250,000 shares of Emisphere common stock at an exercise price of $16.25 per share, for aggregate consideration of $7,500,000.

MANUFACTURING AND FACILITIES

  Elan generally retains manufacturing rights to the products it develops. Elan manufactures some or all of the product requirements for certain client companies, including Cardizem CD and Cardizem SR for HMR, Verelan and Prostep for AHP and a range of products for licensees, distributors and joint venture partners throughout the world. Elan manufactures all of the Naprelan for its licensee, AHP.

  Elan's principal executive offices and primary manufacturing, sales and administrative facilities, comprising a 235,000 square foot complex, are located in Athlone, Ireland. In addition, Elan has established its own 40-bed clinical pharmacology center and attendant bioanalytical facilities at the Athlone complex. Elan also leases an 8,100 square research facility at Trinity College in Dublin, Ireland. Elan owns a 55,000 square foot administrative and manufacturing facility in Gainesville, Georgia, as well as in excess of 150 acres of land immediately adjacent to such facility, 40% of which is zoned for industrial and commercial use suitable for expansion of Elan's operations. In addition, Elan owns a 36,500 square foot manufacturing facility in Mezzovico, Switzerland. Elan also leases the following facilities: (i) a 20,000 square foot manufacturing, sales and administrative facility in Brea, California,
(ii) a 29,000 square foot sales, warehouse, manufacturing and administration facility in Smithfield, Rhode Island, (iii) a 4,200 square foot distribution, marketing and product finishing facility in the Philippines and (iv) a 5,000 square foot research and development facility in Yvane, Israel. Finally, Elan has acquired a 25,000 square foot manufacturing facility located near its Athlone, Ireland complex.

  On July 13, 1995 and September 26, 1995, Elan received the Warning Letters from the FDA, which identified certain conditions at Elan's Athlone, Ireland and Gainesville, Georgia manufacturing facilities which the FDA considered to be deviations from GMP regulations. Elan believes that all of its facilities are in substantial compliance with GMP regulations. However, a determination by the FDA that Elan is not in substantial compliance with such regulations could have a material adverse effect on Elan. See "Risk Factors-- Government Regulation."

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RESEARCH AND DEVELOPMENT

  Elan's product development efforts have been and are expected to continue to be either self-funded, funded by licensees, or both. Elan spent approximately IR(Pounds)17.7 million, IR(Pounds)14.1 million and IR(Pounds)11.4 million on self-funded research and development activities during fiscal 1995, fiscal 1994 and and fiscal 1993, respectively, excluding related general and administrative costs. The cost of research and development activities funded by licensees is included in the cost of goods sold.

GOVERNMENTAL REGULATION

  The design, development, testing, manufacturing and marketing of pharmaceutical products are intensely regulated by governmental regulatory agencies, including the FDA. For example, the Federal Food, Drug and Cosmetic Act (the "FDCA"), the Controlled Substances Act and other United States federal statutes and regulations impose requirements on the testing, manufacture and approval of Elan's products marketed in the United States. Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions, including the initiation of product seizures, import restrictions, injunctive actions and criminal prosecutions based on products or manufacturing practices that violate statutory requirements. In addition, informal administrative remedies can involve requests to recall violative products, as well as the refusal of the government to enter into supply contracts or to approve new drug applications ("NDAs") or other pre-market approval applications ("PMAs") until manufacturing or other alleged deficiencies are brought into compliance. The FDA also has the authority to withdraw approval of drugs in accordance with statutory due process procedures.

  The FDA approval procedure is a lengthy process. Prior to clinical (human) studies, the applicant must show through animal and laboratory studies that the product is reasonably safe to administer to humans. This is followed by studies in humans which must be preceded by the filing of an investigational new drug ("IND") application. A 30-day waiting period after the filing of each IND is required by the FDA prior to the commencement of initial (Phase I) clinical testing in healthy subjects. If the FDA has not commented on or questioned the IND within such 30-day period, initial clinical studies may begin. If, however, the FDA has comments or questions, such comments or questions must be addressed or answered to the satisfaction of the FDA before initial clinical testing can begin. In some instances, this process could result in substantial delay and expense. Phase I studies are intended to demonstrate the functional characteristics and safety of a product.

  After Phase I testing, extensive efficacy and safety studies in patients must be conducted. After successful completion of the required clinical testing, an NDA is filed, and its approval, which is required for marketing in the United States, involves an extensive review process by the FDA. In certain cases, an ANDA may be filed in lieu of filing an NDA. An ANDA relies on bioequivalency tests which compare the applicant's drug with an already approved reference drug, rather than on clinical studies. An ANDA would be available to Elan for a new formulation of a drug for which bioequivalent sustained release forms have already been approved by the FDA. Because the majority of Elan's drug development has been carried out on drugs which do not have such forms approved by the FDA, Elan expects that most of its new drug formulations will require NDA filings. There can be no marketing in the United States of any product for which an NDA or ANDA is required until the NDA or ANDA has been approved by the FDA. The NDA itself is a complicated and detailed document and must include the results of extensive clinical and other testing, the cost of which is substantial. While the FDA is required to review applications within 180 days of their filing, in the process of reviewing applications the FDA frequently requests that additional information be submitted and this typically restarts the 180-day regulatory review period anew when the requested additional information is submitted. The effect of such request and subsequent submission can significantly extend the time for the NDA review process. Until an NDA is actually approved, there can be no assurance that the information requested and submitted will be considered adequate by the FDA to justify approval. The packaging and labeling of all Elan-developed products are also subject to FDA approval and ongoing regulation. It is impossible to anticipate the amount of time that will be required to obtain approval from the FDA to market any product.

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

  An FDA approval of an NDA for a new chemical entity or a new dosage form/delivery system which was based, at least in part, upon the required submission of new clinical (human) data, is entitled to non-patent regulatory exclusivity against another person obtaining effective approval of an abbreviated type of NDA (an ANDA or "Paper-NDA") pending the expiration of the applicable exclusivity period (five years for a new chemical entity and three years for other approvals based upon submission of new clinical data). This regulatory exclusivity does not operate to preclude the effective approval of a full NDA during the exclusivity period.

  Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable regulatory authorities must be obtained in any foreign country prior to the marketing of the product in that country. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although there are some procedures for unified filings for certain European countries, in general, each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available and the products are potentially subject to a withdrawal proceeding if new evidence raises significant questions of safety or effectiveness. If, subsequent to approval, new information becomes available concerning the safety of any of Elan's approved products, this could result in the need to revise the labeling for the affected product or in the withdrawal of the approval of that product.

  All facilities and manufacturing techniques used for the manufacture of products for clinical use or for sale in the United States must be operated in conformity with GMP regulations, the FDA regulations governing the production of pharmaceutical products. On July 13, 1995 and September 26, 1995, Elan received the Warning Letters from the FDA, which identified certain conditions at Elan's Athlone, Ireland and Gainesville, Georgia manufacturing facilities which the FDA considered to be deviations from GMP regulations. As a result of discussions with the FDA, Elan implemented a number of corrective actions and is intensifying its GMP compliance procedures. The Warning Letters have not had, and Elan does not believe that the Warning Letters will have, a material adverse effect on Elan and its operations. Elan believes that its facilities are in substantial compliance with GMP regulations. However, a determination by the FDA that Elan is not in material compliance with such regulations could have a material adverse effect on Elan. See "Risk Factors--Government Regulation."

  From time to time, the FDA and other federal, state and foreign governmental agencies may adopt regulations that affect the manufacturing and marketing of products by Elan, including special regulations that may apply to any products utilizing biotechnology compounds. It is not possible to predict the impact that any such regulations, if adopted, might have on Elan or its operations.

  The Orphan Drug Act provides incentives to manufacturers to develop and market drugs for rare diseases and conditions affecting fewer than 200,000 persons in the United States at the time of application for orphan drug designation. A drug that receives orphan drug designation for an indication and is the first product to receive FDA marketing approval for that indication is entitled to a seven-year exclusive marketing period in the United States for that indication. However, a drug that is considered by the FDA to be different from a particular orphan drug is not barred from sale in the United States during such seven-year exclusive marketing period.

  Certain in vitro diagnostic products, medical nutrition devices and certain delivery systems (for example, Panoject, Panoderm and Medipad) are regulated or potentially regulated under the FDCA as medical devices. As medical devices, these products would be subject to premarketing and postmarketing requirements applicable to devices, including those governing (i) clinical testing, (ii) prior FDA approval in the form of (a) an FDA determination through the 510(k) process of substantial equivalence to a marketed device or
(b) an approved PMA, (iii) postmarketing record and reporting obligations and
(iv) GMP obligations. The failure to adhere to these requirements can result in a refusal of permission to market, a withdrawal of permission to market and the imposition of sanctions, including seizure, recall, notification, injunction, and civil and criminal penalties. Additionally, as a condition to marketing or continued marketing, the FDA may impose certain postmarket surveillance and/or tracing requirements which may significantly increase the regulatory costs associated with a product. The PMA approval requirements are generally analogous to the NDA approval requirements. The 501(k) process, while generally less burdensome than the PMA requirements, requires affirmative FDA approval and may be dependent upon the generation of safety and effectiveness data, as well as manufacturing and quality assurance data and information. There can be no assurance that a given medical device will obtain the necessary approvals or that any approval will be obtained within a specified time framework.

  Enteral formulas and other nutritional products offered for their nutritional value are regulated as foods under the FDCA. As foods, they are subject to labeling and manufacturing requirements for foods and special dietary foods. If the foods contains any food additive or any color additive that is not generally recognized as safe, that food is considered to be adulterated unless the use of the food additive or color additive is consistent with an approved food additive or color additive regulation. The issuance of a food additive or color additive regulation requires the generation of data to establish the safety of the intended use of the additive, and even when successful, can take several years to effectuate. The marketing of a food in violation of any of the applicable requirements may result in the imposition of sanctions, including seizure, injunction and criminal prosecution.

  Under the FDCA, it is possible for a given product to be regulated both as a drug and a medical device or as a food and a drug, subject to the corresponding requirements applicable to the respective categories.

PATENTS AND PATENT APPLICATIONS

  Elan believes that patent protection of its technologies and products is important to its future operations. Elan's success and competitive position will depend, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents, to protect its trade secrets and to operate without infringing on the proprietary rights of others. In addition, under a number of license agreements to which Elan is a party, the failure to obtain patents on the products which are the subject of such license agreements will reduce the royalty rate to which Elan is entitled. Finally, Elan's current favorable tax position is based, in large part, upon Irish tax law, which disregards income from qualifying patents for income tax purposes. There can be no assurance that (i) any additional patents will be issued in any or all appropriate jurisdictions in the future, (ii) Elan's patents will not be successfully challenged, (iii) Elan's technologies or products do not infringe upon the patents of third parties or (iv) the scope and validity of Elan's patents will prevent third parties from developing similar technologies or products.

  Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that patents issued covering Elan's technologies or products will not be infringed or successfully avoided through design innovation or by the challenge of such presumption of validity. Finally, there can be no assurance that products utilizing Elan's technologies, if and when issued, will not infringe on patents or other rights of third parties. The validity of a patent after its issuance by the patent office can be challenged by litigation. The expense involved in litigation regarding patent protection or a challenge thereto can be significant and cannot be estimated by Elan.

  It is also possible that third parties will obtain patents or other proprietary rights that may be necessary or useful to Elan. In cases where third parties are first to invent a particular product or technology, it is possible that those parties will obtain patents that will be sufficiently broad so as to prevent Elan from using such technology or from further developing or commercializing certain products.

  In addition, Elan uses substantial unpatented proprietary technology. There can be no assurance that others will not develop similar technology.

COMPETITION

  Elan's current and future products face competition from both traditional forms of drug delivery systems, as well as more advanced drug delivery systems developed by others. In addition, in certain cases, Elan's products face direct competition from products manufactured and marketed by major multinational pharmaceutical companies, some of which may potentially include certain of Elan's current clients. Many of these other pharmaceutical concerns have far greater financial resources, technical staffs and manufacturing and marketing capabilities than Elan.

  Two of Elan's products, Verelan and Cardizem CD, which account for an aggregate of 29% of Elan's total revenues in fiscal 1995, use delivery systems which are patent protected until 2007 and 2011, respectively. In addition, HMR also holds patents over Cardizem CD which expire in 2011. Other forms of sustained-release diltiazem and verapamil are reported to be in various stages of development by other companies. Elan cannot predict the impact of future competition on the sales of its products. See "--Litigation."

  Elan believes that competition among drug delivery systems is generally based upon, among other things, quality, performance, efficacy, price, convenience and safety. Acceptance by health care providers, of which there can be no assurance, is important to the success of Elan's products.

LITIGATION

  In November 1993, a patent infringement lawsuit was commenced in U.S. District Court for the District of New Jersey by Marion Merrell Dow Inc. ("MMD"), Carderm Capital L.P. ("Carderm Capital") and Elan against Hoechst-Roussel Pharmaceuticals, Inc. ("Hoechst-Roussel"), alleging that certain of the plaintiffs' patents relating to controlled-absorption formulations of diltiazem had been infringed by Hoechst-Roussel's attempt to obtain FDA approval of its own version of once-daily diltiazem, the rights to which Hoechst-Roussel had licensed from Biovail Corporation International ("Biovail"). In connection with the acquisition by Hoechst-Roussel's parent, Hoechst AG, of MMD, in April 1995 Hoechst-Roussel terminated certain agreements with Biovail pursuant to which Hoechst-Roussel had acquired rights to Biovail's once-daily formulation of diltiazem and the action was terminated as between Hoechst-Roussel, MMD and Carderm Capital. Elan retained its action against Hoechst-Roussel and in September 1995, Elan filed with the Court a motion to substitute Biovail for Hoechst-Roussel as the defendant in the action. On November 6, 1995, the Court entered an order granting Elan's motion to substitute. Elan is seeking, among other things, (i) an injunction against sales and marketing of Tiazac, Biovail's once-daily formulation of diltiazem, and (ii) pursuant to Elan's allegation that Biovail failed to comply with its patent certification obligations under the Waxman-Hatch Act, the withdrawal of FDA approval to market Tiazac in the United States pending Biovail's compliance with such certification obligations, including the certification of applicable Elan patents, and the conclusion of the action. The parties to the action are currently conducting discovery. It is anticipated that a trial date will be set in the early fall of 1996.


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                              BUSINESS OF ATHENA

  Athena discovers, develops and markets therapeutic products and diagnostic services for patients with neurological disorders. Athena's focus is on Alzheimer's disease and other neurological diseases, including epilepsy, multiple sclerosis and Parkinson's disease. Athena's sales and marketing group, including a national sales force of more than 50 representatives, markets Permax(R) (pergolide mesylate), a proprietary product for the treatment of Parkinson's disease, diagnostic testing services and the Athenaline range of branded multi-source (generic) pharmaceutical products.

  Athena believes that it has established a leadership position in pathology-based approaches to diagnose and treat Alzheimer's disease, for which there is no known prevention or cure. In collaboration with Eli Lilly and Company and many academic researchers, Athena has been a leader in understanding the molecular pathways that lead to the underlying pathology of Alzheimer's disease.

  Athena Diagnostics, Inc., Athena's wholly-owned subsidiary operating as a clinical reference laboratory, provides over 50 diagnostic testing services to the neurology market and, in January 1996, began marketing of a panel of testing services to aid in the diagnosis of Alzheimer's disease.

                       DESCRIPTION OF ELAN CAPITAL STOCK

  Elan's authorized capital stock consists of 100,000,000 Ordinary Shares, par value 4 Irish pence per share (the "Elan Ordinary Shares"), 1,000 Executive Shares par value one Irish pound per share (the "Executive Shares"), and 25,000 "B' Executive Shares, par value 4 Irish pence per share (the "'B' Executive Shares").

ORDINARY SHARES

  General. All of the 38,477,169 Elan Ordinary Shares issued as of May 10, 1996 were fully paid, duly authorized and validly issued. Holders of Elan Ordinary Shares are entitled to receive such dividends as may be recommended by the Board of Directors of Elan and approved by the stockholders and/or such interim dividends as the Board of Directors of Elan may decide. On liquidation or a winding up of Elan, the assets available for distribution among the holders of Elan ADSs and Elan Ordinary Shares not otherwise represented by Elan ADSs shall be distributed pro rata. Elan Ordinary Shares have no conversion or redemption rights.

  Voting Rights. Holders of Ordinary Shares are entitled to one vote per share, either in person or by proxy whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of stockholders, a vote shall be taken by a show of hands, in which every stockholder present in person or by proxy will have one vote; provided however, that no individual will have more than one vote. Elan's Memorandum and Articles of Association ("Elan's Articles") provide that three or more stockholders present in person or by proxy holding not less than one-third of the issued Ordinary Shares constitute a quorum at a meeting of stockholders. A majority of votes cast is required for ordinary resolutions; however, a 75% vote is required for adoption of a special resolution, such as a proposed amendment to Elan's Articles or authorizing a voluntary liquidation of Elan. Variation of the rights relating to a class of shares requires the approval of a special resolution by the class in question. Stockholders do not have cumulative voting rights for the election of directors, which means that the holders of a majority of the shares can elect all of the directors.

  Rights of Dissenting Stockholders. There are no appraisal rights under Irish law.

  Stockholder Meetings. Under Irish law, a company's annual general meeting of stockholders ("annual meeting") must take place in the Republic of Ireland and any business transacted at a meeting held in breach of this requirement will be void, unless all stockholders entitled to attend and vote at such meeting consent in writing to the meeting being held elsewhere or alternatively a resolution providing that the meeting be held elsewhere has been passed at the preceding annual meeting of stockholders, and the articles of association do not require that the annual meeting be held in Ireland. Elan's Articles permit annual meetings to be held outside Ireland if the above procedures are followed.

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

  Under Irish law, extraordinary general stockholders' meetings may be convened by the board of directors or at the request of stockholders holding not less than one-tenth of the paid-up capital of the company as at the relevant date. An annual meeting must be held each year and not more than 15 months shall elapse between the date of one annual meeting and that of the next. The Minister for Enterprise and Employment of Ireland may, on the application of any stockholder, call or direct the calling of a general meeting if default is made in holding such meeting. Irish law requires at least 14 days' written notice of a meeting, except that an annual meeting or a meeting for passing a special resolution requires at least 21 days' written notice.

  Issuance of Shares. Irish company law restricts the power of the board of directors to allot shares and to grant share subscription rights and rights to convert securities of a company into shares unless the stockholders pass a resolution conferring such powers of the board of directors for periods of up to five years. By an ordinary resolution passed by Elan's stockholders on July 2, 1992, the Board of Directors is authorized, during the period expiring July 1, 1997, to allot shares up to the amount of Elan's present authorized but unissued share capital. In addition, Elan may not pay, directly or indirectly, a commission in excess of 10% of the price at which shares are issued to any person subscribing for or procuring subscriptions for Ordinary Shares.

  Preemptive Rights. Irish law provides that equity shares (and rights to subscribe for or convert securities into equity shares) must, before being issued or granted for cash, be offered, pro rata, to the existing holders of equity shares. The stockholders may by special resolution eliminate this requirement for periods of up to five years. Elan's stockholders have passed the necessary special resolution eliminating the requirement for these preemptive rights for the period expiring July 1, 1997.

  Derivative Action Suits. As a general principle of Irish law, only a company itself can be the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. Neither an individual stockholder nor any group of stockholders has any right of action in such circumstances. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling stockholders cannot perpetrate a fraud on the minority stockholders or commit an act which is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority where certain decisions call for more than a simple majority, an individual stockholder is entitled to bring suit. In cases where the controlling stockholders will not institute proceedings in the name of the company in those instances where they are properly called for, one or more of the aggrieved minority stockholders may bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual stockholders. A minority stockholder is also able to initiate proceedings in the name of the company in certain other limited circumstances.

  Class Action Suits. In contrast to a derivative action which lies where it is alleged that a wrong has been done to the company, Irish law permits an action by a stockholder in his own right where he alleges that his personal rights have been infringed. If such a stockholder has rights which are identical to those enjoyed by other members or by all members of the same class of stockholders, it is possible for the stockholder to commence a suit in a representative capacity on behalf of himself and the other persons affected.

  Additionally, under Irish company law any member of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the members (including himself) or in disregard of his or their interests as members, may apply to the courts for an appropriate order.

  Interlocking and Interested Directors. Irish company law provides that it shall be the duty of a director of a company who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the company to declare the nature of his interest at a meeting of the directors of the company. Regulation 70(d) of Elan's Articles provide, among other things, that a director may not generally vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any material interest otherwise than by virtue of his interests in shares or other securities of or otherwise in or through Elan. Such Regulation also provides that if any question shall arise at any meeting as to the materiality of a director's interest or as to the entitlement of any

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

director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question shall be referred to the members of the Board of Directors whose votes are not in question. Additionally, it is provided by such regulation that the stockholders of Elan may, by ordinary resolution, ratify any transaction not duly authorized by reason of a contravention of the regulation. The above principles could apply where a director of Elan is or was a director and/or stockholder of or otherwise connected with another company with which Elan had entered into contracts.

EXECUTIVE SHARES AND "B' EXECUTIVE SHARES

  There are presently issued 1,000 Executive Shares, all fully paid, which are held by four persons. There are presently issued 21,375 "B' Executive Shares, all fully paid, which are held by one person. The Executive Shares do not confer on the holders thereof the right to receive notice of or to attend and vote at any meeting of Elan under any circumstances except with respect to matters relating to them as a class. A "B' Executive Share confers on the holder thereof the same voting rights as are enjoyed by a holder of an Ordinary Share. Neither the Executive Shares nor the "B' Executive Shares have the right to any profits of Elan, except as Elan may from time to time decide to distribute as a dividend on such shares. These shares were established by Elan as a means of enabling its key employees to participate in profits of Elan. In the event of the winding up of Elan, Executive Shares shall have a priority over Elan Ordinary Shares, and the "B' Executive Shares shall rank pari passu with the Elan Ordinary Shares, with respect to return of capital but neither the Executive Shares nor the "B' Executive Shares shall be entitled to participate further in any way in the profits or assets of Elan. Elan does not presently intend to issue any additional Executive or "B' Executive Shares.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

  Elan ADRs evidencing Elan ADSs (each of which represents one Ordinary Share) are issuable pursuant to the Deposit Agreement. Each Elan ADS represents one Ordinary Share (or evidence of a right to receive such share) deposited in accordance with the Deposit Agreement with The Bank of Ireland, Dublin, Ireland, as agent of the Depositary, or any successor to such agent (the "Custodian"). An Elan ADR may represent any number of Elan ADSs.

  The following statement includes a summary of certain provisions of the Deposit Agreement. Such summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary at 101 Barclay Street, New York, New York 10286, at the office of the Depositary's agent and at the designated office of the Custodian in Dublin, Ireland.

DEPOSIT AND WITHDRAWAL OF SHARES

  The Depositary has agreed that upon the deposit with the Custodian in Dublin, or upon delivery to the Depositary at its Corporate Trust Office for forwarding to the Custodian at the risk of the depositor, of Ordinary Shares or evidence of rights to receive such Ordinary Shares and, subject to the terms of the Deposit Agreement, it will execute and deliver through its Corporate Trust Office to the person or persons specified by the depositor an Elan ADR or ADRs registered in the name of such person or persons for the number of Elan ADSs issuable in respect of such deposit.

  Upon surrender of Elan ADRs at the Corporate Trust Office of the Depositary, and upon payment of the charges provided in the Deposit Agreement, Elan ADR holders are entitled to delivery at the Corporate Trust Office of the Depositary or at the office of the Custodian in Dublin of the Ordinary Shares and any other property at the time represented by the surrendered Elan ADRs, except that the Depositary may make delivery of such other property at its Corporate Trust Office. The forwarding of share certificates and other documents of title for such delivery at the Corporate Trust Office of the Depositary in New York City will be at the risk and expense of the Elan ADR holder.

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DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

  The Depositary is required, to the extent that in its judgment it can convert Irish pounds (or any other foreign currency) on a reasonable basis into dollars and transfer the resulting dollars to the United States, to convert all cash dividends and other cash distributions which it receives on the underlying Ordinary Shares into dollars, and to distribute the amount thus received to the holders of Elan ADRs in proportion to the number of Elan ADSs representing such Ordinary Shares held by each of them. The amount distributed will be reduced by any amounts required to be withheld by Elan or the Depositary on account of taxes. If the Depositary determines that in its judgment any foreign currency received by it cannot be so converted and transferred to the United States, the Depositary may distribute the foreign currency received by it or in its discretion hold such foreign currency for the respective accounts of the Elan ADR holders entitled to receive the same.

  If a distribution by Elan consists of a stock dividend or a free distribution of Ordinary Shares, the Depositary may, with Elan's approval, and shall if Elan so requests, distribute to the holders of outstanding Elan ADRs, in proportion to their holdings, additional Elan ADRs for an aggregate number of Elan ADSs representing the number of Ordinary Shares received as such dividend or free distribution. If additional Elan ADRs are not so distributed, each Elan ADS shall thenceforth also represent the additional Ordinary Shares distributed with respect to the Ordinary Shares represented thereby.

  If Elan offers, or causes to be offered, to the holders of Ordinary Shares any right to subscribe for additional Ordinary Shares or any rights of any other nature, the Depositary will, if requested by Elan, either (i) make such rights available to holders of Elan ADRs by means of warrants or otherwise, if lawful and feasible, or (ii) if making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, the Depositary in its discretion may sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as the Depositary may deem proper, and allocate the proceeds of such sales for the accounts of the holders of Elan ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any Elan ADR or ADRs, or otherwise. The Depositary will not make available to holders of Elan ADRs any right to subscribe for or to purchase any securities unless a registration statement is in effect or unless the offering and sale of such securities to such holders is exempt from registration under the provisions of the Securities Act.

  Should such distribution of rights not be possible, the Depositary intends to endeavor to dispose of the rights for the benefit of the holders of Elan ADRs, as stated above. Any disposal of rights may substantially reduce the equity of the holders of Elan ADRs.

  In the event that the Depositary determines that any distribution in property (including Ordinary Shares or right to subscribe therefor) is subject to any tax which the Depositary is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property, after deduction of such taxes, to the Elan ADR holders entitled thereto.

RECORD DATES

  Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, or whenever rights are issued with respect to the Ordinary Shares, or whenever the Depositary receives notice of any meeting of holders of securities represented by Elan ADRs, the Depositary will fix a record date for the determination of the holders of Elan ADRs who are entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.


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VOTING OF THE UNDERLYING ORDINARY SHARES

  Upon receipt of a notice of any meeting of holders of Ordinary Shares or securities represented by the Elan ADRs, the Depositary, as soon as practicable thereafter, will mail the information contained in such notice of meeting to the record holders of Elan ADRs.

  The record holders of Elan ADRs at the close of business on the date specified by the Depositary are entitled under the Deposit Agreement, subject to any applicable provisions of law and Elan's Articles, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Ordinary Shares or other securities represented by the Elan ADSs. The Depositary has agreed it will endeavor, insofar as practicable, to vote the Ordinary Shares or other securities so represented in accordance with such instructions. The Depositary has agreed not to vote the Ordinary Shares or other securities so represented unless it has received such instructions from the record holders of Elan ADRs.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The Elan ADRs and the Deposit Agreement may at any time be amended by agreement between Elan and the Depositary. Any amendment which imposes or increases any fees or charges (other than the fees of the Depositary for the execution and delivery or cancellation of Elan ADRs and taxes or other governmental charges), or which otherwise prejudices any substantial existing right of Elan ADR holders, will not take effect as to outstanding Elan ADRs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding Elan ADRs. Every holder of an Elan ADR at the time such amendment so becomes effective will be deemed, by continuing to hold such Elan ADR, to consent to such amendment and to be bound by the Deposit Agreement as so amended. In no event may any amendment impair the right of any Elan ADR holder to surrender his Elan ADR and receive therefor the underlying Ordinary Shares and any other property represented thereby.

  Whenever so directed by Elan the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Elan ADRs then outstanding at least 30 days prior to the date fixed in such notice of such termination. The Depositary may likewise terminate the Deposit Agreement at any time 60 days after the Depositary shall have delivered to Elan a notice of its election to so resign and a successor Depositary shall not have been appointed and accepted its appointment within such 60 days. The Deposit Agreement provides that Elan will use its best efforts to appoint a successor Depositary. If any Elan ADRs remain outstanding after the day of termination, the Depositary thereafter will discontinue the registration of transfer of Elan ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends or other distributions pertaining to the underlying Ordinary Shares, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver securities together with any dividends or other distribution received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered Elan ADRs. At any time after the expiration of two years from the date of termination, the Depositary has the right under the Deposit Agreement to sell the underlying Ordinary Shares and any other property and hold the net proceeds for the pro rata benefit of the holders of Elan ADRs which have not theretofore been surrendered.

CHARGES OF DEPOSITARY

  The Depositary charges a fee to the party to whom Elan ADRs are delivered against deposits and the party surrendering Elan ADRs for delivery of Ordinary Shares or other underlying securities, represented by the Elan ADRs issued or surrendered. Elan pays all other charges of the Depositary, including charges for issuance of Elan ADRs payable as a dividend or distribution or in connection with a rights offering to stockholders, except for taxes and other governmental charges, any applicable transfer or registration fees on the deposit or withdrawal of Ordinary Shares, and certain cable, telex, facsimile and delivery charges, any of which are payable by persons depositing or withdrawing Ordinary Shares, and such expenses as are incidental to the conversion of foreign

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currency into dollars. Elan will pay all charges of the Depositary in connection with the initial issuance of the Elan ADRs evidencing the Elan ADSs offered hereby.

GENERAL

  Elan will through the Depositary distribute to holders of Elan ADRs annual reports including its financial statements. Neither the Depositary nor Elan will be liable to the holders of Elan ADRs if prevented or delayed by law or any circumstances beyond their control in performing their obligations under the Deposit Agreement. The obligations of Elan and the Depositary under the Deposit Agreement are expressly limited to performing in good faith their respective duties specified therein.

  The Elan ADRs are transferable on the books of the Depositary; provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any Elan ADR or withdrawal of Ordinary Shares, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of Elan ADRs. The Depositary may refuse to execute and deliver Elan ADRs, register the transfer of any Elan ADR or make any distribution of, or related to, Ordinary Shares until it has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper. The execution and delivery, transfers and surrenders of Elan ADRs generally may be suspended, during any period when the transfer books of the Depositary are closed, if such suspension action is deemed necessary or advisable by the Depositary or Elan at any time or from time to time. Holders of Elan ADRs are entitled to withdraw their deposited Ordinary Shares at any time, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or Elan, as the case may be, or the deposit of shares in connection with voting at a stockholders' meeting, or the payment of dividends; (ii) the payment of fees, taxes and similar charges; and (iii) compliance with any United States or foreign laws or governmental regulations relating to the Elan ADRs or the withdrawal of deposited securities. The holders of Elan ADSs may inspect the books for the registration and transfer of Elan ADRs at all reasonable times, provided that such inspection shall not be for the purpose of communicating with holders of Elan ADSs in the interest of a business or object other than the business of Elan or a matter related to the Deposit Agreement or the Elan ADSs.

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

                      COMPARATIVE RIGHTS OF STOCKHOLDERS

  As a result of the Merger, Athena stockholders will receive Elan ADSs which represent Ordinary Shares of Elan, a public limited company incorporated under the laws of Ireland. The following is a summary of material differences between the rights of Athena stockholders and the rights of stockholders of Elan arising from the differences between the corporate laws of Delaware and Ireland. For information as to where the governing instruments of Athena and Elan may be obtained, see "Available Information."

  Pursuant to Section 14 of the Exchange Act and the rules promulgated thereunder (the "Proxy Rules"), Athena is required to comply with certain notice and disclosure requirements relating to the solicitation of proxies in respect of stockholder meetings. As a foreign private issuer, Elan is not subject to the Proxy Rules. However, Elan is subject to the rules of the Irish Stock Exchange and the London Stock Exchange regulating notices of stockholder meetings and solicitation of proxies. Under the applicable requirements, notice of a stockholder meeting is normally accompanied by a stockholder circular (or, in the case of an annual general meeting, by an annual report and accounts) containing an explanation of the purpose of the meeting and the recommendations of the Board of Directors of Elan (the "Elan Board") with respect to actions to be taken. All such communications are sent by the Depositary to holders of Elan ADSs promptly upon receipt thereof. As a foreign private issuer with securities listed on the NYSE and registered under Section 12 of the Exchange Act, Elan is also required under the Exchange Act to publicly file with the Commission and the NYSE annual reports and other information. As an issuer with securities listed on the Nasdaq National Market and registered under Section 12 of the Exchange Act, Athena is also required under the Exchange Act to publicly file with the Commission and the Nasdaq National Market an annual report and other information.

VOTING RIGHTS

  Under the DGCL, each stockholder is entitled to one vote per share unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation. Under the Athena Certificate and the Athena By-laws, holders of Athena Shares are entitled to one vote per share on all matters, and cumulative voting is not permitted. A quorum consists of a majority of the shares entitled to vote, unless otherwise required by law.

  Under Irish law, the voting rights of stockholders are governed by the Irish Companies Acts and by a company's articles of association. Holders of Ordinary Shares are entitled to one vote per share, either in person or by proxy whenever a formal vote is called for by a poll. On non-contentious matters brought before a general or special meeting of stockholders, a vote shall be taken by a show of hands in which every stockholder present in person and every proxy shall have one vote; provided, however, that no individual shall have more than one vote. Cumulative voting is essentially unknown under Irish law. Elan's Articles specify that three members present in person or by proxy being holders of not less than one third of the issued Ordinary Shares shall be a quorum.

ACTIONS BY WRITTEN CONSENT

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at any meeting of stockholders may instead be taken without a meeting, without prior notice or a vote if a written consent to the action is signed by holders of outstanding shares of stock having at least the number of votes that would be required to authorize such action at a meeting of stockholders entitled to vote thereon were present and voting. The Athena Certificate does not prohibit action by written consent.

  Under Irish law, a company's articles of association may provide that a resolution in writing executed by or on behalf of each stockholder who would have been entitled to vote upon it if it had been proposed at a general meeting will be as effective as if it had been passed at a general meeting properly convened and held. Elan's Articles do not contain any such provision.

SOURCES AND PAYMENT OF DIVIDENDS

  The DGCL permits the payment of dividends on common stock, subject to any restrictions contained in the certificate of incorporation, without stockholders' consent out of a corporation's surplus (the excess of net assets over capital) or out of net profits for the current and preceding fiscal years. If the net assets are diminished to an amount less than the aggregate amount of capital represented by the outstanding stock having a preference on the distribution of assets, then no distribution paid out of net profits shall be made until the deficiency in the amount of capital represented by the preferred shares shall have been repaired. The Athena Certificate and Athena By-laws do not restrict the payment of dividends on the Athena Shares.

  Under Irish law, a company may pay dividends on its ordinary shares, subject to the prior rights of holders of its preferred shares, only out of its distributable profits (accumulated, realized profits less accumulated, realized losses) and not out of share capital, which includes share premiums (paid-in surplus). Amounts credited to the share premium account (representing the excess of the consideration for the issue of outstanding shares over the aggregate par value of such shares) may not be paid out as cash dividends but may be used, among other things, to pay up unissued shares which may then be distributed to stockholders in proportion to their holdings. In addition, a public company such as Elan may make a distribution at any time only if, at that time and immediately after such distribution, the amount of its net assets is not less than the aggregate of its called-up (i.e., issued and paid-up) share capital and undistributable reserves.

  Under Elan's Articles, subject to applicable law, the stockholders may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend may exceed the amount recommended by the Elan Board. In addition, subject to applicable law, if the profits of Elan available for distribution appear to justify such payments, the Elan Board may from time to time pay interim dividends.

RIGHTS OF PURCHASE AND REDEMPTION

  Under the DGCL, a corporation may purchase shares of any class of its capital stock or redeem shares of any class or series of preferred stock unless its capital is impaired or would become impaired as a result of such purchase or redemption. However, a purchase or redemption of preferred stock may be made out of the corporation's capital if such shares will be retired upon their acquisition and the capital of the corporation thereby reduced. The Athena Certificate does not restrict this right.

  Under Irish law, a company may issue redeemable shares if authorized by its articles of association and subject to the conditions stated therein. A public company, such as Elan, may purchase its own shares, including any redeemable shares, if authorized by its articles of association and provided that such purchase is, in the case of an on-market purchase, within the scope of an authority given by ordinary resolution of the stockholders specifying the maximum number and permissible price range of shares to which it relates and is, in other cases, made pursuant to a contract authorized in advance by special resolution of the stockholders.

  Under Irish law, shares may be redeemed or purchased only if fully paid and only out of distributable profits unless the shares are to be canceled on redemption or purchase, when they can also be redeemed or, as the case may be, purchased out of the proceeds of a new issue of shares made for the purpose of the redemption or purchase. Any amount, in excess of the par value thereof, payable on redemption or purchase of shares may be paid out of profits and, if the shares are to be canceled, may be paid out of the proceeds of a new issue of shares up to an amount equal to the lesser of the aggregate of premiums received by the company on the issue of the shares to be redeemed or purchased and the amount of the company's share premium account at the time of the redemption or purchase (including amounts transferred to that account in respect of premiums on the new issue). The share premium account must be reduced by the amount of any such payment.

  Elan's Articles permit it to issue redeemable shares and to purchase its own shares. No redeemable shares have been issued, and no purchase of any of its shares has been made, by Elan. Elan annually seeks the authority of its stockholders to make market purchases of its shares and to re-issue off-market any treasury shares resulting from any such market purchases.

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

SPECIAL MEETING OF STOCKHOLDERS

  Under the DGCL, a special meeting of stockholders may be called only by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by-laws. The Athena By-laws provide that a special meeting of stockholders may be called by the Board of Directors or the Chief Executive Officer.

  Under Irish law, an extraordinary general meeting of stockholders may be called by the board of directors or by stockholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An extraordinary general meeting, if convened for the passing of a special resolution, requires 21 days' notice (a special resolution, to be passed, requires the approval of at least 75% of the votes cast at the meeting), and, if convened for the passing only of an ordinary resolution, requires 14 days' notice (an ordinary resolution, to be passed requires the approval of a majority of the votes cast). An annual general meeting requires 21 days' notice regardless of the type of resolution to be proposed. "Special resolutions" generally involve proposals to change the name of the company, to alter its capital structure in certain respects, to change or amend the rights of stockholders, to permit the company to issue new shares for cash without applying the stockholders' preemptive rights, to amend the company's objects (purpose clause) and articles of association and to carry out certain other matters where either the company's articles of association or the Companies Acts prescribe that a "special resolution" is required. All other proposals relating to the ordinary course of the company's business such as the election of directors would be the subject of an "ordinary resolution."

RIGHTS OF APPRAISAL

  Under the DGCL, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. A stockholder, however, is not entitled to such appraisal rights if the shares of stock held by the stockholder are listed on a national securities exchange or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares of stock into anything except shares of stock of the surviving corporation, shares of stock of any other corporation that at the effective date of the merger will be either listed on a national securities exchange or held of record by more than 2,000 stockholders, cash in lieu of fractional shares of such stock or any combination of such shares and cash in lieu of fractional shares. Athena stockholders are not entitled to appraisal rights. See "The Merger Agreement--Appraisal Rights."

  While Irish law does not generally provide for appraisal rights, if a stockholder applies to a court as described under "--Stockholders' Votes on Certain Reorganizations" below, the court may specify such terms for the acquisition as it considers appropriate.

PREEMPTIVE RIGHTS

  Unless the certificate of incorporation expressly provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. The Athena Certificate does not provide for preemptive rights.

  Under Irish law, equity shares (shares other than shares which with respect to dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or to convert any security into, equity shares must, before being issued or granted for cash, be offered to the existing equity stockholders in proportion to the respective nominal values of their holdings, unless the articles of association or a special resolution passed at a general meeting of stockholders provide otherwise. By a resolution passed by Elan's stockholders on July 2, 1995, the Elan Board is authorized, during the period to July 1, 1997, to allot equity shares up to the amount of Elan's present authorized but unissued share capital otherwise than pro rata to its existing stockholders.

AMENDMENT OF GOVERNING INSTRUMENTS

  Under the DGCL, any amendment, alteration or repeal of any article of the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon and of a majority of

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

the outstanding stock of each class entitled to vote thereon as a class. If the certificate of incorporation requires a greater vote or the articles being amended, altered or repealed require a greater vote for action by the board of directors or the stockholders, such greater vote is required to alter, amend or repeal such article. The Athena Certificate does not require a greater vote than the DGCL prescribes. Even if not otherwise entitled to vote upon a proposed amendment, the holders of the outstanding shares of any class (or series of any class) are entitled under the DGCL to vote as a class upon such proposed amendment if it would alter the number of authorized shares or par value of the shares of such class (or series) or adversely affect the powers, preferences or special rights of the shares of such class (or series).

  Under the DGCL, the by-laws of a corporation generally may be amended or repealed by the affirmative vote of the holders of a majority of the issued and outstanding stock of the corporation entitled to vote thereon as a class. As permitted by the DGCL, the Athena Certificate provides that the Athena By-laws may be altered, amended or repealed by the Board of Directors.

  Under Irish law, the stockholders have the authority to alter most provisions of a company's memorandum and all provisions of its articles of association by a Special Resolution subject, in the case of certain amendments to the memorandum of association, to the right of dissenting stockholders to apply to the courts to cancel the amendments. Under Irish law, the board of directors is not authorized to change the memorandum or the articles of association. Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to such class and the nature of the amendments, also require approval of the class affected at a separate class meeting, although an amendment so approved will be subject to confirmation by the court if the holders of at least 10% of the shares of that class apply to the court for the cancellation of the amendment.

STOCKHOLDERS' VOTES ON CERTAIN REORGANIZATIONS

  Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or other reorganization. However, subject to certain conditions set forth in the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed unless required by the certificate of incorporation if (i) the agreement of merger does not amend in any respect the certificate of incorporation of such surviving corporation, (ii) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Finally, the DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series thereof than would otherwise be required under the DGCL. The Athena Certificate does not contain such a provision.

  The Irish Companies Acts provide for schemes of arrangement, which are arrangements or compromises between a company and any class of its stockholders (or any class of its creditors) and are used for certain types of reconstructions, amalgamations, capital reorganizations or takeovers. They require the approval at a specially convened meeting of a majority of the stockholders in number representing 75% in value of the relevant class of shares present and voting, either in person or by proxy, and the sanction of the courts. Once so approved and sanctioned, all stockholders of the relevant class are bound by the terms of the scheme; a dissenting stockholder would have no dissenters' rights. The Irish Companies Acts also provide that where a take-over offer is made for the shares of a certain class of a company incorporated in Ireland and, within four months of the date of the offer the offeror has, by virtue of acceptances of the offer, acquired or contracted to acquire not less than 80% in value of the shares to which the offer relates, the offeror may before the expiration of six months after the date of the offer by notice compulsorily require stockholders of the relevant class who do not accept the offer to transfer their shares on the terms of the offer. A dissenting stockholder may apply to the court within one month of the date on which such notice was given objecting to the compulsory transfer or its terms. The court is unlikely (in the absence of fraud or oppression) to exercise its discretion to order that the compulsory transfer not take effect, but it may vary the terms of the transfer as it thinks fit.

RIGHTS OF INSPECTION

  The DGCL allows any stockholder to inspect during business hours the stockholder list and the corporation's other books and records for a purpose reasonably related to such person's interest as a stockholder.

  Except when closed in accordance with the provisions of the Irish Companies Acts, the register and index of names of stockholders of an Irish company may be inspected during business hours by its stockholders, including in the case of Elan, holders of Elan ADSs, without charge and by other persons upon payment of a charge, and copies may be obtained on payment of a charge. The stockholders of an Irish company, including, in the case of Elan, holders of Elan ADSs, may, without charge, also inspect the minutes of meetings of the stockholders during business hours and obtain copies upon payment of a charge. The published annual accounts of an Irish company are required to be laid before the stockholders in general meeting and a stockholder is entitled to a copy of such accounts. The stockholders of Elan, including the holders of Elan ADSs, have no rights to inspect the accounting records of Elan or minutes of meetings of directors. Certain registers required to be kept by the company are open to public inspection, and service contracts of directors of the company (which have at least three years unexpired or require at least three years' notice to terminate without compensation) must be available for inspection during business hours.

CLASSIFICATION OF THE BOARD OF DIRECTORS

  Under the DGCL, the certificate of incorporation of a Delaware corporation may provide for the classification of the board of directors with respect to the time for which directors severally hold office. The Athena Certificate does not provide for such classification of Board of Directors of Athena.

  Irish law permits a company to provide for the classification of the board of directors with respect to the time for which directors severally hold office. Elan's Articles do not provide for such classification of the Elan Board. Elan's Articles require that, at every annual meeting, one-third (or the nearest number to one-third) of the directors (other than the Chairman) will retire from office (provided that if the number of directors subject to retirement by rotation is two, one of them will retire and if the number of such directors is one, he or she will retire) and that all vacant directorships may be filled at that meeting. The directors to retire in each year are the directors who have been longest in office since their last election or appointment. Although this tri-annual rotation of directors is similar to a classified board, it is different in that any director who is one of the one-third of directors who have been longest in office since their last election or appointment at the time of the annual meeting will retire from office regardless of the actual year of such director's last appointment. A retiring director is eligible for re-election.

REMOVAL OF DIRECTORS

  Under the DGCL, the entire board of directors or any individual director may be removed from office, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. If the stockholders are entitled to cumulative voting in the election of directors, unless the entire board is removed, no individual director may be removed without cause if the number of votes cast against the resolution for his removal would be sufficient if cumulatively voted to elect one or more directors to the board. If the board of directors is classified, a director may be removed by a vote of stockholders only for cause, unless the certificate of incorporation provides otherwise. The Board of Directors of Athena is not classified and therefore directors may be removed without cause.

  Under the Irish Companies Acts, stockholders have the right, irrespective of the provisions of the articles of association, to remove a director by ordinary resolution, provided that notice of the intention to propose it has been given to the company not less than 28 days before the relevant meeting.

VACANCIES ON THE BOARD OF DIRECTORS

  As permitted under the DGCL, the Athena By-laws provide that the board of directors may increase or decrease the number of directors and fill any vacancy on the board, including vacancies resulting from an increase in the number of directors.

  Under Irish law, stockholders of an Irish public company may, by ordinary resolution, appoint a person a director either to fill a vacancy or as an additional director. The board of directors also has the power to appoint a person a director to fill a vacancy or as an additional director, provided that such appointment will only last until the next following annual general meeting of the company, at which the director concerned will retire but may be re-elected.

LIABILITY OF DIRECTORS

  The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision that would eliminate a director's monetary liability for certain breaches of his fiduciary duty if as in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation. The Athena Certificate eliminates a director's or officer's monetary liability in a lawsuit by or on behalf of the corporation or in an action by stockholders of the corporation to the full extent permitted by the DGCL.

  Irish law does not permit a company to exempt any director or other officer of the company or any person employed by the company as auditor from any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The DGCL provides that a corporation may, and in certain circumstances, must, indemnify its directors, officers, employees or agents for expenses, judgments or settlements actually and reasonably incurred by them in connection with suits and other legal actions or proceedings if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and had no reasonable cause to believe their conduct was unlawful. The DGCL also permits a corporation to adopt procedures for advancing expenses to directors, officers and others without the need for a case-by-case determination of eligibility, so long as in the case of officers and directors, they undertake to repay the amounts advanced if it is ultimately determined that the officer or director was not entitled to be indemnified. The Athena Certificate and the Athena By-laws provide for indemnification of officers and directors to the fullest extent permitted by, and the Athena By-laws contain provisions for advancing expenses in the manner provided for in, the DGCL.

  Irish law does not permit a company to indemnify a director or an officer of the company or any person employed by the company as auditor against any liability of such person by virtue of any rule of law in respect of his negligence, default, breach of duty or breach of trust in relation to the company except any liability incurred by such person in defending any legal proceedings (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain proceedings brought by him in which, although he is liable, a court finds that he acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court. Elan's Articles contain such an indemnity in respect of such persons (other than any person employed as auditor).

STOCKHOLDERS' SUITS

  Under the DGCL, a stockholder may institute a lawsuit on behalf of the corporation. An individual stockholder also may commence a lawsuit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. Neither the Athena Certificate nor the Athena By-laws prescribe any procedure for the exercise of these stockholder rights.

  Irish law permits an action by a stockholder in his own right (or in a representative capacity on behalf of himself and other affected consenting stockholders of the same class if their rights are identical) where he alleges that his personal rights have been infringed. Additionally, under Irish law, any stockholder of a company who claims that the affairs of the company are being conducted, or that the powers of the directors of the company are being exercised, in a manner oppressive to him or any of the stockholders (including himself) or in disregard of his or their interests as stockholders, may apply to court for an appropriate order.

  As a general principle of Irish law, a stockholder generally has no right to sue in the name of the company; the company itself is the proper plaintiff for the purposes of maintaining proceedings in respect of wrongs done to the company. There are, however, certain exceptions to this principle available under equitable principles on a case-by-case basis. For example, the controlling stockholders cannot perpetrate a fraud on the minority stockholders or commit an act that is illegal or ultra vires. Additionally, if a company purports to act on the strength of a decision by a simple majority of votes where such a decision requires more than a simple majority, an individual stockholder is entitled to bring suit. In certain circumstances, if controlling stockholders fail to institute proceedings in the name of the company when such proceedings are properly called for, one or more of the aggrieved minority stockholders may apply to the court to bring what has come to be known as a derivative action, namely an action that derives from the injury to the company rather than the injury to individual stockholders.

CERTAIN PROVISIONS RELATING TO SHARE ACQUISITIONS

  The DGCL generally prevents a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock or an affiliate or associate of the corporation who was the owner of 15% or more of the corporation's voting stock at any time in the preceding three years) or its affiliates, unless (i) the corporation's board of directors approved the business combination or transaction prior to the time the stockholder became an interested stockholder, (ii) the interested stockholder acquired 85% of the corporation's voting stock in the same transaction in which it exceeded 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder.

  Takeovers of certain Irish public companies, including Elan, are regulated by the City Code on Takeovers and Mergers (the "City Code"), which prescribes non-statutory rules not enforceable at law but administered by the Panel on Takeovers and Mergers, a body comprised of representatives of certain City of London financial and professional institutions, which oversees the conduct of such takeovers. One of the provisions of the City Code is to the effect that
(i) when any person acquires, whether by a series of transactions over a period of time or not, shares which (taken together with shares held or acquired by persons acting in concert with him) carry 30% or more of the voting rights of a public company; or (ii) when any person, together with persons acting in concert with him, holds not less than 30% but not more than 50% of the voting rights and such person, or any person acting in concert with him, acquires in any period of twelve months additional shares carrying more than 1% of the voting rights, such person must generally make an offer for all of the equity shares of the company (whether voting or non-voting) for cash, or accompanied by a cash alternative, at not less than the highest price paid for the relevant shares during the twelve months preceding the date of the offer.

DISCLOSURE OF INTERESTS

  Section 67 of the Irish Companies Act, 1990 provides that a person (including a company or other legal entity) who acquires an interest or becomes aware that he has acquired an interest of 5% or more of any class of shares comprised in a public company's "relevant share capital" (which, for these purposes, means that company's issued share capital carrying rights to vote in all circumstances at general meetings of the company) is obliged to notify that company in writing of his interest within five business days (that is, excluding Saturdays, Sundays and public holidays in Ireland) after becoming so interested or so aware. Thereafter any changes in such interest of at least 1% calculated as required by the Companies Act, 1990 or which reduce such interest below 5% must be notified to the company. In addition, a person is obliged to notify the Irish Stock Exchange if his or her interest in the shares of any company listed on that exchange reaches, exceeds or falls below 10%, 25%, 50% or 75% of the relevant class of shares. The Ordinary Shares are "relevant share capital" for this purpose. Failure by any person to notify punctually and properly is an offense, and as a consequence of such failure (except where it relates to his ceasing to be interested in shares) no right or interest in respect of the relevant shares will be enforceable by him, directly or indirectly, by action or legal proceeding. Application may be made to the Irish courts to remove this restriction, but this would not be successful unless the court was satisfied that the failure to notify was not due to any deliberate act of omission on the part of the applicant.

  In addition, Section 81 of the Companies Act, 1990 provides that a public company may by notice in writing (a "Section 81 Notice") require a person whom the company knows or has reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares comprised in the company's "relevant share capital" to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during the relevant time held an interest in such shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware. The disclosure must be made within such reasonable period as may be specified in the relevant notice (which may, depending on the circumstances, be as short as one or two days).

  For the purpose of the above obligations, the interest of a person in shares means, subject to certain exceptions, any kind of interest in shares including interests in any shares (i) in which his spouse, or his child or stepchild under the age of 18 is interested, (ii) in which a corporate body is interested and either (a) that corporate body is or its directors are accustomed to act in accordance with that person's directions or instructions or (b) that person controls one-third or more of the voting power of that corporate body or (iii) in which another party is interested and the person and that other party are parties to a "concert party" agreement under section 73 of the Companies Act, 1990 (being an agreement which provides for one or more parties to it to acquire interests in shares of the company, which imposes obligations or restrictions on any one or more of the parties as to the use, retention or disposal of such interests acquired pursuant to such agreement and pursuant to which any interest in the company's shares is in fact acquired by any of the parties). The holding of an Elan ADR evidencing an Elan ADS would generally constitute an interest in the underlying Ordinary Shares.

  Where a Section 81 Notice is served by a company on a person who is or was interested in shares of the company and that person fails to give the company any information required by the notice within the time specified in the notice, the company may apply to the court for an order directing that any transfer of those shares will be void, no voting rights in respect of such shares may be exercised, no further shares shall be issued in respect of such shares or otherwise to such person and, other than in a liquidation, no payments, including dividends, shall be made in respect of such shares. Such restrictions may also void any agreement to transfer such shares. In addition, it is a criminal offense in Ireland to fail to comply with a Section 81 Notice.

                       APPROVAL OF THE AMENDMENT TO THE
           ATHENA NEUROSCIENCES, INC. 1991 LONG-TERM INCENTIVE PLAN

  The Athena Board has adopted, subject to approval of the Athena stockholders at the Athena Special Meeting, an amendment to the 1991 Incentive Plan to increase the number of Athena Shares authorized for issuance under the 1991 Incentive Plan by 202,500 Athena Shares. In accordance with the terms of the Merger Agreement, any rights or options granted under the 1991 Incentive Plan will be converted into equivalent rights or options in Elan based upon the Exchange Ratio. If the Merger is consummated, Elan does not intend to make any future grants under the 1991 Incentive Plan.

  In February 1996, the Athena Board adopted an amendment to the 1991 Incentive Plan to reserve an additional 1,200,000 Athena Shares for issuance thereunder. Also in February 1996, in accordance with past practice, options covering an aggregate of 202,500 Athena Shares were granted, subject to the approval of Athena stockholders. In March 1996, following approval of the Merger Agreement, the Athena Board reduced the number of additional Athena Shares to be reserved under the 1991 Incentive Plan from 1,200,000 Athena Shares to the 202,500 Athena Shares subject to the options previously granted.

  The amendment to the 1991 Incentive Plan to increase the number of shares authorized for issuance thereunder by 202,500 Athena Shares will be proposed for approval by Athena stockholders at the Athena Special Meeting and, if approved, will be effective as of February 1996. The chart below lists the options covering such Athena Shares which have been granted to (i) the chief executive officer, (ii) the other four most highly compensated executive officers of Athena whose salary and bonus in the last fiscal year exceeded $100,000 (the "Named Executive Officers"), (iii) all executive officers as a group, (iv) all non-executive directors as a group, and (v) all non-executive officers, employees and consultants as a group:

                               NEW PLAN BENEFITS

                                                                      NO. OF
      NAME AND POSITION                                           ATHENA OPTIONS
      -----------------                                           --------------
      John Groom.................................................     75,000
        President and Chief Executive Officer
      Morgan L. Beatty...........................................     15,000
        Vice President, Technical Operations
      Michael D. Coffee..........................................     10,000
        Vice President, Sales and Marketing
      Paulette E. Setler.........................................      5,000
        Senior Vice President, Corporate Development and
         Chief Scientific Officer
      Jan D. Wallace.............................................     35,000
        Vice President, Clinical and Regulatory Affairs
      Executive Group............................................    177,500
      Non-Executive Director Group...............................          0
      Non-Executive Officer/Employee/Consultant Group............     25,000

  All of the above options were granted at an exercise price of $12.625 per share, the fair market value on the date of the grants. In the event the Merger Agreement is approved, these options will be exercisable, assuming an Exchange Ratio of .2956, for approximately 59,859 Elan ADSs at an exercise price of $42.71 per Elan ADS.

  The following description of the 1991 Incentive Plan is a summary only. Any stockholder who wishes to review the full text of the 1991 Incentive Plan can obtain a copy of the plan, without charge, by contacting: Athena
Neurosciences, Inc., 800 Gateway Boulevard, South San Francisco, California, 94080, Attn: Stock Administrator.

OVERVIEW OF THE 1991 INCENTIVE PLAN

  The purpose of the 1991 Incentive Plan is to promote the long-term success of Athena and the creation of stockholder value by attracting and retaining eligible individuals with exceptional qualifications, by encouraging such individuals to focus on long-range objectives, and by linking participants directly to stockholder interests through increased stock ownership. The 1991 Incentive Plan became effective upon Athena's initial public offering and replaced Athena's 1989 Stock Plan (the "1989 Plan"). Awards made under the 1989 Plan continue to be administered in accordance with the provisions of the 1989 Plan.

  The 1991 Incentive Plan provides for awards in the form of restricted Athena Shares ("Restricted Athena Shares"), stock units or options or any combination thereof. No payment is required upon receipt of an award, except that a recipient of newly issued Restricted Athena Shares must pay at least the par value of such Restricted Athena Shares to Athena.

  Restricted Athena Shares are Athena Shares that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted Athena Shares are nontransferable prior to vesting (except for certain transfers to a trustee). Restricted Athena Shares have the same voting and dividend rights as other Athena Shares.

  A stock unit represents the equivalent of one Athena Share and is nontransferable prior to the holder's death. A holder of stock units has no voting rights or other privileges as an Athena stockholder but is entitled to receive dividend equivalents on his or her units equal to the amount of dividends paid on the same number of Athena Shares. Dividend equivalents may be converted into additional stock units or settled in the form of cash, Athena Shares or a combination thereof. Vested stock units will be settled at the time determined by the Compensation Committee of Athena's Board of Directors (the "Committee"). If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment.

ADMINISTRATION AND ELIGIBILITY

  The 1991 Incentive Plan is administered by the Committee. The Committee selects the individuals who will receive awards, determines the size of any award and establishes vesting and other conditions. Employees, non-employee directors (or their affiliates), consultants and advisers of Athena (or any subsidiary of Athena) are eligible to participate in the 1991 Incentive Plan, although Athena incentive stock options ("Athena ISOs") may be granted only to employees. The participation of non-employee directors of Athena (or their affiliates) is limited to non-discretionary grants of non-statutory stock options ("Athena NSOs"), as described below.

SHARES SUBJECT TO THE INCENTIVE PLAN

  The total number of Athena Shares reserved for issuance under the 1991 Incentive Plan is 3,552,500 (which includes the 202,500 share increase that Athena stockholders are being asked to approve at the Athena Special Meeting).

  As of the Record Date, options to purchase an aggregate of 3,595,562 (including the 202,500 share increase) Athena Shares at a weighted average exercise price of $9.03 per share were outstanding under the 1991 Incentive Plan and no Restricted Athena Shares were outstanding. As of the Record Date, there were approximately 319 employees, 9 directors and 24 consultants and advisers eligible to participate in the 1991 Incentive Plan. The closing trading price on May 10, 1996 of Athena Shares on the Nasdaq National Market was $18.50.

TERMS OF AWARDS

  Options may include Athena NSOs as well as Athena ISOs intended to qualify for special tax treatment. The exercise price of an option under the 1991 Incentive Plan must be equal to or greater than the fair market value of Athena Shares on the date of grant in the case of Athena ISOs and the par value of Athena Shares in the case of Athena NSOs. Both Athena NSOs and Athena ISOs may be granted in combination with stock appreciation rights ("SARs"), or SARs may be added to outstanding Athena NSOs at any time after the grant. As of the Record Date there were no SARs outstanding under the 1991 Incentive Plan. An SAR permits the participant to elect to receive any appreciation in the value of the optioned stock directly from Athena, in Athena Shares or cash or a combination thereof, in lieu of exercising the option. The Committee has the discretion to determine the form in which such payment will be made. The amount payable upon exercise of an SAR is measured by the difference between the market value of the optioned stock at exercise and the option exercise price. Generally, SARs may be exercised at any time after the underlying Athena NSO or Athena ISO vests. Upon exercise of an SAR, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised. The term of an Athena ISO cannot exceed ten years, and all options and SARs are nontransferable prior to the optionee's death. No optionee may receive more than 400,000 options or SARs in the same calendar year.

  The exercise price of an option may be paid in any lawful form permitted by the Committee, including without limitation the surrender of Athena Shares or Restricted Athena Shares already owned by the optionee, or the concurrent sale or pledge of a portion of the option shares sufficient to pay in full for the shares purchased. The Committee may also permit optionees to satisfy their withholding tax obligations upon exercise of an Athena NSO by surrendering a portion of their option shares to Athena.

  As noted above, the Committee determines the number of Restricted Athena Shares, stock units or options to be included in the award as well as the vesting and other conditions. The vesting conditions may be based on the recipient's length of service, his or her individual performance, Athena's performance or other appropriate criteria. In general the vesting conditions will be based on the recipient's length of service. Vesting may be accelerated in the event of the recipient's death, disability or retirement and will be accelerated in the event of a change in control of Athena (including the Merger).

  For purposes of the 1991 Incentive Plan, the term "change in control" means
(i) that any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the combined voting power of Athena's outstanding securities, except by reason of a repurchase by Athena of its own securities, or (ii) that a change in the composition of the Board of Directors occurs as a result of which fewer than one-half of the incumbent directors are directors who either had been directors of Athena 24 months prior to such change or were elected or nominated for election to the Athena Board with the approval of at least a majority of the directors who had been directors of Athena 24 months prior to such change and who were still in office at the time of the election or nomination.
NON-EMPLOYEE DIRECTORS


  Members of the Athena Board who are not employees of Athena are not eligible for any awards under the 1991 Incentive Plan other than an annual grant of 5,000 Athena NSOs and, for those new non-employee directors elected after December 31, 1994, 20,000 Athena NSOs upon election. These grants (other than the initial grants to newly elected directors) are made at the conclusion of each regular annual meeting of Athena stockholders to non-employee directors (or their affiliates) who will continue to serve on the Athena Board. The exercise price for all Athena NSOs granted to directors is equal to the fair market value of an Athena Share on the date of grant. The Athena NSOs will become exercisable (i) after one year of service in the case of annual grants, and (ii) in four equal installments on the first through fourth anniversaries of the date of grant, in the case of the initial grants; or, if earlier, in the event of a change in control of Athena or in the event of the director's disability, death, or retirement at or after age 65. The Athena NSOs expire upon the earlier of ten years after the date of grant, twelve months after the termination of the director's service because of death or disability, and three months after the termination of the director's service for any other reason.
U.S. FEDERAL INCOME TAX CONSEQUENCES


  Under current U.S. federal tax laws and regulations, neither the optionee nor Athena will incur any federal tax consequences as a result of the grant of an option. The optionee will have no taxable income upon exercising an Athena ISO (except that the alternative minimum tax may apply), and Athena will receive no deduction when an Athena ISO is exercised. Upon exercising an Athena NSO, the optionee generally must recognize ordinary income equal to the "spread" or difference between the exercise price and the fair market value of Athena Shares on the date of exercise; Athena will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time an Athena NSO is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having Athena Shares withheld from those purchased under the Athena NSO. The tax treatment of a disposition of option shares acquired under the 1991 Incentive Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an Athena ISO or an Athena NSO. Athena will not be entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an Athena ISO before the applicable Athena ISO holding period has been satisfied. Unless the Committee otherwise determines, awards under the 1991 Incentive Plan provide that if any payment (or transfer) by Athena to a recipient would be nondeductible by Athena for federal income tax purposes as an excess parachute payment, then the aggregate present value of all such payments (or transfers) will be reduced to an amount which maximizes such value without causing any such payment (or transfer) to be nondeductible. Athena's Board of Directors has determined that no such reduction shall apply to options currently outstanding.
AMENDMENT AND ADJUSTMENT OF AWARDS


  The Committee is authorized, within the provisions of the 1991 Incentive Plan, to amend the terms of outstanding Restricted Athena Shares or stock units, to modify or extend outstanding options or to exchange new options for outstanding options, including outstanding options with a higher exercise price than the new options. The 1991 Incentive Plan provides for appropriate adjustments in the number of shares available for future awards as well as the exercise price and the number of shares covered by outstanding options in the event of a reclassification, stock split, combination of shares, stock dividend, extraordinary cash dividend or other recapitalization of Athena. In the event of a merger (including the Merger), awards will be subject to the agreement of merger or reorganization.

  If the proposed Merger is consummated, Elan will assume all outstanding options granted under the 1991 Incentive Plan. All Athena Options will become exercisable for an adjusted number of Elan ADSs at an adjusted exercise price. All Athena Options will become exercisable in full as a result of the Merger. See "The Merger Agreement--Treatment of Athena Stock Options, Warrants and Convertible Debt."

AMENDMENT AND TERMINATION OF PLAN

  The Athena Board may amend the 1991 Incentive Plan at any time, subject to Athena stockholder approval if required by law. The 1991 Incentive Plan will remain in effect until terminated by the Athena Board, except that no Athena ISOs may be granted after December 13, 2004.

  THE BOARD OF DIRECTORS OF ATHENA HAS DETERMINED THAT THE TERMS OF THE AMENDMENT TO THE 1991 INCENTIVE PLAN ARE FAIR TO, AND IN THE BEST INTERESTS OF, ATHENA AND THE ATHENA STOCKHOLDERS. ACCORDINGLY, THE ATHENA BOARD OF DIRECTORS RECOMMENDS THAT ATHENA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE 1991 INCENTIVE PLAN.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF ATHENA

  Information is set forth in the table below concerning the annual and other compensation for services in all capacities to Athena for the fiscal years ended December 31, 1993, 1994 and 1995, of those persons who were at December 31, 1995 (i) the chief executive officer, and (ii) the Named Executive Officers. No executive officer left Athena during the year who, but for that departure, would be a Named Executive Officer.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                    ANNUAL COMPENSATION            AWARDS
                              -------------------------------   ------------
                                                      OTHER      SECURITIES
                                                     ANNUAL      UNDERLYING  ALL OTHER
        NAME AND                                     COMPEN-      OPTIONS/   COMPENSA-
   PRINCIPAL POSITION    YEAR SALARY($)(1) BONUS($) SATION($)    SARS(#)(2)  TION($)(3)
   ------------------    ---- ------------ -------- ---------   ------------ ----------
John Groom.............. 1995   $320,570   $70,000   $     0       50,000      $1,605
 President and Chief     1994    300,000    66,000         0      125,000       1,434
 Executive Officer       1993    252,798    60,000         0       75,000       1,510
Morgan L. Beatty........ 1995    188,676    38,600         0        7,500       1,605
 Vice President,         1994    178,995    18,250    33,179(5)     5,000       1,434
 Technical Operations    1993     63,610(4) 20,000     5,428(5)    75,000           0
Michael D. Coffee....... 1995    204,252    33,600         0       37,500       1,605
 Vice President,         1994    188,469    27,300         0       25,000       1,434
 Sales and Marketing     1993    175,397    27,000         0       15,000       1,510
Paulette E. Setler...... 1995    207,315    18,900         0        7,500       1,605
 Senior Vice President,  1994    196,462    18,000         0       38,000       1,434
 Business Development    1993    186,932    28,500         0       10,000       1,510
 and Chief
 Scientific Officer
Jan D. Wallace.......... 1995    213,087    25,800         0       12,500       1,605
 Vice President,         1994    200,280    39,000    13,759(5)    20,000       1,434
 Clinical and Regulatory 1993    189,486    40,000     5,610(5)     5,000       1,510
 Affairs

- --------
(1) Includes amounts deferred by each individual under Athena's Profit-Sharing 401(k) Plan (the "401(k) Plan").
(2) Amounts shown represent option grants under Athena's 1991 Incentive Plan.
(3) Represents matching contribution by Athena under the 401(k) Plan for 1995, 1994 and 1993, respectively, of 131, 255 and 183 Athena Shares, valued at the year-end closing prices of $12.25, $5.625 and $8.25 per share.
(4) No portion of this amount was deferred under the 401(k) Plan.
(5) These amounts represent relocation expenses paid.

STOCK OPTIONS

  The following tables summarize option grants and exercises during fiscal 1995 to and by the persons named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1995. Athena does not grant SARs.

                       OPTION/SAR GRANTS IN FISCAL 1995

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                        ANNUAL RATES OF
                                                                    STOCK PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                  FOR OPTION TERM
                         ------------------------------------------ -------------------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS/
                         UNDERLYING    SARS
                          OPTIONS/  GRANTED TO EXERCISE
                            SARS    EMPLOYEES   OR BASE
                          GRANTED   IN FISCAL    PRICE   EXPIRATION
          NAME             (#)(1)    YEAR(2)   ($/SH)(3)    DATE     5%($)(4)     10%($)(4)
          ----           ---------- ---------- --------- ---------- ------------ ------------
John Groom..............   50,000      4.57%    $6.375    03/08/05  $    200,460 $    508,005
Morgan L. Beatty........    7,500      0.68      6.375    03/08/05        30,069       76,201
Michael D. Coffee.......   37,500      3.42      6.375    03/08/05       150,345      381,004
Paulette E. Setler......    7,500      0.68      6.375    03/08/05        30,069       76,201
Jan D. Wallace..........   12,500      1.14      6.375    03/08/05        50,115      127,001

- --------
(1) The option granted is intended to be an incentive stock option under
    Section 422 of the Code. The option vests in equal annual increments over the four-year period measured from the date of grant. Each option has a maximum term of ten years, subject to earlier termination if employment ceases. The option will vest immediately if Athena undergoes a change in control, including the Merger.
(2) An aggregate total of 1,095,003 options were granted to Athena employees in the 1995 fiscal year.
(3) The exercise price of the options is the closing price of Athena's common stock on the date of grant.
(4) The potential realizable value of the option grant has been calculated, pursuant to regulations promulgated by the SEC, assuming that the market price of the common stock appreciates in value from the date of grant to the end of the option term at the annualized rates of 5% and 10%, respectively. These values do not represent Athena's estimate or projection of future common stock value.

           AGGREGATED OPTION/SAR EXERCISES IN 1995 FISCAL YEAR AND
                    OPTION/SAR VALUES AT END OF FISCAL 1995

                                                   NUMBER OF
                                                  SECURITIES        VALUE OF
                                                  UNDERLYING      UNEXERCISED
                                                  UNEXERCISED     IN-THE-MONEY
                                                 OPTIONS/SARS     OPTIONS/SARS
                                                   AT FISCAL       AT FISCAL
                       SHARES                     YEAR-END(#)    YEAR-END($)(1)
                     ACQUIRED ON     VALUE       EXERCISABLE/     EXERCISABLE/
       NAME          EXERCISE(#) REALIZED($)(2)  UNEXERCISABLE   UNEXERCISABLE
       ----          ----------- -------------- --------------- ----------------
John Groom.........        0          $ 0       118,750/206,250 $315,625/993,750
Morgan L. Beatty...        0            0        43,750/ 43,750  199,843/213,593
Michael D. Coffee..        0            0        76,250/ 63,750  732,031/325,781
Paulette E. Setler.        0            0        91,500/ 41,000  889,350/196,375
Jan D. Wallace.....        0            0        68,750/ 48,750  270,625/200,312

- --------
(1) On December 29, 1995, the closing price of a share of Athena's common stock on the Nasdaq National Market was $12.25.
(2) Calculated as the closing price on the exercise date, less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Dr. Evnin is not a former or current officer of Athena. Mr. Dovey has served as Chairman of the Athena Board since June 1991. Mr. Davis was Chairman of the Board of Directors of Genica at the time of its acquisition by merger with Athena.

  During fiscal 1995, no executive officer of Athena served as a member of the compensation committee or board of directors of another entity for which any of that entity's executive officers serve on the Athena Compensation Committee or as a director.

COMPENSATION OF DIRECTORS

  Beginning in July 1995, each eligible non-employee director of Athena is compensated for attendance at meetings of the Athena Board and its committees, in amounts per meeting ranging from $250 (in the case of telephonic committee meetings) to $1,500 (in the case of Athena Board meetings). Eligible non-employee directors are also reimbursed for reasonable expenses actually incurred in attending Athena Board meetings. Directors affiliated or associated with certain entities having specified relationships with Athena (e.g., venture capital firms having an equity interest in Athena) are not eligible for compensation and/or reimbursement. In addition, Irving S. Johnson, Ph.D. receives $2,500 per year as a consultant to Athena, and also receives $3,000 plus reimbursement of expenses for each quarterly meeting attended for certain internal research committee meetings. Thomas D. Kiley also receives $2,500 per year as a consultant to Athena. Dr. Selkoe has an annual consulting contract with Athena under which he currently receives $50,000 per year.

  Each non-employee director is eligible to receive an annual grant of 5,000 Athena NSOs under the 1991 Incentive Plan (unless he receives in that year the one-time grant to a newly-elected director). See "Approval of the Amendment to the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan--Non-Employee Directors."

  In 1995, pursuant to an amendment to the 1991 Incentive Plan approved by the stockholders, each non-employee director received a one-time grant, either directly or as beneficial owner, of 10,000 Athena NSOs, with the exception of Edmund M. Olivier, who resigned as of May 30, 1995, and Dr. Selkoe and Mr. Davis, each of whom were newly elected to the Athena Board in 1995 and as such received a grant of 20,000 Athena NSOs.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

  For a description of severance agreements between Athena and its officers see "The Merger--Interests of Certain Persons in the Merger."

PENSION PLANS

  Athena has no pension plans.

                                 LEGAL MATTERS

  Certain legal matters relating to the Elan ADSs will be passed upon by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York, United States counsel for Elan. Certain Irish legal matters, including the validity of the Ordinary Shares, will be passed upon by McCann FitzGerald Solicitors, Dublin, Ireland, Irish counsel for Elan. Cahill Gordon & Reindel will rely upon McCann FitzGerald Solicitors with respect to certain matters governed by Irish law. Pillsbury Madison & Sutro LLP is expected to render the opinion referred to under the caption "U.S. Federal Income Tax Consequences of the Merger." As of the Record Date, a member of Pillsbury Madison & Sutro LLP participating in the consideration of legal matters relating to the Merger and the transactions contemplated thereby owned 8,118 Athena Shares.

                                    EXPERTS

  The consolidated financial statements and schedule of Elan as of March 31, 1994 and 1995, and for each of the years in the three-year period ended March 31, 1995, incorporated herein by reference, have been audited and reported upon by KPMG, independent chartered accountants. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon the report by KPMG, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedule of Athena appearing in Athena's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this Prospectus-Proxy Statement by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         IRISH PROSPECTUS INFORMATION

  KPMG, Ernst & Young LLP, PaineWebber, Pillsbury Madison & Sutro LLP and McCann FitzGerald Solicitors have given and not withdrawn their respective written consents to the issue of this document with the inclusion therein of the references to them and, as the case may be, their reports or opinions in the form and context in which they appear. Copies of those consents were attached to the copy of this document which has been delivered to the Registrar of Companies in Ireland for registration.

  The financial information relating to Elan contained in this document does not constitute full accounts within the meaning of section 19 of the Companies (Amendment) Act, 1986 of Ireland. Full accounts of Elan have been prepared for the three financial years ended March 31, 1993, 1994 and 1995 and the auditors have given unqualified reports on such accounts which have been annexed to the relevant annual returns delivered to the Registrar of Companies in Ireland.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             ELAN CORPORATION, PLC,

                             ELAN ACQUISITION CORP.

                                      AND

                           ATHENA NEUROSCIENCES, INC.

                           DATED AS OF MARCH 18, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I

                                   THE MERGER

 Section  1.01. The Merger...............................................     1
 Section  1.02. Effective Time...........................................     1
                Certificate of Incorporation and By-Laws of Surviving
 Section  1.03. Corporation..............................................     2
 Section  1.04. Directors and Officers of Surviving Corporation..........     2
 Section  1.05. Stockholders' Meeting....................................     2
 Section  1.06. Filing of Certificate of Merger..........................     2
 Section  1.07. Further Assurances.......................................     2

                                   ARTICLE II

                              CONVERSION OF SHARES

 Section  2.01. Shares...................................................     3
 Section  2.02. Subco Common Stock.......................................     3
 Section  2.03. Exchange of Shares.......................................     3
 Section  2.04. Effect on Company Options, Warrants and Convertible Debt.     4
 Section  2.05. Fractional Shares........................................     5
 Section  2.06. No Appraisal Rights......................................     5
 Section  2.07. Consideration for Parent Issuance........................     5

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBCO

 Section  3.01. Organization, Etc. ......................................     5
 Section  3.02. Board Recommendation.....................................     5
 Section  3.03. Authority Relative to This Agreement.....................     5
 Section  3.04. No Violations, Etc. .....................................     6
 Section  3.05. Finders or Brokers.......................................     6
 Section  3.06. Registration Statement; Proxy Statement..................     6
 Section  3.07. SEC Filings..............................................     7
 Section  3.08. Financial Statements.....................................     7
 Section  3.09. Absence of Undisclosed Liabilities.......................     8
 Section  3.10. Absence of Changes or Events.............................     8
 Section  3.11. Capitalization...........................................     8
 Section  3.12. Litigation...............................................     8
 Section  3.13. Officer's Certificate as to Tax Matters..................     8

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 Section  4.01. Organization, Etc. ......................................     8
 Section  4.02. Authority Relative to This Agreement.....................     9
 Section  4.03. No Violations, Etc. .....................................     9

                                                                            PAGE
                                                                            ----
 Section  4.04. Fairness Opinion..........................................   10
 Section  4.05. Board Recommendation......................................   10
 Section  4.06. State Antitakeover Statutes...............................   10
 Section  4.07. Affiliates................................................   10
 Section  4.08. Finders or Brokers........................................   10
 Section  4.09. Registration Statement; Proxy Statement...................   10
 Section  4.10. Capitalization............................................   10
 Section  4.11. SEC Filings...............................................   11
 Section  4.12. Financial Statements......................................   11
 Section  4.13. Absence of Undisclosed Liabilities........................   11
 Section  4.14. Absence of Changes or Events..............................   12
 Section  4.15. Capital Stock of Subsidiaries.............................   13
 Section  4.16. Litigation................................................   13
 Section  4.17. Insurance.................................................   13
 Section  4.18. Contracts and Commitments.................................   13
 Section  4.19. Labor Matters; Employment and Labor Contracts.............   14
 Section  4.20. Compliance with Laws......................................   14
 Section  4.21. Intellectual Property Rights..............................   15
 Section  4.22. Taxes.....................................................   15
 Section  4.23. Employee Benefit Plans; ERISA.............................   16
 Section  4.24. Environmental Matters.....................................   18
 Section  4.25. Officer's Certificate as to Tax Matters...................   20

                                   ARTICLE V

                                   COVENANTS

 Section  5.01. Conduct of Business of the Company and Parent.............   20
 Section  5.02. No Solicitation...........................................   22
 Section  5.03. Access to Information.....................................   22
 Section  5.04. Registration Statement and Proxy Statement................   23
 Section  5.05. Commercially Reasonable Efforts; Other Actions............   23
 Section  5.06. Public Announcements......................................   24
 Section  5.07. Notification of Certain Matters...........................   24
 Section  5.08. Indemnification...........................................   24
 Section  5.09. Expenses..................................................   24
 Section  5.10. Affiliates................................................   24
 Section  5.11. Stock Exchange Listings...................................   24
 Section  5.12. Resignation of Directors..................................   25
 Section  5.13. Stock Purchase Plan.......................................   25
 Section  5.14. Compensation..............................................   25
 Section  5.15. Governance................................................   25
 Section  5.16. Compliance With Treasury Regulations......................   25

                                   ARTICLE VI

                         CONDITIONS TO THE OBLIGATIONS
                        OF PARENT, SUBCO AND THE COMPANY

 Section  6.01. Registration Statement....................................   25
 Section  6.02. Stockholder Approvals.....................................   25

                                                                            PAGE
                                                                            ----
 Section  6.03. Listing...................................................   25
 Section  6.04. Certain Proceedings.......................................   26
 Section  6.05. Tax Matters...............................................   26
 Section  6.06. Average Market Value......................................   26

                                  ARTICLE VII

               CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUBCO

 Section  7.01. Representations and Warranties True.......................   26
 Section  7.02. Performance...............................................   26
 Section  7.03. Certificates..............................................   27
 Section  7.04. Material Adverse Change...................................   27
 Section  7.05. Opinion of Counsel........................................   27
 Section  7.06. Consents, Approvals and Notifications.....................   27

                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

 Section  8.01. Representations and Warranties True.......................   27
 Section  8.02. Performance...............................................   27
 Section  8.03. Certificates..............................................   27
 Section  8.04. Material Adverse Change...................................   27
 Section  8.05. Opinion of Counsel........................................   27
 Section  8.06. Consents, Approvals and Notifications.....................   27

                                   ARTICLE IX

                                    CLOSING

 Section  9.01. Time and Place............................................   28
 Section  9.02. Filings at the Closing....................................   28

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

 Section 10.01. Termination...............................................   28
 Section 10.02. Termination by Parent.....................................   28
 Section 10.03. Termination by the Company................................   29
 Section 10.04. Procedure for Termination.................................   29
 Section 10.05. Effect of Termination and Abandonment.....................   29

                                   ARTICLE XI

                                  DEFINITIONS

 Section 11.01. Terms Defined in This Agreement...........................   30

                                                                        PAGE
                                                                        ----

                                  ARTICLE XII

                                 MISCELLANEOUS

 Section 12.01. Amendment and Modification............................   31
 Section 12.02. Waiver of Compliance; Consents........................   31
 Section 12.03. Survivability; Investigations.........................   32
 Section 12.04. Notices...............................................   32
 Section 12.05. Assignment; Third Party Beneficiaries.................   32
 Section 12.06. Governing Law.........................................   33
 Section 12.07. Counterparts..........................................   33
 Section 12.08. Severability..........................................   33
 Section 12.09. Interpretation........................................   33
 Section 12.10. Entire Agreement......................................   33
 Signatures............................................................ S-1

EXHIBITS

 Exhibit A      Form of Company Affiliate Letter......................

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of March 18, 1996 (the "Agreement"), by and among Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Parent"), Elan Acquisition Corp., a Delaware corporation ("Subco"), which is a newly-formed, direct wholly-owned Subsidiary of Parent, and Athena Neurosciences, Inc., a Delaware corporation (the "Company"). Subco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                   RECITALS

  WHEREAS, Parent and the Company believe it is in the long-term strategic interests of their respective stockholders to combine their businesses;

  WHEREAS, pursuant to such combination, two members of the Board of Directors of the Company will become members of the Board of Directors of Parent, the President and Chief Executive Officer of the Company will become President and Chief Operating Officer of Parent, and Parent will offer substantially equivalent compensation and benefits to the Company's employees.

  WHEREAS, the combination will be effected by the merger of Subco with and into the Company pursuant to which stockholders of the Company will receive Parent ADSs (as defined in Section 2.01) and the Company will become a wholly-owned subsidiary of the Parent, all upon the terms and subject to the conditions of this Agreement;

  WHEREAS, Parent, Subco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger of Subco and the Company; and

  WHEREAS, such combination is intended to qualify for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

  Section 1.01 The Merger. (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time (as hereinafter defined), Subco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the election of Parent, any direct wholly-owned consolidated subsidiary of Parent incorporated under the laws of the United States may be substituted for Subco as a Constituent Corporation in the Merger. The name of the Surviving Corporation shall be "Athena Neurosciences, Inc." At the Effective Time the separate existence of Subco shall cease.

  (b) The Merger shall have the effects on Subco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

  Section 1.02 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

  Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation. The Restated Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

  Section 1.04 Directors and Officers of Surviving Corporation. The directors of Subco immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

  Section 1.05 Stockholders' Meeting. Each of the Company and Parent will take all action necessary in accordance with applicable law and its respective charter and by-laws to call and convene a special meeting of its respective stockholders (each a "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement. Each of the Company and Parent, through its respective Board of Directors, (i) shall recommend to its stockholders approval of this Agreement which recommendation shall be contained in each of the proxy statements of Parent (the "Parent Proxy Statement") and the Company (the "Company Proxy Statement" together, the "Proxy Statements"); provided, however, that the Board of Directors of the Company may, in response to an unsolicited bona fide, written proposal from a corporation, partnership, person, or other entity or group (a "Third Party") regarding a Superior Proposal (as hereinafter defined in Section 5.02), withdraw, modify or change its recommendation to the stockholders, but only if the Board of Directors determines in good faith by a majority vote that withdrawing, modifying or changing its recommendation is reasonably likely to lead to an Acquisition Transaction (as hereinafter defined in Section 5.02) that is more favorable to the stockholders of the Company than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties, having received prior to such determination (x) the advice of outside legal counsel of the Company that failing to take such action would constitute a breach of the fiduciary duties of such Board of Directors, and
(y) the advice of a financial advisor of nationally recognized reputation (including, without limitation, PaineWebber Incorporated) that the Superior Proposal would provide greater value to the Company and its stockholders than the Merger, and (ii) shall use all commercially reasonable efforts to solicit from its respective stockholders proxies in favor of approval and adoption of this Agreement.

  Section 1.06 Filing of Certificate of Merger. At the Closing (as hereinafter defined), Parent, Subco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

  Section 1.07 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE II

                             CONVERSION OF SHARES

  Section 2.01 Shares. (a) Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares, if any, owned by the Company as treasury stock or owned by any Subsidiary (as defined in Section 4.01) or owned by Parent or the Parent Subsidiaries (as defined in
Section 3.01) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive .2956 of an American Depositary Share ("Parent ADSs"), evidenced by American Depositary Receipts ("ADRs") (the "Exchange Ratio"), each Parent ADS representing one Ordinary Share ("Parent Ordinary Shares"), par value 4 Irish pence, of Parent; provided, however, that if the record date for the two-for-one stock split announced on March 15, 1996 by Parent occurs prior to the Effective Time, the Exchange Ratio will be doubled.

  The Parent ADSs to be delivered in exchange for shares of Company Common Stock pursuant to this Section 2.01(a) are hereinafter sometimes called the "Closing Consideration." In the event of any change in Parent ADSs or Parent Ordinary Shares or Company Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise, the Exchange Ratio shall be correspondingly adjusted.

  (b) At the Effective Time all shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Closing Consideration for such shares of Company Common Stock specified in the foregoing clause (a) upon the surrender of such certificate in accordance with
Section 2.03.

  Section 2.02 Subco Common Stock. All shares of common stock, par value $.01 per share, of Subco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and the number of shares of Company Common Stock underlying options, warrants, calls, subscriptions or other rights or other agreements or commitments of the Company assumed by the Parent.

  Section 2.03 Exchange of Shares. (a) Promptly after the Effective Time, Parent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent) and instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender to Parent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Parent ADSs which such holder has the right to receive under this Article II, and such Certificate shall forthwith be cancelled. If any Parent ADSs are to be issued to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of Company Common Stock evidenced by such Certificate. No dividends or other distributions that are declared after the Effective Time on Parent ADSs and payable to the holders of record thereof after the Effective Time will be paid to holders of certificates representing Company Common Stock until such holders surrender their certificates. Upon such surrender, there shall be paid to the record holder of the Parent ADRs representing Parent ADSs issued upon such exchange, the amount of dividends or other distributions, excluding interest, that become payable after the Effective Time and were not paid because of the failure to surrender certificates for exchange.

  (b) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

  (c) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  Section 2.04 Effect on Company Options, Warrants and Convertible Debt. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, Parent shall assume all of the obligations of the Company under each of the Company Plans, as defined below, with the effect that each option to purchase shares of Company Common Stock that is outstanding under the 1989 Stock Plan of Athena Neurosciences, Inc., the Athena Neurosciences, Inc. 1991 Long-Term Incentive Plan (including, in case of such plan, options to acquire 202,500 shares of the Company Common Stock granted to executive officers of the Company which are contingent upon approval of the Company's stockholders at the 1996 Annual Meeting to the extent approved by such stockholders or in the event the Closing occurs prior to such 1996 Annual Meeting; and Parent and the Company shall take all requisite action as shall be required to obtain stockholder approval thereof) and the Genica Pharmaceuticals Corporation 1989 Stock Option Plan (together, the "Company Plans") immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Parent in such a manner that each such option shall be exercisable upon the same terms and conditions as under Sections 9(b), 10.2 and 17, respectively, of the applicable Company Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of Parent ADSs (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such option multiplied by the Exchange Ratio, and (ii) the option price per share of Parent ADSs shall be an amount equal to the option price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (the "Parent Exchange Options").

  (b) Parent agrees to file with the Securities and Exchange Commission at the Effective Time a Registration Statement on Form S-8 or other appropriate form under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") to register Parent ADSs issuable upon exercise of the Parent Exchange Options and use its reasonable efforts to cause such Registration Statement to remain effective until the exercise or expiration of such options.

  (c) As of the Effective Time, each warrant to purchase shares of Company Common Stock ("Company Warrant") then outstanding shall remain outstanding and shall be deemed to be a warrant to purchase, in place of the purchase of the shares of Company Common Stock previously subject to such Company Warrant, that number of Parent ADSs equal to the product of the number of shares of Company Common Stock subject to such Company Warrant, and not exercised prior to the Effective Time, multiplied by the Exchange Ratio and rounded downward to the nearest whole share. The exercise price per share shall be equal to the exercise price per share under the Company Warrant divided by the Exchange Ratio and rounded upward to the nearest one-hundredth of one whole cent. As of the Effective Time, any existing right to convert debt payable by the Company into Company Common Stock shall remain effective and shall be deemed to be a right to convert such debt into that number of Parent ADSs as is equal to the product of the number of shares of Company Common Stock into which such debt could have been converted prior to the Effective Time, and was not so converted, multiplied by the Exchange Ratio and rounded downward to the nearest whole share. Parent will assume all registration obligations applicable to such warrants and convertible debt.

  Section 2.05 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock who upon surrender of Certificates would be entitled to receive a fractional Parent ADS shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Market Value. "Market Value" shall mean, with respect to Parent ADSs issued, the mean between the high and low prices of the Parent ADSs as reported on the New York Stock Exchange ("NYSE") Composite Tape on the NYSE trading day immediately prior to the Effective Time. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent ADSs. All references in this Agreement to Parent ADSs to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.05.

  Section 2.06 No Appraisal Rights. In accordance with Section 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.

  Section 2.07 Consideration for Parent Issuance. The consideration for the allotment by Parent of Parent Ordinary Shares represented by Parent ADSs constituting the Closing Consideration shall be the cancellation of all shares of Company Common Stock pursuant to Section 2.01(b) and the issue to Parent of new shares of common stock of the Surviving Corporation pursuant to Section 2.02.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                              OF PARENT AND SUBCO

  Each of Parent and Subco jointly and severally represents and warrants to the Company as follows:

  Section 3.01 Organization, Etc. Each of the Parent and its subsidiaries (together its "Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and the Parent Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually and in the aggregate, have a material adverse effect on the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Parent and its Parent Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Neither Parent or any of its Parent Subsidiaries is in violation of any of the provisions of its Memorandum and Articles of Association (or other applicable charter document) or By-Laws. Parent owns directly all of the outstanding capital stock of Subco.

  Section 3.02 Board Recommendation. The Board of Directors of Parent has, by a unanimous vote at a meeting of such Board duly held on March 14, 1996, authorized the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the holders of Parent Ordinary Shares and resolved to recommend that the holders of such shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, including the issuance of the ADSs, each representing one Parent Ordinary Share.

  Section 3.03 Authority Relative to This Agreement. Each of Parent and Subco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Subco and by Parent as the sole stockholder of Subco and no other corporate proceedings on the part of Parent or Subco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Subco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Subco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  Section 3.04 No Violations, Etc. (a) Assuming that all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 3.04, the execution and delivery of this Agreement and the consummation by Parent and Subco of the Merger and the other transactions contemplated hereby will not (i) subject to obtaining the required approval of the stockholders of Parent, violate any provision of the charter, by-laws or other organizational documents of either Parent or Subco,
(ii) subject to obtaining the required approval of the stockholders of Parent, violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Subco or any of their properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or its Parent Subsidiaries is a party, or by which Parent, Parent Subsidiaries or any of their properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults which, individually and in the aggregate, would not either impair the ability of Parent or Subco to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

  (b) No filing or registration with, or authorization, consent or approval of, or notification to any governmental entity is required by Parent or Subco in connection with the execution and delivery of this Agreement or the consummation by Parent and Subco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), (ii) in connection with the applicable requirements of the Mergers, Take-overs and Monopolies (Control) Act, 1978 (as amended) of Ireland (the "Irish Mergers Act"), (iii) in connection with the provisions of the Securities Act, (iv) the filing of appropriate merger documents as required by the Delaware Act, (v) the listing on the NYSE of the Parent ADSs to be issued in connection with the Merger, (vi) the agreement of the Irish Stock Exchange and the London Stock Exchange (subject to allotment) to admit to their respective Official Lists the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration, (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states, (viii) such authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals as may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation, and (ix) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually and in the aggregate, would not, either impair the ability of Parent or Subco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

  Section 3.05 Finders or Brokers. Except for Goldman Sachs International, neither Parent nor any Parent Subsidiary has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

  Section 3.06 Registration Statement; Proxy Statements. None of the information provided by either Parent or Subco for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act the Parent ADSs to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or (ii) the Company Proxy Statement shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Company Proxy Statement, on the date the Proxy Statements are first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Parent or Subco shall occur which is required to be described in the Registration Statement or Company Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "SEC") and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Company Proxy Statement will (with respect to Parent and Subco) comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as the case may be.

  Section 3.07 SEC Filings. (a) Since January 1, 1995, Parent has filed with the SEC its Annual Report on Form 20-F for the year ended March 31, 1995, its report on Form 6-K for the three months ended September 30, 1995, and registration statements under the Securities Act (the "Parent SEC Reports"), each of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates, the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b) Parent will deliver to the Company as soon as they become available true and complete copies of any Annual Report on Form 20-F, report on Form 6-K relating to a fiscal quarter or registration statements under the Securities Act (the "1996 Parent SEC Reports") filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such 1996 Parent SEC Reports (excluding any information therein provided by the Company as to which the Parent and Subco make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Parent Subsidiaries to be included or incorporated by reference in such 1996 Parent SEC Reports will be prepared in accordance with generally accepted accounting principles in Ireland and, where indicated therein, will be reconciled to U.S. generally accepted accounting principles, in each case applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of Parent and Parent Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements). Parent announced on March 15, 1996 that effective January 1, 1997 Parent will change its fiscal year end to December 31 and that effective April 1, 1996 Parent will report financial information in United States dollars, and any financial statements, after such dates, included or incorporated by reference in any required forms, reports, registration statements and documents required to be filed with the SEC, shall reflect such changes.

  Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Parent Subsidiaries included or incorporated by reference in any of the required forms, reports, registation statements and documents required to be filed with the SEC by the Parent since December 31, 1994 have been prepared in accordance with generally accepted accounting principles in Ireland and, where indicated therein, were reconciled to U.S. generally accepted accounting principles, in each case applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Parent and its Parent Subsidiaries as of the date thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject in the case of any unaudited interim financial statements to normal year-end adjustments and to the extent these may not include footnotes or may be condensed summary statements) and such audited consolidated financial statements have been certified as such (without exception) by Parent's independent accountants.

  Section 3.09 Absence of Undisclosed Liabilities. At March 31, 1995, neither Parent nor its Parent Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except the liabilities recorded on the consolidated Balance Sheet as at March 31, 1995 of the Parent and its Parent Subsidiaries contained in its audited financial statements for the year ended March 30, 1995 and/or reflected in the notes thereto, and except for liabilities or obligations that would not, individually and in the aggregate, have a Parent Material Adverse Effect.

  Section 3.10 Absence of Changes or Events. Since March 31, 1995, except as set forth in the Parent's Annual Report of Form 20-F for the year ended March 31, 1995, there has been no Parent Material Adverse Effect, or any development involving a prospective Parent Material Adverse Effect.

  Section 3.11 Capitalization. The authorized capital stock of Parent consists of 100,000,000 Parent Ordinary Shares, 1,000 executive shares, par value 1 Irish pound per share ("Parent Executive Shares") and 25,000 "B' executive shares, par value 4 Irish pence per share ("Parent "B' Executive Shares"). As of December 31, 1995, there were 38,106,011 Parent Ordinary Shares issued and outstanding, no Parent Ordinary Shares held in Parent's treasury, 1,000 Parent Executive Shares outstanding and 21,375 Parent "B' Executive Shares outstanding. As of such date there were 3,190,804 Parent Ordinary Shares reserved for issuance upon the exercise of outstanding options and options which may be granted under the stock option plans of Parent (the "Parent Plans"), 4,693,085 Parent Ordinary Shares reserved for issuance upon the exchange of the Liquid Yield Option Notes (the "LYONs") issued by Elan International Finance Ltd., a wholly-owned subsidiary of Parent, and guaranteed by Parent and 3,922,662 Parent Ordinary Shares reserved for issuance upon the exercise of the outstanding warrants with an exercise price of $39.26 per share and an expiration date of August 12, 1998 ("1998 Warrants"). Except for the LYONs, the 1998 Warrants and the options granted under the Parent Plans, there were not as of such date any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding Parent Ordinary Shares are, and all Parent ADSs to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

  Section 3.12 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of the Parent, threatened against or relating to the Parent or any of its Parent Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any Parent Subsidiary or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually and in the aggregate, either impair Parent's ability to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

  Section 3.13 Officer's Certificate as to Tax Matters. As of the date hereof, Parent knows no reason why it will be unable to deliver to Cahill Gordon & Reindel and Pillsbury Madison & Sutro LLP at the Closing an Officer's Certificate in form sufficient to enable such counsel to render the opinions required by Section 6.05.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and Subco that:

  Section 4.01 Organization, Etc. Each of the Company, Athena Diagnostics, Inc., a Massachusetts corporation, and Athena Neurosciences (Europe) Limited, a private limited company organized in the United Kingdom (together, the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually and in the aggregate, have a material adverse effect on the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"). Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Restated Certificate of Incorporation (or other applicable charter document) or By-Laws. Set forth in Section 4.01 of the Disclosure Statement, dated as of the date hereof, previously delivered by the Company to Parent (the "Disclosure Statement") are accurate and complete copies of the Restated Certificate of Incorporation (or other applicable charter document) and By-Laws, as currently in effect, of each of the Company and its Subsidiaries.

  Section 4.02 Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Subco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

  Section 4.03 No Violations, Etc. Except for the filings of the Certificate of Merger and the Company Proxy Statement under and as contemplated by the Exchange Act and the filings required under and in compliance with the HSR Act and except as listed in Section 4.03 of the Disclosure Statement, no filing with, notification to and no permit, authorization, consent or approval of, any public body is necessary on the part of the Company for the consummation by the Company of the Merger, the other transactions contemplated hereby or the exercise by the Parent and the Surviving Corporation of full rights to own and operate the business of the Company and its Subsidiaries. Except as listed in Section 4.03 of the Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof nor the exercise by the Parent and the Surviving Corporation of full rights to own and operate the business of the Company and the Subsidiaries will (i) subject to obtaining the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware Act, conflict with or result in any breach of any provision of the Restated Certificate of Incorporation (or other comparable charter documents) or By-Laws of the Company or any of its Subsidiaries, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture, or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; except with respect to the foregoing clause (iii)(y) violations, breaches or defaults which, individually and in the aggregate, would not either impair the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect, or the exercise by the Parent and the Surviving Corporation of full rights to own and operate the business of the Company and the Subsidiaries.

  Section 4.04 Fairness Opinion. The Company has received the opinion of PaineWebber Incorporated to the effect that as of the date hereof the financial terms of the Merger are fair to the Company's stockholders from a financial point of view.

  Section 4.05 Board Recommendation. The Board of Directors of the Company has, by a unanimous vote at a meeting of such Board duly held on March 17, 1996, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and determined that the Agreement, the Merger and the other transactions contemplated hereby, taken together, are fair to and in the best interest of the stockholders of the Company, and resolved to recommend that the holders of shares of Company Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

  Section 4.06 State Antitakeover Statutes. The Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby from the requirements and provisions of
(S)203 of the Delaware Act and any other state antitakeover statute or regulation such that none of the provisions of such (S)203 or any other "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provision hereof, or (z) would subject Parent or Subco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement or their ownership and operation of the business of the Company and its Subsidiaries.

  Section 4.07 Affiliates. The Company has delivered to Parent in Section 4.07 of the Disclosure Statement a list identifying all persons who to the best of the Company's knowledge may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and, promptly after the execution of this Agreement, the Company will deliver the written agreement of each such person promptly after execution of this Agreement, substantially in the form of Exhibit A hereto.

  Section 4.08 Finders or Brokers. Except for PaineWebber Incorporated, whose fees have been disclosed to Parent, neither the Company nor any Subsidiary of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

  Section 4.09 Registration Statement; Proxy Statement. Except for information concerning the Parent that the Parent has provided for inclusion or incorporation by reference in the Proxy Statements, such information, at the date the Proxy Statements are first mailed to stockholders, at the time of the Special Meetings and at the Effective Time, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Proxy Statements, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statements will (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

  Section 4.10 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Company Preferred Stock"). No shares of Company Preferred Stock are outstanding. As of December 31, 1995, there are 27,565,069 shares of Company Common Stock outstanding and no treasury shares. Section 4.10 of the Disclosure Statement identifies and describes the number of shares of Company Common Stock to be received upon exercise or conversion and the exercise or conversion price of each outstanding option, warrant and convertible note (the "Company Common Stock Equivalents"). Except for the Company Common Stock Equivalents there are no existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. Except as identified and described in Section 4.10 of the Disclosure Statement, there are no outstanding stock appreciation rights with respect to the capital stock of the Company or any of its Subsidiaries. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

  Section 4.11 SEC Filings. (a) The Company has filed with the SEC all required forms, reports, registration statements and documents required to be filed by it with the SEC since December 31, 1994 (collectively, the "Company SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates the Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not mis-leading.

  (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report, registration statement or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Subco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

  Section 4.12 Financial Statements. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in any of the required forms, reports, registration statements and documents required to be filed with the SEC by the Company and its Subsidiaries since December 31, 1994 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements are accompanied by an unqualified opinion thereon by the Company's independent auditors.

  (b) The audited consolidated financial statements of the Company and its Subsidiaries for the year ended December 31, 1995 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of operations and consolidated cash flows for the year then ended and such audited financial statements are accompanied by an unqualified opinion thereon by the Company's independent auditors. The Consolidated Balance Sheet as at December 31, 1995 of the Company and its Subsidiaries contained in such financial statements is hereinafter referred to as the "1995 Balance Sheet".

  Section 4.13 Absence of Undisclosed Liabilities. At December 31, 1995 neither the Company nor its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except the liabilities recorded on the 1995 Balance Sheet and/or reflected in the notes thereto, and except for liabilities or obligations that would not individually and in the aggregate have a Material Adverse Effect.

  Section 4.14 Absence of Changes or Events. Except as disclosed in Section
4.14 of the Disclosure Statement, since December 31, 1995 the Company and its Subsidiaries have not, directly or indirectly:

    (a) purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of their capital stock (other than dividends or other distributions payable solely to the Company or a wholly owned Subsidiary of the Company);

    (b) authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiaries, other than pursuant to and in accordance with (i) the Employee Stock Purchase Plan or (ii) the terms of the Company Common Stock Equivalents listed in Section 4.10 of the Disclosure Statement or;

    (c) (i) except in the ordinary course of business and consistent with past practice, created or incurred any indebtedness for borrowed money,
  (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation, (iii) entered into any commitment or transaction material to the Company and its Subsidiaries taken as a whole, or (iv) incurred any liabilities except for liabilities which, individually and in the aggregate, would not have a Material Adverse Effect;

    (d) instituted any change in its accounting methods, principles or practices;

    (e) revalued any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables except for amounts previously reserved as reflected in the 1995 Balance Sheet;

    (f) suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate, have a Material Adverse Effect;

    (g) suffered any adverse change, or any development involving a prospective adverse change, except for those changes or prospective changes which, individually and in the aggregate, would not have a Material Adverse Effect;

    (h) (i) increased in any manner the compensation of any of its directors or officers or employees, except in the ordinary course of business and consistent with past practice; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit, or entered into or any contract, agreement or understanding with any of its past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing at December 31, 1995; (iii) granted any severance or termination pay to, or entered into any employment consulting or severance agreement with, any person; (iv) entered into any material contract, agreement or understanding with any of the Company's or its Subsidiaries' past or present employees; (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence prior to December 31, 1995, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding or for the benefit of any person, or amend any such plans, contracts, agreements or understandings in existence at or prior to December 31, 1995; or (vi) except as otherwise expressly contemplated hereby, sold, transferred, leased, licensed, pledged, mortgaged, or otherwise disposed of, or encumbered, or agreed to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed; and

    (i) agreed to (i) do any of the things described in the preceding clauses
  (a) through (h) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article IV untrue or incorrect.

  Section 4.15 Capital Stock of Subsidiaries. The Company is directly or indirectly the record and beneficial owner (including all such qualifying shares) of all of the outstanding shares of capital stock of each of its Subsidiaries. There are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company or any Subsidiaries to issue, transfer or sell any shares of capital stock of any Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. All of such shares so owned by the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. The Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity except the Subsidiaries and any interest set forth in Section 4.15 of the Disclosure Statement.

  Section 4.16 Litigation. (a) There is no claim, action, suit or proceeding (excluding applications for regulatory approval for marketing of pharmaceutical products) pending or, to the best knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, except for those claims, actions, suits or proceedings which, individually and in the aggregate, would not have a Material Adverse Effect.

  (b) Except as set forth in Section 4.16 of the Disclosure Statement, there is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party.

  Section 4.17 Insurance. Section 4.17 of the Disclosure Statement lists all insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries, the premiums and coverages of such policies and all claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been made available to Parent. The Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

  Section 4.18 Contracts and Commitments. Neither the Company or its Subsidiaries is a party to any existing contract, obligation or commitment of any type (other than those described in Section 4.19 or 4.23 of the Disclosure Statement) in any of the following categories:

    (a) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature or contains warranties or penalty provisions for late performance in excess of those consistent with industry practice, or was incurred other than in the ordinary course of business and consistent with past practice;

    (b) contracts for the purchase of materials, supplies or equipment which have not been entered into in the ordinary course of business and consistent with past practice or which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or for capital expenditures in excess of $500,000;

    (c) a true and complete list of each lease requiring the payment of rentals aggregating at least $500,000 per annum is set forth in Section
  4.18 of the Disclosure Statement, and all of the leases so listed are valid and subsisting and in full force and effect with respect to the Company and its Subsidiaries, as the case may be;

    (d) material contracts with distributors, manufacturers' representatives or sales agents, except those which are terminable at the option of the Company or its Subsidiaries on 60 days' notice or less without incurring any liability thereby;

    (e) contracts under which the Company or its Subsidiaries has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation other than the Company or its Subsidiaries under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation other than the Company or its Subsidiaries;

    (f) powers of attorney outstanding from the Company or its Subsidiaries other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

    (g) contracts under which any amount payable by the Company or its Subsidiaries is dependent upon the revenues or profits of the Company or its Subsidiaries;

    (h) contracts with any director, officer or employee of the Company other than in such person's capacity as a director, officer or employee of the Company;

    (i) contracts which limit or restrict where the Company or any of its Subsidiaries may conduct its or their business or the type or line of business which the Company or any of its Subsidiaries may engage in;

    (j) contracts containing any agreement with respect to any change of control;

    (k) contracts with any party for the loan of money or availability of credit to or from the Company or any of its Subsidiaries (except credit extended by the Company or any of its Subsidiaries to its or their customers in the ordinary course of business and consistent with past practice); and

    (l) any hedging, option, derivative or other similar transaction.

  Section 4.19 Labor Matters; Employment and Labor Contracts. (a) None of the Company or any of its Subsidiaries is a party to any union contract or other collective bargaining agreement. Each of the Company and its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except for those failures to comply which, individually and in the aggregate, would not have a Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or any labor strike or stoppage threatened) against or affecting the Company or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its Subsidiaries who are not currently organized.

  (b) Except as entered into in the ordinary course of business or as set forth in Section 4.19 of the Disclosure Statement, neither the Company nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee.

  Section 4.20 Compliance with Laws. (a) Neither the Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violations or failures to comply would not, individually and in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually and in the aggregate, have a Material Adverse Effect.

  (b) To the best of the Company's knowledge, as to each product subject to FDA's jurisdiction under the Federal Food, Drug and Cosmetic Act ("FDCA") and the jurisdiction of the Drug Enforcement Agency under the Comprehensive Drug Abuse Prevention and Control Act of 1970 ("CSA") which is manufactured, tested, distributed, held, and/or marketed by the Company or any of its Subsidiaries, such product is being manufactured, held and distributed in substantial compliance with all applicable requirements under FDCA and CSA including, but not limited to, those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports, and security.

  (c) The Company will promptly provide Parent with copies of any document that is issued, prepared, or otherwise becomes available from the date of this Agreement until the Effective Time which bears on the regulatory status under the FDCA or the CSA of the Company, any of its Subsidiaries or any product of the Company or its Subsidiaries, including, but not limited to, any deficiency letter, warning letter, non-approvable letter/order, and withdrawal letter/order except for documents reflecting such matters which, individually and in the aggregate, would not have a Material Adverse Effect.

  Section 4.21 Intellectual Property Rights. To the best of the Company's knowledge, the Company or its Subsidiaries own or have the right to use all Intellectual Property Rights (as defined below in this Section 4.21) necessary to the conduct of their respective businesses. Section 4.21 of the Disclosure Statement contains a worldwide list of all patents, trade names, trademarks and service marks, and applications for the foregoing owned or possessed by the Company or its Subsidiaries. No material rights or licenses to use Intellectual Property Rights have been granted or acquired by the Company or its Subsidiaries except those listed in Section 4.21 of the Disclosure Statement. Except as disclosed in Section 4.21 of the Disclosure Statement there have been no claims or assertions made by others that the Company has infringed any material Intellectual Property Rights of others by the sale of products or any other activity in the preceding five year period and, to the knowledge of the Company, there has been no such material infringement by the Company during this period. Except as set forth in Section 4.21 of the Disclosure Statement, the Company has no knowledge of any infringement of Intellectual Property Rights of the Company by others. Except as set forth in
Section 4.21 of the Disclosure Statement all issued patents, registered trademarks, and service marks owned by the Company or its Subsidiaries are recorded on the public record in the name of the Company or its Subsidiaries. True and complete copies of all material listed in Section 4.21 of the Disclosure Statement have been made available to Parent.

  "Intellectual Property Rights" shall mean and include rights relating to the Company's patents, trademarks, service marks, trade names, registered copyrights, and all currently pending applications for any thereof.

  Section 4.22 Taxes. Except for those matters which individually and in the aggregate would not have a Material Adverse Effect (i) except as set forth in
Section 4.22 of the Disclosure Statement, the Company and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries (copies of which for the past three fiscal years have been provided or made available to Parent); (ii) all Taxes of the Company and its Subsidiaries in respect of the pre-Merger period have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements and otherwise on the books of the Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other Tax Returns filed by the Company and its Subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its Subsidiaries and is pending, and no examination of the Company or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority; (v) except for tax returns with respect to the 1995 fiscal year, no extension of the period for assessment or collection of any Tax is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no Tax liens have been filed with respect to any Taxes, except for property taxes which have accrued but with respect to which penalty for nonpayment has not occurred; (vii) the Company and each of its Subsidiaries have not agreed to make any adjustment by reason of a change in their accounting methods that would affect the taxable income or deductions of the Company or any of its Subsidiaries for any period ending after the Effective Time; (viii) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax sharing agreements or arrangements under which the Company or any Subsidiary will have any obligation or liability on or after the Effective Time; (x) the Company and its Subsidiaries have the net operating loss carryforwards set forth in Section 4.22 of the Disclosure Statement; (xi) the Company and its Subsidiaries have no overall foreign losses as defined in Section 904(f)(2) of the Code; (xii) neither the Company nor any of its Subsidiaries has unused foreign tax credits; (xiii) to the best knowledge of the Company, there are no transfer pricing agreements made by the Company or its Subsidiaries with any taxation authority; (xiv) except as set forth in Section 4.22 of the Disclosure Statement no assets of the Company or any of its Subsidiaries are held in an arrangement for which partnership Tax Returns are being filed and neither the Company nor any of its Subsidiaries is a partner in any partnership; (xv) except as set forth in Section 4.22 of the Disclosure Statement, neither the Company nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such Subsidiary whether or not distributed; (xvi) neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code; and (xvii) except as set forth in Section 4.22 of the Disclosure Statement, the Company is not obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

  "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

  Section 4.23 Employee Benefit Plans; ERISA. Except as set forth in Section
4.23 of the Disclosure Statement:

  (a) there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, or vacation plans, or any other employee benefit plan, program, policy or arrangement, covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Employee Benefit Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code including the Company or a Subsidiary.

  (b) The Company and each of its Subsidiaries, and each of the Pension Benefit Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws except where the failure to comply would not, individually and in the aggregate, have a Material Adverse Effect.

  (c) All contributions to, and payments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

  (d) Any Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and no event has occurred and no condition exists with respect to the form or operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

  (e) There are (i) no investigations pending by any governmental entity involving the Pension Benefit Plans or Welfare Plans, and (ii) no pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually and in the aggregate, give rise to any liability which would have a Material Adverse Effect, nor, to the best of the Company's knowledge, are there any facts which would give rise to any liability except for those which would not, individually or in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

  (f) None of the Company, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on the Company or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

  (g) None of the Company, any of its Subsidiaries, or any of their ERISA Affiliates maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Sections 412 of the Code or 302 of ERISA.

  (h) Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA.

  (i) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

  (j) Except as disclosed in Section 4.23 of the Disclosure Statement, with respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto,
(ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

  (k) None of the Welfare Plans maintained by the Company or any of its Subsidiaries provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of
Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

  (l) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its Subsidiaries has received notice that such insurance company is in rehabilitation or a comparable proceeding.

  (m) Except as set forth in Section 4.23 of the Disclosure Statement the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its Subsidiaries.

  (n) The Company has disclosed to Parent in Section 4.23 of the Disclosure Statement each Foreign Plan (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. The Company and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually and in the aggregate, either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States.

  Section 4.24 Environmental Matters. (a) Except as, and to the extent set forth in Section 4.24 of the Disclosure Statement,

    (i) to the best of the Company's knowledge, the Company and each of its Subsidiaries possess all Environmental Permits required under applicable Environmental Laws to conduct its current business, and are, and to the Company's knowledge have at all times been, in compliance with the terms and conditions of such Environmental Permits, except where such failures to possess or comply, individually and in the aggregate, would not have a Material Adverse Effect, nor has the Company reason to believe that any Environmental Permits possessed by the Company or any of its Subsidiaries will be revoked, suspended, or will not be renewed;

    (ii) to the best of the Company's knowledge, the execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by the Parent and the Surviving Corporation of rights to own and operate the businesses of the Company and its Subsidiaries substantially as presently conducted will not affect the validity or require the transfer of any Environmental Permits held by the Company or any of its Subsidiaries, and will not require any notification, disclosure, registration, reporting, filing, investigation, or remediation under any Environmental Law;

    (iii) to the best of the Company's knowledge, the Company and each of its Subsidiaries are in compliance, and within the period of all applicable statutes of limitation, have complied, with all applicable Environmental Laws except where the failures to comply, individually and in the aggregate, would not have a Material Adverse Effect; and have not received notice of any liability under any Environmental Law;

    (iv) to the best of the Company's knowledge, there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending or, to the knowledge of the Company, threatened under any Environmental Law (a) against the Company or any of its Subsidiaries, or (b) against any person or entity, including but not limited to any Contractor, in connection with which liability could reasonably be imputed or attributed by law or contract to the Company or any of its Subsidiaries;

    (v) to the best of the Company's knowledge, no property or facility presently or formerly owned, operated, or leased by the Company or any of its present or former subsidiaries, or by any respective predecessor in interest, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation & Liability Act, as amended ("CERCLA"), or on any comparable list established under any Environmental Law, nor has the Company or any of its Subsidiaries received any notification of potential or actual liability or any request for information under CERCLA or any comparable foreign, state, or local law;

    (vi) to the best of the Company's knowledge, there has been no disposal, spill, discharge, or release of any Hazardous Material generated, used, owned, stored, or controlled by the Company, any of its Subsidiaries, or respective predecessors in interest, on, at, or under any property presently or formerly owned, leased, or operated by the Company, its Subsidiaries, any predecessor in interest, or any Contractor, and there are no Hazardous Materials located in, at, on, or under, or in the vicinity of, any such facility or property, or at any other location, in either case that could reasonably be expected to require investigation, removal, remedial, or corrective action by the Company or any of its Subsidiaries or that would reasonably likely result in liability of, or costs in excess of $500,000, either individually or in the aggregate, to the Company or any of its Subsidiaries under any Environmental Law;

    (vii) to the best of the Company's knowledge, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing Hazardous Materials located on any facility or property owned, leased or operated by the Company, any of its Subsidiaries, or respective predecessors in interest during the period of such ownership, lease or operation, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation;

    (viii) to the best of the Company's knowledge, no lien has been recorded against any properties, assets or facilities owned, leased or operated by the Company or any of its Subsidiaries under any Environmental Law; and

    (ix) to the best of the Company's knowledge, it does not own ingredients or raw materials used in the manufacturing, processing or testing of its products prior to the Company's ownership of its finished products.

  (b) to the best of the Company's knowledge, a reasonable investigation having been made, the Company has made available to Parent, Subco, and their authorized representatives all records and files, including, but not limited to, all assessments, reports, studies, audits, analyses, tests and data in possession of the Company and its Subsidiaries concerning the existence of Hazardous Materials at facilities or properties currently or formerly owned, operated, or leased by the Company or any present or former subsidiary or predecessor in interest, or concerning compliance by the Company and its Subsidiaries with, or liability under, any Environmental Law.

  (c) For purposes of this Agreement:

    (i) "Contractor" shall mean any person or entity, including but not limited to partners, licensors, and licensees, with which the Company formerly or presently has any agreement or arrangement under which such person or entity has or had physical possession of, and was or is obligated to develop, test, process, manufacture or produce Diastat (R) (Diazepam Rectal Gel) or BotB (TM) (Botulinum Toxin Type B), or any of their component ingredients owned by the Company.

    (ii) "Environmental Law" shall mean CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree or common law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment, employee health or safety, the experimental use of animals, or the disposal of animal carcasses.

    (iii) "Environmental Permit" shall mean any permit, license, approval, consent, or other authorization by a federal, state, local, or foreign government or regulatory entity pursuant to any Environmental Law.

    (iv) "Hazardous Material" shall mean any pollutant, contaminant, or hazardous, toxic, medical, biohazardous, infectious or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any animal carcass, any toxin, chemical, virus, infectious disease or disease-causing agent, and any other substance that can give rise to liability under any Environmental Law.

  Section 4.25 Officer's Certificate as to Tax Matters. As of the date hereof, the Company knows of no reason why it will be unable to deliver to Cahill Gordon & Reindel and Pillsbury Madison & Sutro LLP at the Closing an Officer's Certificate in form sufficient to enable such counsel to render the opinions required by Section 6.05.

                                   ARTICLE V

                                   COVENANTS

  Section 5.01 Conduct of Business of the Company and Parent. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent or the Company, as the case may be, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries and Parent and its Parent Subsidiaries will each conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries nor Parent nor any of its Parent Subsidiaries (except for those following clauses that apply only to the Company and its Subsidiaries) will, without the prior written consent of Parent or the Company, as applicable:

    (a) amend its Restated Certificate of Incorporation (or other applicable charter document) or By-Laws except, with respect to Parent, the proposed two-for-one stock split announced on March 15, 1996;

    (b) in the case of the Company, authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiaries, other than in the case of the Company pursuant to and in accordance with and subject to the limitations set forth in (i) the Employee Stock Purchase Plan or (ii) the terms of the Company Common Stock Equivalents listed in Section 4.10 of the Disclosure Statement;

    (c) split except, with respect to Parent, the proposed two-for-one stock split announced on March 15, 1996, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof, other than, in the case of Parent, consistent with past practice) in respect of its capital stock, except dividends to wholly-owned Subsidiaries or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its subsidiaries or purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of its capital stock or of any of its subsidiaries;

    (d) in the case of the Company, (i) except in the ordinary course of business and consistent with past practice, create or incur indebtedness for borrowed money; (ii) assume, guarantee, endorse or otherwise as an accommodation become liable or responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any other individual, firm or corporation; (iii) enter into any commitment or transaction material to the Company and its Subsidiaries taken as a whole, or (iv) incur any liabilities except for liabilities which, individually and in the aggregate, would not have a Material Adverse Effect;

    (e) in the case of the Company and except in the ordinary course of business or as otherwise contemplated by the Disclosure Statement (i) increase in any manner the compensation of any of the Company's or its Subsidiaries' directors or officers or employees, except in the ordinary course of business and consistent with past practice; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any contract, agreement or understanding with any of the Company's or its Subsidiaries' past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under agreements, plans or arrangements existing as of December 31, 1995; (iii) grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any person; (iv) enter into any contract, agreement or understanding with any of the Company's or its Subsidiaries' past or present employees; and (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence prior to December 31, 1995, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding or for the benefit of any person, or amend any such plans, contracts, agreements or understandings in existence prior to December 31, 1995.

    (f) in the case of the Company, except as otherwise expressly contemplated hereby, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed;

    (g) in the case of the Company, except in the ordinary course of business or as otherwise expressly contemplated hereby, grant or acquire any material licenses to use any Intellectual Property Rights or unpatented inventions set forth in Section 4.21 of the Disclosure Statement; provided the Company and its Subsidiaries shall not grant any material licenses to use any material Intellectual Property Rights or unpatented inventions so set forth without the prior written consent of Parent, which consent shall not be unreasonably withheld;

    (h) in the case of the Company, except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice;

    (i) in the case of the Company, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by this Agreement;

    (j) in the case of the Company, except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in excess of $500,000;

    (k) in the case of the Company, permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

    (l) maintain its books and records in a manner not in the ordinary course of business and substantially consistent with past practice;

    (m) in the case of the Company, enter into any hedging, option, derivative or other similar transaction;

    (n) except in the case of the Parent as otherwise disclosed in this Agreement, institute any change in its accounting methods, principles or practices or revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

    (o) in the case of the Company, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

    (p) in the case of the Company, exercise its technology purchase option pursuant to its Purchase Option Agreement with PaineWebber R&D Partners III, L.P.; or

    (q) in the case of the Company and, where applicable, in the case of the Parent, agree to do any of the foregoing.

  Section 5.02 No Solicitation. (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its Subsidiaries or acquisition of any kind of material portion of the assets or capital stock of the Company and its Subsidiaries taken as a whole (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that the Company may, in response to an unsolicited bona fide, written proposal from a Third Party regarding a Superior Proposal (as hereinafter defined) furnish information to, engage in discussions and negotiate with such Third Party, but only if the Board of Directors of the Company determines in good faith by a majority vote that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to the stockholders of the Company than the Merger and that failing to take such action would constitute a breach of the Board's fiduciary duties, having received prior to such determination (i) advice of outside legal counsel of the Company that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors and (ii) the advice of a financial advisor of nationally recognized reputation (including, without limitation, PaineWebber Incorporated) that the Superior Proposal would provide greater value to the Company and its stockholders than the Merger. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by any financially responsible Third Party (other than the Parent) with respect to an Acquisition Transaction for which any required financing is committed in writing by reputable financing sources.

  (b) The Company shall immediately notify the Parent of (i) receipt of any proposal relating to an Acquisition Transaction or any request for nonpublic information relating to the Company in connection with an Acquisition Transaction or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, a proposal relating to an Acquisition Transaction and (ii) any action, failure to act, determination or resolution by the Company or its Board of Directors referred to in Sections 1.05, 5.02 and 10.02(c) or (d). Such notice to the Parent shall be made orally and in writing and shall include a copy of any writing submitted by such person or entity and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contract.

  (c) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of any such agreement and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

  Section 5.03 Access to Information. (a) From the date of this Agreement until the Effective Time, the Company will give Parent and Subco and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, will permit Parent and Subco and their authorized representatives to conduct inspections as they may reasonably require (including, without limitation, any air, water, soil or other environmental testing and monitoring deemed necessary by them) and will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time request.

  (b) From the date of this Agreement until the Effective Time, Parent and Subco will give the Company and its authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Parent Subsidiaries, will permit the Company and its authorized representatives to conduct inspections as they may reasonably require (including, without limitation, any air, water, soil or other environmental testing and monitoring deemed necessary by them) and will cause its officers and those of its Parent Subsidiaries to furnish the Company with such financial and operating data and other information with respect to their business and properties as the Company may from time to time request.

  (c) Parent and Subco agree to treat confidentially all confidential information concerning the Company and its Subsidiaries which is furnished to Parent and Subco or their representatives by or on behalf of the Company whether before or after the date of this Agreement. The term "representatives" shall include agents, financial advisors, consultants, lawyers, accountants, directors, officers or employees of a person. Parent and Subco agree that such information shall be used solely for the purposes of the Agreement, the Merger and the transactions contemplated hereby. Except as required by law (and then only with prior written notice to the Company of such requirement), neither Parent and Subco nor its representatives shall disclose to any person any such information. In the event that this Agreement is terminated pursuant to
Article X, Parent and Subco shall, and shall direct their representatives to, promptly upon the written request of the Company deliver to the Company all written material received from the Company and will keep confidential or destroy any analyses, compilations, studies or other documents prepared by Parent or Subco or its representatives reflecting information furnished by or on behalf of the Company, without returning a copy thereof.

  (d) The Company agrees to keep confidential all information concerning Parent and Subco furnished to the Company or its representatives by or on behalf of the Parent to the same extent that the Parent and Subco are obligated pursuant to Section 5.03(c) to keep confidential information furnished by or on behalf of the Company confidential.

  Section 5.04 Registration Statement and Proxy Statement. The Company shall prepare and file with the SEC as soon as is reasonably practicable after the date hereof the Company Proxy Statement and Parent shall file the Registration Statement in which the Company Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Proxy Statement cleared by the staff of the SEC as promptly as practicable. The Parent shall prepare and disseminate to its stockholders as soon as reasonably practicable after the date hereof the Parent Proxy Statement. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the Parent ADSs to be issued as Closing Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.04.

  Section 5.05 Commercially Reasonable Efforts; Other Actions. Subject to the terms and conditions herein provided, Parent, Subco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers, and (iii) the lifting of any legal bar to the Merger. Parent shall cause Subco to perform all of its obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent or Subco to fail to perform its obligations hereunder.

  Section 5.06 Public Announcements. Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Subco and the Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent (which will not be unreasonably withheld), except as may be required by law or by the rules and regulations of the Irish Stock Exchange or of the London Stock Exchange.

  Section 5.07 Notification of Certain Matters. Each party shall give prompt notice to the other party of any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject. The Company shall keep Parent and Subco informed of all non-routine actions the Company intends to take in connection with any Environmental Law and all actions shall be on terms and conditions reasonably satisfactory to Parent and Subco. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) change or prospective change that is likely to have, respectively, a Material Adverse Effect or Parent Material Adverse Effect or (c) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue.

  Section 5.08 Indemnification. (a) Parent shall (i) guarantee and (ii) shall cause the Surviving Corporation to maintain and perform in the same manner the Company's existing indemnification provisions with respect to present and former directors and officers of the Company for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

  (b) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the annual premiums paid as of the date hereof by the Company for such insurance.

  Section 5.09 Expenses. Except as set forth in Section 10.05, Parent and Subco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with the Agreement, the Merger, and the transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Company Proxy Statement shall be paid by Parent.

  Section 5.10 Affiliates. The Company shall advise Parent in writing of any person who, to the Company's knowledge, becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to cause each such person to deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto. Parent shall use all commercially reasonable efforts to satisfy for three years after the Effective Time the requirements of Rule 144(c) under the Securities Act.

  Section 5.11 Stock Exchange Listings. Parent shall use all commercially reasonable efforts to list on (i) the NYSE, upon official notice of issuance, the Parent ADSs to be issued in connection with the Merger and

(ii) the Irish Stock Exchange and the London Stock Exchange (subject to allotment) the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration.

  Section 5.12 Resignation of Directors. Prior to the Effective Time, the Company shall take all commercially reasonable efforts to deliver to Parent at no cost the resignations of such directors of the Subsidiaries as Parent shall specify, effective at the Effective Time. In connection with any such resignation, the directors shall simultaneously reconvey their directors' qualifying shares, if any, to the applicable Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Subco or any such Subsidiary other than customary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

  Section 5.13 Stock Purchase Plan. The Company shall, on or before the Effective Time, terminate effective as of July 1, 1996 its Employee Stock Purchase Plan. Contributions by Participants (as defined in such Plan) for the Participation Period (as defined in such Plan) commencing on January 1, 1996 and ending on June 30, 1996 shall be used to purchase shares of the Company Common Stock or Parent ADSs, as the case may be, in accordance with the terms of such Plan. Any unused cash balances shall be refunded to Participants in cash, without interest, in accordance with Section 7(f) of such Plan.

  Section 5.14 Compensation. Except as provided in Section 5.13, after the Effective Time, Parent shall cause the Company and its Subsidiaries to offer compensation and benefits to their employees that are substantially equivalent to the compensation and benefits that such employees enjoyed before the Effective Time.

  Section 5.15 Governance. Immediately after the Effective Time, Parent shall,
(i) appoint John Groom the President and Chief Operating Officer of Parent and
(ii) appoint John Groom and Dennis J. Selkoe, M.D. to Parent's Board of Directors. Parent will use its reasonable efforts to enter into employment agreements with employees of the Company who become directly employed by Parent.

  Section 5.16 Compliance With Treasury Regulations. (a) In order to avoid the application of Section 367(a)(1) of the Code, Parent covenants that after the Closing, Parent will ensure that Company complies with the reporting requirements described in Treasury Regulation Section 1.367(a)-3T(c)(4).

  (b) Parent shall provide to Company stockholders, who received Parent ADSs in the Merger, any information concerning the Parent necessary to comply with the filing requirements of Section 6038B of the Code and Treasury Regulation
Section 1.6038B-1T.

                                  ARTICLE VI

        CONDITIONS TO THE OBLIGATIONS OF PARENT, SUBCO AND THE COMPANY

  The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

  Section 6.01 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

  Section 6.02 Stockholder Approvals. The approval of a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof shall have been obtained. The required approval of the stockholders of the Parent shall have been obtained in the manner required for the issuance of the Parent ADSs and the transactions contemplated by this Agreement.

  Section 6.03 Listing. The Parent ADSs issuable in connection with the Merger shall have been authorized for listing on the NYSE subject to official notice of issuance, and the Parent Ordinary Shares to be represented by Parent ADSs constituting the Closing Consideration shall have been admitted (subject to allotment) to the Official Lists of the Irish Stock Exchange and the London Stock Exchange.

  Section 6.04 Certain Proceedings. (a) No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered and remain in effect against Parent, Subco or the Company which prohibits the consummation of the Merger or limits the exercise by the Parent and the Surviving Corporation of full rights to own and operate the business of the Company and its Subsidiaries, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been taken under the Irish Mergers Act prohibiting the Merger and the relevant period under the Irish Mergers Act for objection shall have expired.

  (b) All authorizations, orders, consents, licenses, confirmations, clearances, permissions and approvals which may be required in any foreign jurisdiction for the purposes of applicable anti-trust, competition, takeover or similar legislation in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been received and shall remain in full force and effect.

  Section 6.05 Tax Matters. Each of Parent and the Company shall have received an opinion of Cahill Gordon & Reindel, counsel to the Parent and Subco, and the Company shall have received an opinion of Pillsbury Madison & Sutro LLP, counsel to the Company, each such opinion dated as of the Closing, each such opinion substantially to the effect that (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Subco and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code; and (iii) except for cash received in lieu of fractional Parent ADSs, no gain or loss will be recognized by a stockholder of Company as a result of the Merger with respect to the shares of Company Common Stock converted into Parent ADSs; provided that: (i) Company complies with the reporting requirements contained in Treasury Regulations (S) 1.367(a)-3T(c)(4); (ii) the Company stockholder owns (including beneficial, indirect and constructive ownership) less than 5% of the total voting power or total value of Parent's outstanding stock immediately after the Merger; and
(iii) the Company stockholder complies with the notice requirements of Section 6038B of the Code.

  Section 6.06 Average Market Value. The Average Market Value of a Parent ADS shall be equal to or greater than $50; provided, however that this condition will be satisfied if the Parent increases the Exchange Ratio so that the product of (a) a fraction of a Parent ADS corresponding to the increased Exchange Ratio and (b) the Average Market Value of a Parent ADS is equal to or greater than $14.875. "Average Market Value" shall mean the arithmetic average of the closing price per share of a Parent ADS as reported on the NYSE composite tape for the five consecutive trading days ending with the last trading day prior to the Closing.

                                  ARTICLE VII

               CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUBCO

  The obligation of Parent and Subco to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or
Subco:

  Section 7.01 Representations and Warranties True. The representations and warranties of the Company that are qualified with reference to a Material Adverse Effect or materiality shall be true and correct and the representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

  Section 7.02 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date except for those failures to so perform or comply which individually and in the aggregate would not either impair the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

  Section 7.03 Certificates. The Company shall furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections
7.01 and 7.02 as may be reasonably requested by Parent or Subco.

  Section 7.04 Material Adverse Change. There shall not have occurred since December 31, 1995 any material adverse change in the general affairs, management, business, operations, assets, conditions (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (including loss of a significant portion of the employees in the Company's therapeutic research department).

  Section 7.05 Opinion of Counsel. Parent shall have received the opinions of Pillsbury Madison & Sutro LLP, counsel to the Company, and Lisabeth F. Murphy, General Counsel to the Company, each substantially to the effect as the forms of opinions which were previously agreed by the parties.

  Section 7.06 Consents, Approval and Notifications. All the consents and approvals, and notifications and disclosures, and filings and registrations listed in Section 4.03 of the Disclosure Statement shall have been obtained.

                                 ARTICLE VIII

                 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

  The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the Company:

  Section 8.01 Representations and Warranties True. The representations and warranties of Parent and Subco that are qualified with reference to a Parent Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Parent and Subco that are not so qualified shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time.

  Section 8.02 Performance. Parent and Subco shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply which individually or in the aggregate would not either impair the ability of Parent or Subco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

  Section 8.03 Certificates. Parent and Subco shall furnish such certificates of their respective officers to evidence compliance with the conditions set forth in Sections 8.01 and 8.02 as may be reasonably requested by the Company.

  Section 8.04 Material Adverse Change. There shall not have occurred since March 31, 1995 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Parent and its Parent Subsidiaries taken as a whole.

  Section 8.05 Opinion of Counsel. The Company shall have received the opinion of Cahill Gordon & Reindel, counsel to Parent, substantially to the effect as the form of opinions previously agreed by the parties.

  Section 8.06 Consents, Approvals and Notifications. All necessary consents and approvals of, and notifications and disclosures to, and filings and registration with, any United States or any other governmental authority or any other third party required on the part of Parent and Subco for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or accomplished.

                                  ARTICLE IX

                                    CLOSING

  Section 9.01 Time And Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Subco and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

  Section 9.02 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X, the Company, Parent and Subco shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

  Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

    (a) by mutual consent of the Boards of Directors of Parent and the Company;

    (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before August 31, 1996, which date may be extended by mutual consent of the parties hereto;

    (c) by either Parent or the Company, if any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (d) by either Parent or the Company, if the requisite approvals of stockholders at each of the Special Meetings or any adjournment thereof is not obtained.

  Section 10.02 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if (a) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by the Company at or prior to such date of termination; (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Closing condition set forth in Section 7.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured within 30 days of delivery to the Company of written notice of such breach or breaches; (c) the Board of Directors of the Company (i) fails to recommend the approval of this Agreement and the Merger to the Company's stockholders, (ii) withdraws or amends or modifies in a manner adverse to the Parent its recommendation or approval in respect of this Agreement or the Merger, (iii) makes any recommendation with respect to an Acquisition Transaction (including making no recommendation or stating an inability to make a recommendation), other than a recommendation to reject such Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly disclosed such resolution; or (d) the Company or its representatives shall furnish or disclose non-public information or negotiate, discuss, explore or otherwise communicate in any way with a Third Party with respect to any Acquisition Transaction, or the Board of Directors of the Company shall have resolved to take any of the foregoing actions referred to in this clause and publicly discloses such resolution; provided, however, that in such event Parent shall have no right to terminate pursuant to this clause (d) of Section 10.02 until the earlier of (i) May 31, 1996 or (ii) the thirtieth calendar day after the Company or its representatives first furnishes or discloses non-public information to, or negotiates, discusses, explores or otherwise communicates with any Third Party with respect to an Acquisition Transaction (such earlier date being referred to as the "Trigger Date") and only if the Company has not terminated all such activities prior to the Trigger Date.

  Section 10.03 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if (a) Parent or Subco shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by Parent or Subco at or prior to such date of termination or
(b) there exists a breach or breaches of any representation or warranty of Parent or Subco contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not be cured within 30 days of delivery to Parent of written notice of such breach or breaches.

  Section 10.04 Procedure for Termination. In the event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article X, written notice thereof shall forthwith be given to the other.

  Section 10.05 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

  (b) In the event of a termination of this Agreement by the Company pursuant to Section 10.03, then Parent shall within two business days of such termination pay the Company by wire transfer or immediately available funds to an account specified by the Company (i) up to $2.5 million to reimburse the Company for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and (ii) a fee of $5 million as liquidated damages. In the event of a termination of this Agreement by Parent pursuant to Section 10.02, then the Company shall within two business days of such termination pay Parent by wire transfer or immediately available funds to an account specified by Parent (i) up to $2.5 million to reimburse Parent for its documented fees and expenses by Parent (including the fees and expenses of counsel, accountants, consultants and advisors) incurred in connection with this Agreement and the transactions contemplated hereby and
(ii) a fee of $5 million as liquidated damages.

  (c) If this Agreement is terminated by the Parent pursuant to Section 10.02
(c) or (d), then in any such case the Company within two business days of such termination shall pay the Parent by wire transfer of immediately available funds to an account specified by Parent up to $2.5 million to reimburse Parent for its documented fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and an additional fee of $25 million (less any fee paid to Parent as liquidated damages pursuant to Section 10.05(b)). If this Agreement is terminated (i) pursuant to Section
10.01 (except Section 10.01(a)) or (ii) by Parent pursuant to Section 10.02(a) or (b) and in the case of either clause (i) or clause (ii), prior to such termination any financially capable person shall have expressed a bona fide interest in an Acquisition Transaction with the Company or its stockholders then the Company shall within two business days of such termination pay Parent by wire transfer of immediately available funds to an account specified by Parent up to $2.5 million to reimburse Parent for its documented fees and expenses (to the extent not previously reimbursed by the Company pursuant to Section 10.05(b)) incurred in connection with this Agreement and the transactions contemplated hereby and, if prior to or within twelve months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to, or consummates, an Acquisition Transaction, then the Company, prior to the earlier of entering into any such definitive agreement and consummating an Acquisition Transaction, shall pay Parent by wire transfer of immediately available funds to an account specified by Parent, an additional fee of $25 million (less any fee paid to Parent as liquidated damages pursuant to Section 10.05(b)).

                                  ARTICLE XI

                                  DEFINITIONS

  Section 11.01 Terms Defined in This Agreement. The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

   1995 Balance Sheet........................................... 4.12
   1996 Parent SEC Reports...................................... 3.07
   1998 Warrants................................................ 3.11
   Acquisition Transaction...................................... 5.02
   ADRs......................................................... 2.01
   Affiliates................................................... 4.07
   Agreement.................................................... First Paragraph
   Antitrust Division........................................... 5.05
   Average Market Value......................................... 6.06
   CERCLA....................................................... 4.24
   Certificate of Merger........................................ 1.02
   Certificates................................................. 2.03
   Closing...................................................... 9.01
   Closing Consideration........................................ 2.01
   Closing Date................................................. 9.01
   COBRA........................................................ 4.23
   Code......................................................... RECITALS
   Company...................................................... First Paragraph
   Company Common Stock......................................... 2.01
   Company Common Stock Equivalents............................. 4.10
   Company Plans................................................ 2.04
   Company Preferred Stock...................................... 4.10
   Company Proxy Statement...................................... 1.05
   Company SEC Reports.......................................... 4.11
   Constituent Corporations..................................... First Paragraph
   Contractor................................................... 4.24
   CSA.......................................................... 4.20
   Delaware Act................................................. 1.01
   Disclosure Statement......................................... 4.01
   Drug Enforcement Agency...................................... 4.20
   Effective Time............................................... 1.02
   Employee Benefit Plans....................................... 4.23
   Environmental Law............................................ 4.24
   Environmental Permit......................................... 4.24
   ERISA........................................................ 4.23
   ERISA Affiliate.............................................. 4.23
   ERISA Benefit Plans.......................................... 4.23
   Exchange Act................................................. 3.06
   Exchange Ratio............................................... 2.01
   FDCA......................................................... 4.20

   Foreign Plan................................................. 4.23
   FTC.......................................................... 5.05
   Hazardous Material........................................... 4.24
   HSR Act...................................................... 3.04
   Intellectual Property Rights................................. 4.21
   Irish Mergers Act............................................ 3.04
   IRS.......................................................... 4.23
   LYONs........................................................ 3.11
   Market Value................................................. 2.05
   Material Adverse Effect...................................... 4.01
   Merger....................................................... 1.01
   NYSE......................................................... 2.05
   Parent....................................................... First Paragraph
   Parent ADSs.................................................. 2.01
   Parent "B' Executive Shares.................................. 3.11
   Parent Exchange Options...................................... 2.04
   Parent Executive Shares...................................... 3.11
   Parent Material Adverse Effect............................... 3.01
   Parent Ordinary Shares....................................... 2.01
   Parent Plans................................................. 3.11
   Parent Proxy Statement....................................... 1.05
   Parent SEC Reports........................................... 3.07
   Pension Benefit Plans........................................ 4.23
   Proxy Statements............................................. 1.05
   Registration Statement....................................... 3.06
   SEC.......................................................... 3.06
   Securities Act............................................... 3.04
   Special Meeting.............................................. 1.05
   Subco........................................................ First Paragraph
   Superior Proposal............................................ 5.02
   Surviving Corporation........................................ 1.01
   Tax.......................................................... 4.22
   Tax Returns.................................................. 4.22
   Taxes........................................................ 4.22
   Third Party.................................................. 1.05
   Trigger Date................................................. 10.02
   Welfare Plans................................................ 4.23

                                  ARTICLE XII

                                 MISCELLANEOUS

  Section 12.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Subco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the stockholders of the Company, no such amendment or modification shall change the amount or form of the Closing Consideration.

  Section 12.02 Waiver of Compliance; Consents. Any failure of Parent or Subco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Subco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

  Section 12.03 Survivability; Investigations. The respective representations and warranties of Parent, Subco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing.

  Section 12.04 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    (a) if to the Company, to

      Athena Neurosciences, Inc.
      800 Gateway Boulevard
      South San Francisco, CA 94080
      Telecopy: (415) 875-3620

      Attention: General Counsel

      with a copy to

      Pillsbury Madison & Sutro LLP
      235 Montgomery Street
      San Francisco, CA 94104
      Telecopy: (415) 983-1200

      Attention: Thomas E. Sparks, Jr.

    (b) if to Parent, or Subco, to

      Elan Corporation, plc.
      Monksland, Athlone
      County Westmeath
      Ireland
      Telecopy: (011) (353) 902-95808

      Attention: Thomas G. Lynch

      with a copy to

      Cahill Gordon & Reindel
      80 Pine Street
      New York, New York 10005
      Telecopy: (212) 269-5420

      Attention: William M. Hartnett, Esq.

  Section 12.05 Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, any wholly-owned Subsidiary of Parent incorporated under the laws of Delaware and substituted for Subco as provided in Section 1.01), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Sections 5.08, 5.14 and 5.15, the officers, directors and employees of the Company.

  Section 12.06 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

  Section 12.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  Section 12.08 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

  Section 12.09 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein is, directly or indirectly, owned by such specified corporation.

  Section 12.10 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein (including the Disclosure Statement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

  IN WITNESS WHEREOF, Parent, Subco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                          ELAN CORPORATION, plc


                                          By:       /s/ Thomas G. Lynch
                                              ---------------------------------
                                            NAME: THOMAS G. LYNCH
                                            TITLE: CHIEF FINANCIAL OFFICER

                                          ELAN ACQUISITION CORP.


                                          By:       /s/ Thomas G. Lynch
                                              ---------------------------------
                                            NAME: THOMAS G. LYNCH
                                            TITLE: CHIEF FINANCIAL OFFICER

                                          ATHENA NEUROSCIENCES, INC.


                                          By:         /s/ John Groom
                                              ---------------------------------
                                            NAME: JOHN GROOM
                                            TITLE: PRESIDENT AND CHIEF
                                            EXECUTIVE OFFICER

                                                                        ANNEX B


                                     [LOGO OF ATHENA NEUROSCIENCES APPEARS HERE]

March 17, 1996

Board of Directors
Athena Neurosciences, Inc.
800 Gateway Boulevard
South San Francisco, CA 94080

Gentlemen:

  Athena Neurosciences, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement"), with Elan Corporation, plc ("Parent") and Subco ("Subco"), a direct wholly owned subsidiary of parent. Pursuant to the Agreement, Subco will merge with and into the Company (the "Merger") and, at the effective time of the Merger, each outstanding share (other than shares owned by Parent, the Company or any of their respective subsidiaries (collectively the "Excluded Shares")) of common stock, par value $.01 per share, of the Company (the "Common Stock") will be converted into the right to receive 0.2956 of an American Depository Share ("Parent ADSs"), each Parent ADS representing one Ordinary share, par value 4 Irish Pence, of Parent (the "Exchange Ratio").

  You have asked us whether or not, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Common Stock (other than holders of Excluded Shares).

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1994 and the Company's draft 10-K (containing preliminary unaudited financial information) for the fiscal year ended 12/31/95;

   (2) Reviewed the Parent's Annual Reports, Forms 20-F and related financial information for the five fiscal years ended March 31, 1995 and the Parent's Forms 6-K and the related unaudited financial information for the 9 months ended January 5, 1996;

   (3) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, cash flows, assets and prospects of the Company and the Parent, furnished to us by the Company and the Parent;

   (4) Conducted discussions with members of senior management of the Company and the Parent concerning their respective businesses and prospects;

   (5) Reviewed the historical market prices and trading activity for the Common Stock and the Parent ADSs and compared such price and trading histories with those of certain publicly-traded companies which we deemed to be relevant;

   (6) Compared the financial position and operating results of the Company and the Parent, respectively, with those of certain other publicly-traded companies which we deemed relevant;

   (7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

   (8) Reviewed the potential pro forma effects of the Merger;

   (9) Reviewed a draft of the Agreement in the form presented to the Board of Directors of the Company; and

  (10) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to us by or on behalf of the Company and the Parent, and we have not assumed any responsibility to independently verify such information or undertaken an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Parent. We have assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the Company's and Parent's respective managements as to the future performance of the Company and the Parent, respectively. We have also assumed, with your consent, that: (i) the strategic and operating benefits contemplated by the senior management of the Company and the Parent will be realized and (ii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company and the Parent are as set forth on the Company's and Parent's respective financial statements. Our opinion is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof. Furthermore, we express no opinion as to the price or trading range at which shares of Common Stock or ADSs will trade following the date hereof.

  This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger.

  This opinion has been prepared at the request and for the use of the Board of Directors of the Company and shall not be reproduced, summarized, described or referred to, or provided to any other person, without the prior written consent of PaineWebber Incorporated; provided, however, that this letter may be reproduced in full in the Proxy Statement.

  PaineWebber Incorporated is currently acting as financial advisor to the Company in connection with the Merger and will receive a fee upon delivery of this opinion and upon consummation of the Merger. From time to time PaineWebber has provided investment banking services to the Company for which it has received compensation commensurate with the services provided. In addition, a representative of PaineWebber is a member of the Board of Directors of the Company.

  In the ordinary course of our business, we may trade the securities of the Company and Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. In addition, an affiliate of PaineWebber holds warrants to purchase up to 1,000,000 shares of Common Stock at a below market exercise price.

  On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Common Stock (other than holders of Excluded Shares).

                                          Very truly yours,

                                          PaineWebber Incorporated

                                               /s/ PaineWebber Incorporated
                                          By: _________________________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Elan is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

  Paragraph 113 of the Articles of Association of Elan provides as follows:

    113. Every Director and other officer of Elan (other than an Auditor) shall be indemnified out of the assets of Elan against any cost, expense, liability or other matter incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office in which judgment is given in his favor or in which he is acquitted or in connection with any application in which relief is granted to him by the Court under the Acts.

  Section 200 of the Irish Companies Act of 1963 (as amended) provides as follows:

    Subject as hereinafter provided, any provision whether contained in the articles of a company or in any contract with a company or otherwise for exempting any officer of the company or any person employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company shall be void, so, however, that:

      (a) nothing in this section shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force; and

      (b) notwithstanding anything in this section, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application under section 391 of the Companies Act, 1963 or section 42 of the Companies (Amendment) Act, 1983, in which relief is granted to him by the court.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS.

  (a) EXHIBITS.

     2.1 Agreement and Plan of Merger, dated as of March 18, 1996, among Elan Corporation, plc, Elan Acquisition Corp. and Athena Neurosciences, Inc. (attached as Annex A to the Prospectus-Proxy Statement included in this Registration Statement).

     4.1 Amended and Restated Deposit Agreement, dated as of July 9, 1990 and amended as of July 31, 1990, among Elan Corporation, plc, The Bank of New York, as depositary, and the holders from time to time of the ADRs. Incorporated by reference to the Registration Statement on Form F-1 of Elan and Drug Research Corporation, plc, Registration No. 33-362777 filed with the Commission on August 8, 1990.

     5.1 Opinion of McCann FitzGerald with respect to the legality of the securities registered hereby.

     8.1 Opinion of Pillsbury Madison & Sutro LLP with respect to certain tax matters.

    23.1.  Consent of McCann FitzGerald (included as part of Exhibit 5.1)

    23.2.  Consent of Pillsbury Madison & Sutro LLP (included as part of
           Exhibit 8.1)

    23.3.  Consent of KPMG

    23.4.  Consent of Ernst & Young LLP, independent auditors

    23.5.  Consent of PaineWebber Incorporated

    23.6.  Consent of John Groom

    23.7.  Consent of Dennis J. Selkoe

    24.1.  Powers of Attorney

    99.1.  Form of proxy to be mailed to stockholders of Athena
           Neurosciences, Inc.

  (b) FINANCIAL STATEMENT SCHEDULES.

    Not applicable.

  (c) REPORTS, OPINIONS OR APPRAISALS.

    1.1 Form of opinion of PaineWebber Incorporated (attached as Annex B to the Prospectus-Proxy Statement included in this Registration Statement).

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (7) That, every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DUBLIN, IRELAND, ON MAY 15, 1996.

                                          ELAN CORPORATION, plc



                                          By         Donal J. Geaney
                                          -------------------------------------
                                                    (Donal J. Geaney)
                                                 Chief Executive Officer
                                                      and President

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON BEHALF OF ELAN CORPORATION, PLC BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
                 *                   Chairman of the Board            May 15, 1996
- ------------------------------------
         (Donald E. Panoz)

                 *                   Chief Executive Officer/         May 15, 1996
- ------------------------------------ President and Director
         (Donal J. Geaney)           (Principal Executive
                                     Officer)

                 *                   Chief Financial Officer/         May 15, 1996
- ------------------------------------ Executive Vice President
         (Thomas G. Lynch)           (Principal Financial
                                     Officer)

                 *                   Executive Vice President and     May 15, 1996
- ------------------------------------ Director
         (Kenneth W. McVey)

                 *                   Group Financial Controller       May 15, 1996
- ------------------------------------ (Principal Accounting
        (William F. Daniel)          Officer)
                                     Director                         May 15, 1996
                 *
- ------------------------------------
      (Howard C. Ansel, Ph.D.)

                 *                   Director                         May 15, 1996
- ------------------------------------
        (Garo Armen, Ph.D.)

             SIGNATURE                         CAPACITY                   DATE
             ---------                         --------                   ----
                 *                   Director                         May 15, 1996
- ------------------------------------
           (James Balog)

                 *                   Director                         May 15, 1996
- ------------------------------------
         (David R. Bethune)

                 *                   Director                         May 15, 1996
- ------------------------------------
         (Brendan Boushel)

                 *                   Director                         May 15, 1996
- ------------------------------------
         (Laurence Crowley)

                 *                   Director                         May 15, 1996
- ------------------------------------
          (Alan Gillespie)

                 *                   Director                         May 15, 1996
- ------------------------------------
         (Charles Greyston)

                 *                   Director                         May 15, 1996
- ------------------------------------
       (Kevin McIntyre, M.D.)

                 *                   Director                         May 15, 1996
- ------------------------------------
        (Richard Thornburgh)

          Thomas G. Lynch
- ------------------------------------
         (Thomas G. Lynch)


(As Attorney-in-fact for each of the
 persons indicated)*


Elan Pharmaceutical Research
 Authorized Representative


          Thomas G. Lynch            Secretary                        May 15, 1996
- ------------------------------------
         (Thomas G. Lynch)

                                 EXHIBIT INDEX

    2.1 Agreement and Plan of Merger, dated as of March 18, 1996, among Elan Corporation, plc, Elan Acquisition Corp. and Athena Neurosciences, Inc. (attached as Annex A to the Prospectus-Proxy Statement included in this Registration Statement).

    4.1 Amended and Restated Deposit Agreement, dated as of July 9, 1990 and amended on July 31, 1990, among Elan Corporation plc, The Bank of New York, as depositary, and the holders from time to time of the ADRs. Incorporated by reference to the Registration Statement on Form F-1 of Elan and Drug Research Corporation, plc, Registration No. 33-362777 filed with the Commission on August 8, 1990.

    5.1 Opinion of McCann FitzGerald Solicitors with respect to the legality of the securities registered hereby.

    8.1 Opinion of Pillsbury Madison & Sutro LLP with respect to certain tax matters.

    23.1   Consent of McCann FitzGerald Solicitors (included as part of
           Exhibit 5.1)

    23.2   Consent of Pillsbury Madison & Sutro LLP (included as part of
           Exhibit 8.1)

    23.3   Consent of KPMG

    23.4   Consent of Ernst & Young LLP, independent auditors

    23.5   Consent of PaineWebber Incorporated

    23.6   Consent of John Groom

    23.7   Consent of Dennis J. Selkoe

    24.1   Powers of Attorney

    99.1   Form of proxy to be mailed to stockholders of Athena
           Neurosciences, Inc.